                                               Filed pursuant to Rule 424(b)(2)
                                               under the Securities Act of 1933
                                                     Registration No. 333-28081



                         FIRST LAND AND INVESTMENT CO.

               TRANSACTION PROPOSED -- YOUR VOTE IS VERY IMPORTANT

         BancorpSouth, Inc. and First Land and Investment Co. have entered into an agreement and plan of reorganization which provides that, subject to shareholder approval and other conditions, First Land will sell all of its real property and then transfer substantially all of its assets to BancorpSouth for shares of BancorpSouth common stock. If the agreement and plan of reorganization is approved and the transfer of assets is completed, First Land will distribute the BancorpSouth shares received in exchange for substantially all of its assets to its shareholders in dissolution and liquidation of First Land within 120 days of the closing of the asset transfer.

         To satisfy the requirement of the agreement and plan of reorganization that First Land sell all of its real property, First Land has entered into an agreement for sale of its real property with Arkansas Pulpwood Company, Inc. which provides that First Land will sell all of its real property to Arkansas Pulpwood Company for $2,450,000, subject to shareholder approval and other conditions.

         The sale of the real property, the transfer of assets and the dissolution and liquidation of First Land cannot be completed without the approval of First Land's shareholders. First Land's Board of Directors has scheduled a special meeting of its shareholders to vote on the agreement and plan of reorganization and the dissolution and liquidation of First Land. Shareholders will also be asked to vote on the agreement for sale of real property. In order for the agreement and plan of reorganization, the dissolution and liquidation, and the agreement for sale of real property to be approved, at least a majority of the outstanding shares of First Land common stock and at least a majority of the outstanding shares of First Land common stock other than shares owned by or voted under the control of members of First Land's Board of Directors must be voted in favor of the agreement and plan of reorganization, the dissolution and liquidation of First Land and the agreement for sale of real property. The date, time and place of First Land's special meeting is as follows:

                                  May 2, 2002
                           2:00 P.m. (Central Time)
                             East City Hall Plaza
                               North Pine Street
                            Magnolia, Arkansas 71753

         The attached Prospectus Supplement/Proxy Statement provides you with detailed information about the proposed sale of real property, the transfer of substantially all of First Land's assets, the dissolution and liquidation of First Land and the companies involved. We encourage you to read it carefully. You can also obtain information about BancorpSouth from documents it has filed with the Securities and Exchange Commission.

         By way of example and for illustration purposes only, assuming that the asset transfer occurred on April 4, 2002, and making the additional assumptions described below, First Land would have received 474,367 shares of BancorpSouth common stock in exchange for its assets. As of April 4, 2002, the market value of the BancorpSouth common stock would have been valued based on the average of the April 3, 2002 high sale price of $19.85 and low sale price of $19.39, resulting in a market value of $19.62. Assuming that First Land had $1,400,000 in cash on hand and known liabilities of $100,000, the number of shares of BancorpSouth common stock would be calculated as follows:

             (433,593 * per share market value) + cash held - cash
                         to pay known liabilities - $500,000 =
                   -----------------------------------------
                             per share market value

            (433,593 * $19.62) + $1,400,000 - $100,000 - $500,000 =
             ----------------------------------------------------
                                     $19.62

                           $9,307,095 = 474,367 shares
                           ----------
                             $19.62

         Assuming that the liquidation and dissolution of First Land is accomplished immediately after the asset transfer and no shareholders exercise dissenters' rights, the number of shares of BancorpSouth common stock each shareholder would be entitled to receive is the number of First Land shares the shareholder owns multiplied by the following distribution ratio:

                      Distribution ratio = 474,367 = 3.483
                                           -------
                                           136,211

         In this example, a shareholder who owns 100 First Land shares would receive 348 shares of BancorpSouth common stock, plus a cash payment for three-tenths of a fractional share. In this example, the value of each First Land share would have been approximately $68.34.

         YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend the special meeting of shareholders, please take the time to vote your proxy by completing and mailing the enclosed proxy card to us. If your proxy is properly given and not revoked without indicating how you want to vote, your proxy will be counted as a vote in favor of the agreement and plan of reorganization, the dissolution and liquidation of First Land and the agreement for sale of real property. If you do not vote your proxy, the effect will be a vote against the agreement and plan of reorganization, the dissolution and liquidation of First Land and the agreement for sale of real property. If you attend the shareholders meeting, you may vote in person if you wish, even though you previously voted your proxy.


                                  Very truly yours,


                                  /s/ Partee Tuberville


                                  President
                                  First Land and Investment Co.

                         FIRST LAND AND INVESTMENT CO.

                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON MAY 2, 2002

TO THE SHAREHOLDERS OF FIRST LAND AND INVESTMENT CO.:

         This serves as notice to you that a special meeting of shareholders of First Land and Investment Co. will be held on May 2, 2002 at 2:00 p.m., Central Time, at East City Hall Plaza, North Pine Street, Magnolia, Arkansas 71753, for the purpose of considering and voting upon the following:

         - Approval of the Agreement and Plan of Reorganization, dated as of December 26, 2001, as amended, between First Land and Investment Co. and BancorpSouth, Inc., which provides for (i) the sale of all real property owned by First Land, (ii) the transfer of substantially all of the assets of First Land to BancorpSouth, Inc. in exchange for common stock of BancorpSouth, Inc. and (iii) the dissolution and liquidation of First Land.

         - Approval of the Agreement for Sale of Real Property, dated as of March 15, 2002, between First Land and Investment Co. and Arkansas Pulpwood Company, Inc., which provides for the sale of all of First Land's real property to Arkansas Pulpwood Company, Inc. for a purchase price of $2,450,000.

         Shareholders are entitled to assert dissenters' rights in connection with either the sale of First Land's real property pursuant to the agreement for sale of real property, the sale and exchange of substantially all of First Land's assets pursuant to the agreement and plan of reorganization, or both. If First Land shareholders dissent from either transaction, they will not be entitled to receive a distribution upon the dissolution and liquidation of First Land.

         Only shareholders of record of First Land common stock at the close of business on April 3, 2002 are entitled to notice of and to vote at the special meeting or any adjournments or postponements of the special meeting. In order for the agreement and plan of reorganization and the agreement for sale of real property to be approved, at least a majority of the outstanding shares of First Land common stock and at least a majority of the outstanding shares other than shares owned by or voted under the control of members of First Land's Board of Directors must be voted in favor of the agreement and plan of reorganization, the dissolution and liquidation of First Land and the agreement for sale of real property.

         If the agreement and plan of reorganization is approved, First Land will sell its real property and then transfer substantially all of its assets to BancorpSouth. Within 120 days after the closing of the asset transfer, First Land will distribute the shares of BancorpSouth common stock received in exchange for the transfer of its assets to its shareholders, other than First Land shareholders who properly exercised their rights to dissent from the asset transfer or the agreement for sale of real property, in dissolution and liquidation of First Land. The number of shares of BancorpSouth common stock exchanged for substantially all of First Land's assets, and therefore the number of shares which will later be distributed to First Land's shareholders, will fluctuate, depending on the market price of BancorpSouth common stock.

         We intend that First Land and First Land shareholders not recognize any gain or loss for U.S. federal income tax purposes as a result of the transfer of assets to BancorpSouth in exchange for shares of BancorpSouth common stock and the dissolution and liquidation of First Land, except to the extent First Land shareholders receive cash instead of fractional shares of BancorpSouth common stock or First Land shareholders who dissent from either the sale of First Land's real property pursuant to the agreement for the sale of real property, the sale and exchange of substantially all of First Land's assets pursuant to the agreement and plan of reorganization, or both, under Arkansas law. Determining the actual tax consequences of the reorganization to you can be complicated and will depend on your specific situation and many variables not within your control. You should consult your own tax advisor for a full understanding of the reorganization's tax consequences.

         PLEASE MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY TO FIRST LAND IN THE ENCLOSED ENVELOPE AT THE ADDRESS LISTED ON THE PROXY WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING. ALSO, PLEASE SIGN, DATE AND RETURN THE ENCLOSED LETTER OF INSTRUCTION TO FIRST LAND IN THE SAME ENVELOPE. All First Land shareholders are cordially invited to attend the special meeting. To ensure your representation at the special meeting, please complete and promptly mail the enclosed proxy in the enclosed return envelope. This will not prevent you from voting in person, but will help to secure a quorum and avoid added solicitation costs. You may revoke your proxy at any time before it is voted. Please review the Prospectus Supplement/Proxy Statement attached to this notice for more complete information regarding the proposed transactions and the special meeting.

                                       BY ORDER OF THE BOARD OF DIRECTORS


                                       /s/ Partee Tuberville


                                       President

April 4, 2002

PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED JANUARY 25, 2002)
AND PROXY STATEMENT


                               [BANCORPSOUTH LOGO]


                                  COMMON STOCK

         This Prospectus Supplement/Proxy Statement provides you with detailed information about a proposed (i) sale of real property by First Land and Investment Co., (ii) transfer of assets by First Land to BancorpSouth, Inc., and
(iii) dissolution and liquidation of First Land. This document also contains information about BancorpSouth and First Land. If the transactions are approved, First Land will sell all of its real property and then transfer substantially all of its assets to BancorpSouth in exchange for shares of BancorpSouth common stock. Upon dissolution of First Land within 120 days after the closing of the asset transfer, First Land shareholders, other than First Land shareholders who properly exercised their right to dissent, will receive a number of shares of BancorpSouth common stock in accordance with their respective interests in First Land, with cash to be paid in lieu of any fractional share interest of BancorpSouth common stock.

         In exchange for substantially all of its assets, First Land will receive a number of shares of BancorpSouth common stock equal to (a) the market value of 433,593 shares of BancorpSouth common stock, plus (b) cash held by First Land as of the closing date, less (c) cash necessary to pay all known liabilities of First Land, less (d) $500,000, all divided by the market value of a share of BancorpSouth common stock. The actual number of shares of BancorpSouth common stock exchanged for substantially all of First Land's assets depends on the market value of BancorpSouth common stock. The market value of a share of BancorpSouth common stock will be determined by taking the average of the high and the low sale prices on the New York Stock Exchange on the trading day preceding the closing date of the asset transfer. We encourage you to carefully read and consider this Prospectus Supplement/Proxy Statement in its entirety.

         You can obtain additional information about BancorpSouth from documents that it has filed with the Securities and Exchange Commission. For information on how to obtain copies of these documents, you should refer to the section of this document entitled "WHERE YOU CAN FIND MORE INFORMATION," which begins on page 51.

         BancorpSouth common stock is listed on the New York Stock Exchange under the symbol "BXS." On April 3, 2002, the closing price per share of BancorpSouth common stock reported on the New York Stock Exchange was $19.75.

         You should carefully consider the risk factors described in Item 7 of BancorpSouth's Annual Report on Form 10-K for the year ended December 31, 2000.

                                 ---------------

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSIONER HAS APPROVED OR DISAPPROVED OF THE SHARES OF BANCORPSOUTH COMMON STOCK TO BE ISSUED UNDER THIS PROSPECTUS SUPPLEMENT/PROXY STATEMENT OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT/PROXY STATEMENT IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                 ---------------

         SHARES OF BANCORPSOUTH COMMON STOCK ARE NOT SAVINGS OR DEPOSIT ACCOUNTS OR OTHER OBLIGATIONS OF ANY BANK OR SAVINGS ASSOCIATION, AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.


    The date of this Prospectus Supplement/Proxy Statement is April 4, 2002.

                                TABLE OF CONTENTS

                                                                                                  PAGE
                                                                                                  ----
QUESTIONS AND ANSWERS ABOUT THE TRANSACTION.........................................................1

SUMMARY.............................................................................................5

THE SPECIAL MEETING................................................................................13
         General...................................................................................13
         Proxies...................................................................................13
         Solicitation of Proxies...................................................................14
         Record Date and Voting Rights.............................................................14
         Submission by the Board of Directors......................................................15
         Dissenters' Rights........................................................................15

THE TRANSACTION....................................................................................21
         The Asset Transfer........................................................................21
         Dissolution and Liquidation of First Land.................................................22
         The Sale of First Land's Real Property....................................................23
         Background of the Transaction.............................................................24
         Actions of the Special Committee and Board of Directors of First Land.....................25
         First Land's Reasons for the Transaction; Submission by the Board of Directors............26
         Analysis of First Land's Financial Advisor................................................28
         BancorpSouth's Reasons for the Transaction................................................30
         Regulatory Approvals......................................................................31
         Accounting Treatment......................................................................31
         Certain U.S. Federal Income Tax Consequences..............................................31
         Interests of Certain Persons in the Transaction...........................................33
         Restrictions on Resales by Affiliates.....................................................33

THE AGREEMENT AND PLAN OF REORGANIZATION...........................................................35
         Delivery of Certificates..................................................................35
         Conditions to the Asset Transfer..........................................................35
         Termination of the Agreement and Plan of Reorganization...................................36
         Conduct of Business Prior to the Asset Transfer and Other Covenants.......................37
         Indemnification...........................................................................38
         Amendment of the Agreement and Plan of Reorganization.....................................38
         Waiver....................................................................................39
         Expenses..................................................................................39

PRICE RANGE OF COMMON STOCK AND DIVIDENDS..........................................................40

INFORMATION ABOUT BANCORPSOUTH.....................................................................41

INFORMATION ABOUT FIRST LAND.......................................................................43
         General...................................................................................43
         Certain Relationships and Related Transactions............................................43
         Investment Policies of First Land.........................................................43
         Description of First Land's Real Property.................................................44
         Tax Treatment of First Land and its Shareholders..........................................45
         Principal Shareholders and Management.....................................................46

COMPARISON OF RIGHTS OF SHAREHOLDERS...............................................................47
         Cumulative Voting; Action By Written Consent..............................................47
         Change of Control.........................................................................47
         Shareholder Nominations and Proposals.....................................................48
         Board of Directors........................................................................49
         Removal of Directors......................................................................49
         Authorized Capital Stock..................................................................50
         Rights of Shareholders to Call Special Meetings...........................................50

WHERE YOU CAN FIND MORE INFORMATION................................................................51

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION........................................53

LEGAL MATTERS......................................................................................54

EXPERTS............................................................................................54

PROSPECTUS DATED JANUARY 25, 2002 ............................................................... P-1

ANNEX A   -  AGREEMENT AND PLAN OF REORGANIZATION, AS AMENDED.................................... A-1

ANNEX B   -  AGREEMENT FOR SALE OF REAL PROPERTY ................................................ B-1

ANNEX C   -  PROVISIONS OF SUBCHAPTER 13 OF THE ARKANSAS BUSINESS CORPORATION
             ACT OF 1987, RELATING TO DISSENTERS' RIGHTS ........................................ C-1

ANNEX D   -  APPRAISAL OF REAL PROPERTY BY STEVENS FORESTRY SERVICE, INC......................... D-1

ANNEX E   -  APPRAISAL OF REAL PROPERTY BY KINGWOOD FORESTRY SERVICES, INC....................... E-1

ANNEX F   -  FAIRNESS OPINION ................................................................... F-1


             THIS PROSPECTUS SUPPLEMENT/PROXY STATEMENT INCORPORATES IMPORTANT BUSINESS AND FINANCIAL INFORMATION THAT IS NOT INCLUDED IN OR DELIVERED WITH THIS PROSPECTUS SUPPLEMENT/PROXY STATEMENT. THIS INFORMATION IS AVAILABLE WITHOUT CHARGE TO SECURITY HOLDERS UPON ORAL OR WRITTEN REQUEST TO CATHY S. FREEMAN, VICE PRESIDENT AND CORPORATE SECRETARY OF BANCORPSOUTH, INC., ONE MISSISSIPPI PLAZA, 201 SOUTH SPRING STREET, TUPELO, MISSISSIPPI, 38804, (662) 680-2000. TO ENSURE TIMELY DELIVERY OF THE REQUESTED INFORMATION, YOU SHOULD MAKE YOUR REQUEST BY APRIL 25, 2002, WHICH IS FIVE BUSINESS DAYS BEFORE THE DATE UPON WHICH YOU MUST MAKE YOUR INVESTMENT DECISION.

                    ----------------------------------------

             THIS PROSPECTUS SUPPLEMENT/PROXY STATEMENT IS NOT AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO PURCHASE ANY SECURITIES OTHER THAN SHARES OF BANCORPSOUTH COMMON STOCK TO WHICH IT RELATES OR AN OFFER TO ANY PERSON IN ANY JURISDICTION WHERE SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH AN OFFER.

                              QUESTIONS AND ANSWERS
                              ABOUT THE TRANSACTION

Q:      WHAT DO I NEED TO DO NOW?

A: You should read this Prospectus Supplement/Proxy Statement carefully in its entirety, including its annexes, to consider how the matters discussed will affect you. Whether or not you plan to attend the special meeting of First Land shareholders, please vote your proxy promptly by indicating on the enclosed proxy how you want to vote, and fill out your letter of instruction according to its instructions. Please sign and mail the proxy and the letter of instruction in the enclosed return envelope, which is addressed to First Land, as soon as possible so that your shares may be represented at the special meeting of shareholders. If your proxy is properly given and not revoked without indicating how you want to vote, your proxy will be counted as a vote in favor of the agreement and plan of reorganization between First Land and BancorpSouth, including the sale of all of First Land's real property and the dissolution and liquidation of First Land described in the agreement and plan of reorganization, and in favor of the agreement for sale of real property between First Land and Arkansas Pulpwood Company. If you do not vote on the agreement and plan of reorganization or if you abstain, the effect will be a vote against the agreement and plan of reorganization and the dissolution and liquidation of First Land. If you do not vote on the agreement for sale of real property, or if you abstain, the effect will be a vote against the agreement for sale of real property.

        Regardless of whether you plan to attend the special meeting in person, we encourage you to vote your proxy promptly. This will help to ensure that a quorum is present at the special meeting and will help reduce the costs associated with the solicitation of proxies.

Q:      MAY I CHANGE MY VOTE AFTER I HAVE MAILED MY SIGNED PROXY?

        Yes. You can take back your proxy at any time until shareholders vote at the special meeting of shareholders and either change your vote or attend the special meeting and vote in person.

        You may change your vote in any of the following ways:

        - by sending written notice to First Land prior to the special meeting stating that you would like to revoke your proxy;

        - by completing, signing and dating another proxy card and returning it by mail to First Land prior to the special meeting;

        -       by delivering at the special meeting a duly executed proxy; or

        -       by attending the special meeting and voting in person.

Q:      WHAT IS THE PURPOSE OF THIS PROSPECTUS SUPPLEMENT/PROXY STATEMENT?

A: This document serves as First Land's proxy statement and as BancorpSouth's prospectus. As a proxy statement, this document is being provided to First Land shareholders because First Land's Board of Directors is soliciting your proxy to vote to approve the agreement and plan of reorganization, the dissolution and liquidation of First Land and the agreement for sale of real property. As a prospectus, this document is being provided to First Land shareholders by BancorpSouth because First Land is receiving shares of BancorpSouth common stock in exchange for substantially all of its assets, and because, if the asset transfer is completed,

        First Land will distribute such shares of BancorpSouth common stock to its shareholders in connection with the dissolution and liquidation of First Land.

Q:      IS THERE OTHER INFORMATION I SHOULD CONSIDER?

A: Yes. Much of the business and financial information about BancorpSouth that may be important to you is not included directly in this document. Instead, this information is incorporated into this document by reference to documents separately filed by BancorpSouth with the Securities and Exchange Commission. This means that BancorpSouth may satisfy its disclosure obligations to you by referring you to one or more documents separately filed by them with the SEC. See "WHERE YOU CAN FIND MORE INFORMATION," beginning on page 51, for a list of documents that BancorpSouth has incorporated by reference into this Prospectus Supplement/Proxy Statement and for instructions on how to obtain copies of these documents. The documents are available to you without charge.

Q:      WHAT IF I CHOOSE NOT TO READ THE DOCUMENTS INCORPORATED BY REFERENCE?

A: Information contained in a document that is incorporated into this Prospectus Supplement/Proxy Statement by reference is part of this Prospectus Supplement/Proxy Statement, unless it is superseded by information contained directly in this Prospectus Supplement/Proxy Statement or in documents filed by BancorpSouth with the SEC after the date of this Prospectus Supplement/Proxy Statement. Information that is incorporated from another document is considered to have been disclosed to you whether or not you choose to read the document.

Q:      WHAT WILL FIRST LAND RECEIVE FOR THE ASSETS BEING TRANSFERRED TO
        BANCORPSOUTH?

A: In exchange for substantially all of its assets, First Land will receive a number of shares of BancorpSouth common stock equal to (a) the market value of 433,593 shares of BancorpSouth common stock, plus (b) cash held by First Land as of the closing date, less (c) cash necessary to pay all known liabilities of First Land, (d) less $500,000, all divided by the market value of a share of BancorpSouth common stock. The market value of a share of BancorpSouth common stock will be determined by taking the average of the high and the low sale prices for BancorpSouth common stock on the New York Stock Exchange on the trading day preceding the closing date of the asset transfer.

Q: WHAT WILL FIRST LAND SHAREHOLDERS RECEIVE UPON THE DISSOLUTION AND LIQUIDATION OF FIRST LAND?

A: Upon dissolution and liquidation of First Land, which will occur within 120 days of the closing of the asset transfer, the shares of BancorpSouth common stock received in connection with the asset transfer will be distributed by First Land to its shareholders, other than those who properly exercised their right to dissent from the agreement for sale of real property or the agreement and plan of reorganization, or both, in accordance with their respective ownership interests in First Land. First Land shareholders will receive cash instead of any fractional shares of BancorpSouth common stock to which they would otherwise be entitled. For an example illustrating how many shares a First Land shareholder may receive upon the liquidation and dissolution of First Land, see "THE TRANSACTION -- The Asset Transfer."

Q:      WHAT ARE THE TAX CONSEQUENCES OF THE TRANSACTIONS TO ME?

A: We intend that, for federal income tax purposes, the asset transfer to BancorpSouth and the dissolution and liquidation of First Land will be treated as a reorganization within the meaning of ss. 368(a)(1)(C) of the Internal Revenue Code, and, accordingly, that First Land and First Land shareholders will not recognize any gain or loss for U.S. federal income tax purposes as a result of the transfer of assets to BancorpSouth in exchange for shares of BancorpSouth common stock and the dissolution and liquidation of First Land, except to the extent First Land shareholders receive cash instead of fractional shares of BancorpSouth common stock or First Land shareholders who dissent under Arkansas law. Determining the actual tax consequences of the reorganization to you can be complicated and will depend on your specific situation and many variables not within your control. You should consult your own tax advisor for a full understanding of the reorganization's tax consequences.

        THIS TAX TREATMENT MAY NOT APPLY TO ALL FIRST LAND SHAREHOLDERS. YOU SHOULD CONSULT YOUR OWN TAX ADVISOR FOR A FULL UNDERSTANDING OF THE TAX CONSEQUENCES OF THE ASSET TRANSFER AND DISSOLUTION AND LIQUIDATION OF FIRST LAND THAT ARE PARTICULAR TO YOU.

Q:      WHAT HAPPENS IF I MISS THE PROXY DEADLINE?

A: Your proxy must be received by First Land prior to the shareholders meeting. Missing the proxy deadline will invalidate the proxy granted by the enclosed proxy and is therefore the same as voting against the agreement and plan of reorganization and the agreement for sale of real property unless you do one of the following:

        -       vote by proxy at the special meeting; or

        -       attend the special meeting and vote in person.

Q.      WHOM DO I CONTACT IF I HAVE QUESTIONS ABOUT THE REORGANIZATION?

A:      If you have more questions about the reorganization, you should contact:

        First Land and Investment Co.
        Post Office Box 111
        Magnolia, Arkansas 71753
        Attention: Partee Tuberville
        Phone Number: (870) 234-0473

Q.      ARE BANCORPSOUTH SHAREHOLDERS REQUIRED TO APPROVE THE REORGANIZATION?

A: No, BancorpSouth shareholders are not required to approve the reorganization.

Q.      DO I HAVE DISSENTERS' RIGHTS?

A: Yes, if you so choose, you are entitled to exercise dissenters' rights in connection with either the agreement for sale of real property, the sale and exchange of substantially all of First Land's assets pursuant to the agreement and plan of reorganization, or both. However, if you dissent from either transaction, you will not be entitled to receive a distribution upon the dissolution and liquidation of First Land.

Q.      WHEN WILL THE TRANSFER OF ASSETS BE COMPLETED?

A: We expect to complete the transaction in May 2002, promptly after the First Land shareholders approve the agreement and plan of reorganization and First Land sells its real property, provided that all of the other conditions to the transaction have been satisfied at such time. If the agreement for sale of real property and the agreement and plan of reorganization are approved, First Land will sell its real property and then promptly transfer substantially all of its assets to BancorpSouth in exchange for shares of BancorpSouth common stock.

                                    SUMMARY

         This summary highlights selected information from this document. It does not contain all of the information that is important to you. You should carefully read this entire document and the documents to which it refers you in order to understand fully the reorganization and to obtain a more complete description of the companies and the legal terms of the transaction. For information on how to obtain copies of documents referred to in this document, you should read the section of this document entitled "Where You Can Find More Information." Each item in this summary includes a page reference that directs you to a more complete description in this document of the topic discussed.

THE COMPANIES (PAGES P-1, 41 AND 43)

BANCORPSOUTH, INC.
One Mississippi Plaza
201 South Spring Street
Tupelo, Mississippi 38804
(662) 680-2000

         BancorpSouth is a Mississippi corporation and a bank holding company with commercial banking and financial services operations in Mississippi, Tennessee, Alabama, Arkansas, Texas and Louisiana. Its principal subsidiary is BancorpSouth Bank. At September 30, 2001, BancorpSouth had total assets of about $9.4 billion, deposits of about $7.8 billion, and shareholders' equity of about $796.4 million. For a more detailed description of BancorpSouth's business, please see "Information About BancorpSouth" on page 41 and the attached Prospectus, on page P-1, dated as of January 25, 2002.

FIRST LAND AND INVESTMENT COMPANY
Post Office Box 111
Magnolia, Arkansas 71753
(870) 234-0473

         First Land is an Arkansas corporation located in Magnolia, Arkansas. First Land's primary assets are 433,593 shares of BancorpSouth common stock and around 1000 acres of timberland located in Columbia and Lafayette counties, Arkansas. For a more detailed description of First Land's business, please see "Information About First Land" on page 43.

THE ASSET TRANSFER (PAGE 21)

         BancorpSouth and First Land have entered into an agreement and plan of reorganization, under which First Land will (i) sell all of its real property,
(ii) transfer substantially all of its assets, which consist of shares of BancorpSouth common stock, cash (less cash necessary to pay all known liabilities of First Land), furniture, fixtures and office equipment, to BancorpSouth, in exchange for BancorpSouth common stock and (iii) liquidate and dissolve, subject to the approval of First Land's shareholders and other conditions. BancorpSouth and First Land hope to complete the asset transfer during May 2002. The agreement and plan of reorganization, as amended, is attached to this Prospectus Supplement/Proxy Statement as Annex A. You should read it carefully.

THE SALE OF FIRST LAND'S REAL PROPERTY (PAGE 23)

         BancorpSouth will not acquire First Land's real property, which consists of around 1000 acres of timberland and certain mineral and royalty interests. A condition to the closing of the asset transfer to BancorpSouth is that First Land will sell its timberland and royalty interests to other parties. First Land has entered into an agreement for sale of real property with Arkansas Pulpwood Company, Inc. pursuant to which Arkansas Pulpwood Company will purchase all of First Land's real property for $2,450,000, subject to certain conditions, including approval of the agreement for sale of real property and the agreement and plan of reorganization by First Land's shareholders. First Land will pay capital gains taxes on the net proceeds of the sale of the timberland and royalty interests in excess of its basis in those assets. If the sale of the real property for $2,450,000 is consummated, it is expected that, after paying transaction costs and taxes, First Land will net approximately $1,630,000. The agreement for sale of real property is attached to this Prospectus Supplement/Proxy Statement as Annex B. You should read it carefully.

WHAT FIRST LAND WILL RECEIVE IN THE ASSET TRANSFER (PAGE 21)

         In exchange for substantially all of its assets, First Land will receive a number of shares of BancorpSouth common stock equal to (a) the market value of 433,593 shares of BancorpSouth common stock, plus (b) cash held by First Land as of the closing date, less (c) cash necessary to pay all known liabilities of First Land, less (d) $500,000, all divided by the market value of a share of BancorpSouth common stock. The market value of a share of BancorpSouth common stock will be determined by taking the average of the high and the low sale prices of BancorpSouth common stock on the New York Stock Exchange on the trading day preceding the closing date of the asset transfer.

WHAT FIRST LAND SHAREHOLDERS WILL RECEIVE UPON DISSOLUTION OF FIRST LAND
(PAGE 22)

         If the agreement and plan of reorganization is approved and the transfer of assets is completed, First Land will distribute the BancorpSouth shares received in exchange for substantially all of its assets and any other assets not conveyed to BancorpSouth to First Land's shareholders, except for shareholders that exercised their right to dissent from the agreement for sale of real property or the agreement and plan of reorganization, or both, in dissolution of First Land within 120 days of the closing of the asset transfer. No First Land shareholder will receive fractional shares of BancorpSouth common stock. Instead, a First Land shareholder will receive cash equal to the value of one share of BancorpSouth common stock as reported on the New York Stock Exchange on or around the time transfer of the shares of BancorpSouth common stock to the First Land shareholders is completed, multiplied by the fraction of a share of BancorpSouth common stock to which the shareholder would otherwise be entitled. See "THE AGREEMENT AND PLAN OF REORGANIZATION -- Conditions to the Asset Transfer."

BANCORPSOUTH'S STOCK PRICE WILL FLUCTUATE (PAGE 22)

         BancorpSouth expects the market price of its common stock to fluctuate due to market factors beyond its control before and following the closing of the asset transfer. Because the number of shares provided by BancorpSouth as consideration for substantially all of the assets of First Land depends upon the average of the high and low sale prices of a share of BancorpSouth common stock on the trading day preceding the closing of the asset transfer, the number of shares of BancorpSouth common stock that First Land (and its shareholders, as a result of the dissolution and liquidation of First Land) will receive in the reorganization may increase or decrease. BancorpSouth cannot assure you that the market price of BancorpSouth common stock will not increase or decrease before or after completion of the asset transfer.

SPECIAL SHAREHOLDERS MEETING (PAGE 13)

         A special meeting of the shareholders of First Land will be held on May 2, 2002 at the following time and place:

                                  May 2, 2002
                            2:00 p.m. (Central Time)
                              East City Hall Plaza
                               North Pine Street
                            Magnolia, Arkansas 71753

         At the special meeting, shareholders of First Land will be asked to approve the agreement and plan of reorganization, as amended, between First Land and BancorpSouth and the dissolution and liquidation of First Land, and the agreement for sale of real property between First Land and Arkansas Pulpwood Company, Inc.

ACTIONS OF THE SPECIAL COMMITTEE AND BOARD OF DIRECTORS OF FIRST LAND (PAGE 25)

         Five of First Land's eight directors are shareholders of BancorpSouth and therefore have an interest in the asset transfer. First Land's Board of Directors appointed a Special Committee of three disinterested directors to investigate the proposed transaction and make a recommendation to the Board of Directors. Upon completion of the investigation, the Special Committee concluded that the proposed transaction is in the best interests of First Land and its shareholders and unanimously recommended that the Board of Directors approve it. The Board of Directors concluded that the proposed transaction is in the best interests of First Land and its shareholders and unanimously approved it. The Board of Directors also unanimously approved submission of the proposed transaction to the shareholders, but without recommendation because of its conflict of interest. All members of the Board of Directors who are shareholders of First Land intend to vote their shares "FOR" approval of the agreement and plan of reorganization and the resulting dissolution and liquidation of First Land.

         After First Land had entered into the agreement and plan of reorganization with BancorpSouth, First Land received an offer from Arkansas Pulpwood Company to purchase all of First Land's real property. The Board of Directors unanimously determined that it was in the best interests of First Land and its shareholders to enter into the agreement for sale of real property with Arkansas Pulpwood Company, subject to certain conditions, including shareholder approval. Because the sale of the real property is a condition to the closing of the transfer of assets to BancorpSouth in which five of First Land's eight directors have an interest, the Directors unanimously approved submission of the agreement for the sale of real property to the shareholders without recommendation. All members of the Board of Directors who are shareholders in First Land intend to vote their shares "FOR" approval of the agreement for sale of real property.

VOTE REQUIRED TO COMPLETE THE ASSET TRANSFER AND DISSOLUTION (PAGE 15)

         In order for the asset transfer and dissolution and liquidation to be approved, at least (i) a majority of the outstanding shares of First Land common stock and (ii) a majority of the outstanding shares other than shares owned by or voted under the control of members of First Land's Board of Directors must be voted in favor of the agreement and plan of reorganization and the dissolution. First Land expects that its executive officers and directors will vote all of their shares of First Land common stock in favor of the agreement and plan of reorganization and the dissolution.

         The following chart describes the First Land shareholder vote required to approve the agreement and plan of reorganization:

             Number of shares of common stock of First Land
             outstanding on April 3, 2002......................  136,211

             Number of votes necessary to approve the agreement
             and plan of reorganization and dissolution and
             liquidation.......................................   68,106

             Percentage of outstanding shares of First Land
             common stock necessary to approve the agreement
             and plan of reorganization and dissolution and
             liquidation.......................................    50.01%

             Number of votes that executive officers and
             directors of First Land and their affiliates can
             cast as of April 3, 2002..........................   22,376

             Percentage of votes that executive officers and
             directors of First Land and their affiliates can
             cast as of April 3, 2002.........................     16.4%

             Number of shares of common stock of First Land
             exclusive of shares owned by or voted under the
             control of members of First Land's Board of
             Directors as of April 3, 2002....................  113,835

             Number of shares of First Land common stock
             exclusive of shares of common stock owned by or
             voted under the control of members of First
             Land's Board of Directors necessary to approve the
             agreement and plan of reorganization and
             dissolution and liquidation.......................   56,918

             Percentage of outstanding shares of First Land
             common stock exclusive of shares owned by or voted
             under the control of members of First Land's Board
             of Directors necessary to approve the agreement
             and plan of reorganization and dissolution and
             liquidation.......................................    50.01%

VOTE REQUIRED TO APPROVE THE AGREEMENT FOR SALE OF REAL PROPERTY (PAGE 15)

         The same votes necessary to approve the asset transfer and dissolution and liquidation of First Land as specified in the preceding chart are also required to approve the agreement for sale of real property.

RECORD DATE; VOTING POWER (PAGE 14)

         You can vote at the special meeting of First Land shareholders if you owned First Land common stock as of the close of business on April 3, 2002, the record date set by First Land's Board of Directors. Each share of First Land common stock is entitled to one vote. On April 3, 2002, there were 136,211 shares of First Land common stock outstanding and entitled to vote on the agreement and plan of reorganization and agreement for sale of real property. On April 3, 2002 there were 113,835 shares of First Land common stock outstanding exclusive of shares owned by or voted under the control of members of First Land's Board of Directors.

BACKGROUND OF THE TRANSACTION (PAGE 24)

         The Board of Directors of First Land has recognized for several years the inefficiencies inherent in continuing First Land as a business entity. In 1998, Mercer Capital Management, Inc. advised the Board of Directors that the most advantageous type of reorganization to First Land shareholders would be a tax-free reorganization with First United Bancshares, Inc. First United Bancshares determined that it would not enter into a reorganization with First Land.

         Upon the merger of First United Bancshares with and into BancorpSouth, First Land contacted BancorpSouth to determine BancorpSouth's interest in acquiring First Land or its assets. In late 2001, BancorpSouth submitted a proposal that, with modification, is embodied in the agreement and plan of reorganization.

WHY FIRST LAND WANTS TO TRANSFER ITS ASSETS TO BANCORPSOUTH (PAGE 26)

         First Land desires to transfer substantially all of its assets, which, after the sale of its real property, will consist primarily of shares of BancorpSouth common stock and cash, because the Board has reviewed other alternatives and believes that this transaction is the best option. The proposed transaction will eliminate administrative costs, legal fees and accounting fees that do not add value to First Land's assets, will provide First Land shareholders a liquid investment in place of an illiquid investment, will enable First Land shareholders who sell BancorpSouth shares formerly represented by First Land shares to realize an amount commensurate with the underlying value of First Land's assets, and may be consummated in a manner that allows First Land shareholders to exchange their shares of First Land stock for shares of BancorpSouth common stock without the recognition of taxable income by either First Land or its shareholders.

         In determining whether to approve the asset transfer, the Board of Directors of First Land consulted with its senior management and legal and financial advisors and considered the strategic, financial and other considerations referred to under "The Transaction - First Land's Reasons for the Transaction; Submission by the Board of Directors," starting at page 26.

WHY FIRST LAND WANTS TO SELL ITS REAL PROPERTY (PAGE 23)

        BancorpSouth will not acquire the real property and will not effect the asset transfer with First Land until after First Land sells its real property. A necessary step in the consummation of the agreement and plan of reorganization is the sale of First Land's real property.

ACCOUNTING TREATMENT (PAGE 31)

        We expect that the asset transfer will be treated as a purchase transaction under generally accepted accounting principles for accounting and financial reporting purposes.

FEDERAL INCOME TAX CONSEQUENCES (PAGE 31)

         We intend that, for federal income tax purposes, the asset transfer to BancorpSouth and the dissolution and liquidation of First Land will be treated as a reorganization within the meaning of ss. 368(a)(1)(C) of the Internal Revenue Code, and, accordingly, that First Land and First Land shareholders, except to the extent First Land shareholders receive cash instead of fractional shares of BancorpSouth common stock or First Land shareholders who dissent from the asset transfer or the sale of real property under Arkansas law, will not recognize any gain or loss for U.S. federal income tax purposes as a result of the transfer of assets to BancorpSouth in exchange for shares of BancorpSouth common stock and the dissolution and liquidation of First Land. Determining the actual tax consequences of the reorganization to you can be complicated and will depend on your specific situation and many variables not within your control. You should consult your own tax advisor for a full understanding of the reorganization's tax consequences.

         First Land will not be obligated to complete the reorganization unless it receives an opinion from its tax counsel, dated the closing date, that the reorganization will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a)(1)(C) of the Internal Revenue Code and that BancorpSouth and First Land will each be a party to that reorganization within the meaning of Section 368(b) of the Internal Revenue Code. If such opinion is rendered, the U.S. federal income tax consequences should be as described above. The opinion of First Land's tax counsel, however, does not bind the Internal Revenue Service and does not preclude the IRS or the courts from adopting a contrary position.

INTERESTS OF CERTAIN PERSONS IN THE TRANSACTION (PAGE 33)

         Five of the eight First Land directors are shareholders of BancorpSouth and will receive shares of BancorpSouth common stock upon the liquidation and dissolution of First Land on the same basis as other First Land shareholders.

YOU MAY DISSENT FROM THE SALE AND EXCHANGE OF SUBSTANTIALLY ALL OF THE ASSETS OR THE SALE OF THE REAL PROPERTY OR BOTH (PAGE 15)

         Arkansas law permits First Land shareholders to dissent from the sale of First Land's real property pursuant to the agreement for sale of real property, from the sale and exchange of substantially all of First Land's assets pursuant to the agreement and plan of reorganization, or both, and, if the transaction from which the shareholder dissents is completed, to receive the fair value of their shares of First Land common stock in cash. To do this, a First Land shareholder must follow certain procedures, including filing certain notices with First Land and refraining from voting their shares in favor of the transaction from which the shareholder dissents. If a shareholder dissents from either the sale of First Land's real property pursuant to the agreement for sale of real property or from the sale and exchange of substantially all of First Land's assets pursuant to the agreement and plan of reorganization and the transaction from which the shareholder dissents is completed, the shareholder will not be entitled to a distribution upon the dissolution of First Land, and the shareholder's only right will be to receive the appraised fair value of the shareholder's shares of First Land common stock in cash. A copy of the Arkansas statutes describing these dissenters' rights and the procedures for exercising them is attached as Annex C to this Prospectus Supplement/Proxy Statement. First Land shareholders who perfect their dissenters' rights and receive cash in exchange for their shares of First Land common stock may recognize gain or loss for U.S. federal income tax purposes.

         The exercise of dissenters' rights with respect to no more than 2% of First Land's shares is a condition precedent to the obligations of both First Land and BancorpSouth to complete the asset transfer. Therefore, the exercise of dissenters' rights with respect to more than 2% of First Land's shares would jeopardize the transaction.

NO REGULATORY APPROVALS REQUIRED (PAGE 31)

         First Land and BancorpSouth are not aware of any regulatory or governmental requirements that must be complied with or approvals that must be obtained in connection with the asset transfer or the subsequent dissolution and liquidation of First Land other than the requirements of the Arkansas Business Corporation Act of 1987 governing the dissolution of Arkansas corporations. BancorpSouth also intends to notify the Federal Reserve Board of the transactions.

CONDITIONS TO COMPLETION OF THE ASSET TRANSFER (PAGE 35)

         The completion of the asset transfer depends on a number of conditions being met, including the following:

         - Shareholders of First Land approving the agreement and plan of reorganization;

         -      The sale of all of First Land's real property;

         - The absence of any governmental order blocking completion of the transfer, or of any proceedings by a government body trying to block it; and

         - Receipt of an opinion of legal counsel to First Land that the asset transfer and liquidation and dissolution of First Land will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a)(1)(C) of the Internal Revenue Code and that BancorpSouth and First Land will each be a party to that reorganization.

         In cases where the law permits, a party to the agreement and plan of reorganization could elect to waive a condition that has not been satisfied and complete the asset transfer although the party is entitled not to complete the asset transfer. We cannot be certain whether or when any of these conditions will be satisfied (or waived, where permissible), or that the asset transfer will be completed.

TERMINATION OF THE AGREEMENT AND PLAN OF REORGANIZATION (PAGE 36)

         We can agree at any time to terminate the agreement and plan of reorganization without completing the transfer, even if the shareholders of First Land have already voted to approve it.

         BancorpSouth may terminate the agreement and plan of reorganization if the First Land shareholders fail to approve the agreement and plan of reorganization or if First Land's Board of Directors has withdrawn, modified or changed in a manner adverse to BancorpSouth its approval of the asset transfer, or its submission of the agreement and plan of reorganization and the transactions contemplated by it to its shareholders.

         In addition, either of us can terminate the agreement and plan of reorganization, as amended, in the following circumstances:

         - After a final decision by a governmental authority to prohibit the transfer, or 60 days after the rejection of an application for a required governmental approval;

         -      If the asset transfer is not completed by May 30, 2002; or

         - If the other party violates, in a significant way, any of its representations, warranties, covenants or obligations contained in the agreement and plan of reorganization.

         Generally, a party can only terminate the agreement and plan of reorganization in one of these situations if that party is not in violation of the agreement and plan of reorganization or if its violations of the agreement and plan of reorganization are not the cause of the event permitting termination.

COMPARATIVE PER SHARE MARKET PRICE INFORMATION (PAGE 40)

         Shares of BancorpSouth common stock are listed on the New York Stock Exchange. On December 24, 2001, the last full trading day prior to the signing of the agreement and plan of reorganization, BancorpSouth common stock closed at $16.97 per share. On April 3, 2002, BancorpSouth common stock closed at $19.75 per share. Of course, the market price of BancorpSouth common stock will fluctuate prior to and after completion of the asset transfer. You should obtain current stock price quotations for BancorpSouth common stock.

         There is no established trading market for shares of First Land common stock, which is inactively traded in private transactions. Therefore, reliable information is not available about the prices at which shares of First Land common stock have been bought and sold. In four separate transactions between 1999 and 2001, First Land purchased a total of 19,000 First Land shares of common stock at a price of $25.00 per share.

COMPARISON OF RIGHTS OF SHAREHOLDERS (PAGE 47)

         At the closing of the asset transfer, First Land will receive shares of BancorpSouth common stock, and at the time of dissolution and liquidation of First Land (which must occur within 120 days of the closing of the asset transfer), the shares of BancorpSouth common stock will be distributed to First Land shareholders, who will become BancorpSouth shareholders. BancorpSouth is a Mississippi corporation governed by provisions of the Mississippi Business Corporation Act and BancorpSouth's restated articles of incorporation and amended and restated bylaws. First Land is an Arkansas corporation governed by provisions of the Arkansas Business Corporation Act of 1987 and First Land's articles of incorporation, as amended, and bylaws, as amended. See "COMPARISON OF RIGHTS OF SHAREHOLDERS."

FORWARD-LOOKING STATEMENTS MAY PROVE INACCURATE (PAGE 53)

         This document, and other documents to which you are referred in this document, contain forward-looking statements that are subject to risks and uncertainties. Forward-looking statements generally refer to a future period and/or include any of the words "believes," "expects," "anticipates," "should," "will," "estimates," "plans" or "intends" or similar expressions. Many possible events or factors could affect each of our future financial results and performance and that of BancorpSouth after the reorganization and could cause those results or performance to differ materially from those expressed in forward-looking statements. These possible events or factors include the following:

         -      Legal and regulatory risks and uncertainties;

         - Economic, political and competitive forces affecting our businesses, markets, constituencies or securities; and

         - Inaccuracies in our analyses of these risks and forces, and lack of success of strategies developed to deal with them.

                               THE SPECIAL MEETING

GENERAL

         This Prospectus Supplement/Proxy Statement is first being mailed, on or about April 4, 2002, to all persons who were First Land shareholders on April 3, 2002.

         Along with this Prospectus Supplement/Proxy Statement, First Land shareholders are being provided with a Notice of Special Meeting, a form of proxy card that is solicited by First Land's Board of Directors for use at the special meeting of First Land shareholders and at any adjournments or postponements of that meeting and a letter of instruction, pursuant to which the shareholders shall provide guidance as to how shares of BancorpSouth common stock they will be entitled to receive upon the dissolution and liquidation of First Land should be issued.

         At the special meeting, First Land shareholders will consider and vote upon a proposal to approve the Agreement and Plan of Reorganization, dated as of December 26, 2001, as amended, between First Land and BancorpSouth, which provides for the sale of First Land's real property, the transfer of substantially all of First Land's assets to BancorpSouth and the dissolution and liquidation of First Land. First Land shareholders will also consider and vote upon a proposal to approve an Agreement for Sale of Real Property which provides for the sale of all of First Land's real property to Arkansas Pulpwood Company for $2,450,000.

         The special meeting of First Land shareholders will be held at the following time and place:

                                  May 2, 2002
                            2:00 p.m. (Central Time)
                              East City Hall Plaza
                               North Pine Street
                            Magnolia, Arkansas 71753

PROXIES

         We encourage First Land shareholders to promptly vote their proxies by completing, signing, dating and returning the enclosed proxy solicited by First Land's Board of Directors if they are unable to attend the special meeting in person or wish to have their shares of First Land common stock voted by proxy even if they do attend the meeting.

         A First Land shareholder may revoke any proxy given in connection with this solicitation by:

         - Delivering to First Land's corporate secretary a written notice revoking the proxy prior to the taking of the vote at the special meeting;

         - Delivering to First Land's corporate secretary a duly executed proxy relating to the same shares bearing a later date;

         - Delivering at the special meeting a duly executed proxy relating to the same shares; or

         - Attending the meeting and voting in person (however, attendance at the special meeting without voting at the meeting will not in and of itself constitute a revocation of a proxy).

         First Land shareholders should address all written notices of revocation and other communications with respect to the revocation of proxies to the following:

                          First Land and Investment Co.
                               Post Office Box 111
                            Magnolia, Arkansas 71753
                           Attention: Homer Greer, Jr.

         For a notice of revocation or later proxy to be valid, however, First Land must actually receive it prior to the vote of First Land shareholders at the special meeting. First Land will vote all shares of First Land common stock represented by valid proxies received through this solicitation and not revoked before they are exercised as instructed by the shareholders signing the proxies. If no specification is made, shares of First Land common stock represented by proxies received will be voted for approval of the agreement and plan of reorganization, the dissolution and liquidation of First Land, the agreement for sale of real property and in the discretion of the proxy holder as to any other matters that properly may come before the special meeting.

         First Land is currently unaware of any other matters that may be presented for action at the special meeting. If other matters do properly come before the special meeting, then shares of First Land common stock represented by proxies will be voted (or not voted) by the persons named in the proxies in their discretion.

SOLICITATION OF PROXIES

         In addition to the solicitation of proxies by mail, if necessary, First Land may use several of its directors to solicit proxies from First Land shareholders, either personally or by telephone, telegram, facsimile or special delivery letter. Such directors will not be specially compensated.

RECORD DATE AND VOTING RIGHTS

         First Land's Board of Directors has fixed April 3, 2002 as the record date for the determination of First Land shareholders entitled to receive notice of and to vote at First Land's special meeting of shareholders. Accordingly, only First Land shareholders of record at the close of business on April 3, 2002 will be entitled to notice of and to vote at the special meeting. At the close of business on First Land's record date, there were 136,211 shares of First Land common stock entitled to vote at the special meeting held by around 379 holders of record, and the directors of First Land beneficially owned or exercised voting control of around 16.4% of the outstanding shares of First Land common stock.

         The presence, in person or by proxy, of shares of First Land common stock representing a majority of the votes entitled to be cast at the First Land special meeting is necessary to constitute a quorum. Each share of First Land common stock outstanding on First Land's record date entitles its holder to one vote as to the approval of the agreement and plan of reorganization, the dissolution and liquidation of First Land, the agreement for sale of real property and any other proposal that may properly come before the special meeting.

         For purposes of determining the presence or absence of a quorum for the transaction of business, First Land will count shares of First Land common stock present in person at the special meeting but not voting, and shares of First Land common stock for which it has received proxies but with respect to which holders of such shares have abstained, as present at the special meeting. Abstentions are counted as present at the First Land special meeting for purposes of determining whether a quorum exists and have the effect of a vote "against" any matter as to which they are specified.

         Under Arkansas law, approval of the agreement for sale of real property, the agreement and plan of reorganization and the dissolution and liquidation of First Land requires the affirmative vote of the holders of a majority of all outstanding shares of First Land and the holders of a majority of the outstanding shares of First Land other than those owned by or voted under the control of members of First Land's Board of Directors entitled to be cast on the agreement and plan of reorganization, the agreement for sale of real property and the dissolution. Because approval of the agreement and plan of reorganization and the agreement for sale of real property requires the affirmative vote of the holders of a majority of the outstanding shares of First Land common stock and the holders of a majority of the outstanding shares of First Land other than those owned by or voted under the control of members of First Land's Board of Directors, abstentions will have the same effect as negative votes. Accordingly, First Land's Board of Directors urges First Land shareholders to complete, date and sign the enclosed proxy card and return it promptly in the enclosed, postage-paid envelope.

SUBMISSION BY THE BOARD OF DIRECTORS

         First Land's Board of Directors has unanimously approved the agreement and plan of reorganization. Five of First Land's eight directors are shareholders of BancorpSouth and therefore have an interest in the asset transfer. First Land's Board of Directors appointed a Special Committee of three disinterested directors to investigate the proposed transaction with BancorpSouth and make a recommendation to the Board of Directors. Upon completion of the investigation, the Special Committee concluded that the proposed transaction is in the best interests of First Land and its shareholders and unanimously recommended that the Board of Directors approve it. The Board of Directors concluded that the proposed transaction is in the best interests of First Land and its shareholders and unanimously approved it. The Board of Directors also unanimously approved submission of the proposed transaction to the shareholders, but without recommendation because of its conflict of interest. The conclusions of First Land's Special Committee and Board of Directors with respect to the transaction are based on a number of factors. See "THE TRANSACTION -- Reasons for the Transaction; Submission by the Board of Directors." All members of the Board of Directors who are shareholders of First Land intend to vote their shares "FOR" approval of the agreement and plan of reorganization.

         After First Land had entered into the agreement and plan of reorganization with BancorpSouth, First Land received an offer from Arkansas Pulpwood Company, Inc. to purchase all of First Land's real property. The Board of Directors unanimously determined that it was in the best interest of First Land and its shareholders to enter into the agreement for sale of real property with Arkansas Pulpwood Company, subject to certain conditions, including shareholder approval and the expected closing of the asset transfer with BancorpSouth. Because the sale of the real property is a condition to the closing of the transfer of assets to BancorpSouth in which five of First Land's eight directors have an interest, the Directors unanimously approved submission of the agreement for the sale of real property to the shareholders without recommendation. All members of the Board of Directors who are shareholders of First Land intend to vote their shares "FOR" approval of the agreement for sale of real property.

DISSENTERS' RIGHTS

         Holders of First Land common stock who notify First Land in writing of their intent to demand payment for their shares before the vote on the agreement and plan of reorganization, the agreement for sale of real property, or both, and who do not vote in favor of the transaction from which they dissent, will be entitled to dissenters' rights and to demand payment of the fair value of their shares as a result of the sale and exchange of substantially all of First Land's assets not in the ordinary course of business under Subchapter 13 of the Arkansas Business Corporation Act of 1987. If a shareholder dissents from either the sale of First Land's real property pursuant to the agreement for sale of real property or from the sale and exchange of substantially all of First Land's assets pursuant to the agreement and plan of reorganization, or both, and the transaction or transactions from which the shareholder dissents is completed, the shareholder will not be entitled to a distribution upon the dissolution of First Land, and the shareholder's only right will be to receive the appraised fair value of the shareholder's shares of First Land common stock in cash.

         If the statutory procedure is followed and dissenting holders and First Land do not otherwise agree on the value of such holders' shares, these rights could lead to a judicial determination of the fair value required to be paid to such dissenting holders for their shares. Arkansas law defines "fair value" as the value of the shares immediately before consummation of the transaction from which the holders dissent, excluding any appreciation or depreciation in anticipation of the transaction unless such exclusion would be inequitable, but it does not prescribe a method for determining fair value. Consequently, any judicial determination of the fair value of the shares could be based upon any valuation method or combination of methods the court deems appropriate, and the value so determined could be more or less than the consideration paid in connection with the asset transfer. If any holder of shares who demands payment under Arkansas law fails to perfect, or effectively waives, his or her right to payment as a dissenting shareholder, as provided under Arkansas law, the shareholder will receive a distribution upon the dissolution of First Land according to his or her percentage ownership interest in First Land.

         A person having a beneficial interest in shares of First Land common stock that are held of record in the name of another person, such as a nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect whatever dissenters' rights the beneficial owner may have, or must submit to First Land the record shareholder's written consent to the dissent not later than the time the beneficial owner asserts dissenters' rights, and must do so with respect to all shares that such person beneficially owns.

         A First Land shareholder of record may assert dissenters' rights as to fewer than all of the shares registered in such holder's name only if the holder dissents with respect to all shares beneficially owned by any one person and notifies First Land in writing of the name and address of each person on whose behalf the holder asserts dissenters' rights. The rights of a partial dissenter are determined as if the shares as to which the holder dissents and the holder's other shares were registered in the names of different shareholders.

         The following discussion is not a complete statement of the law pertaining to dissenters' rights under the Arkansas Business Corporation Act of 1987. Any First Land shareholder who wishes to exercise such dissenters' rights, or who wishes to preserve his or her right to do so, should review Subchapter 13 of the Arkansas Business Corporation Act of 1987, a copy of which is attached as Annex C to this Prospectus Supplement/Proxy Statement, and the following discussion carefully.

         The availability of dissenters' rights is conditioned upon full compliance with a complicated procedure set forth in Subchapter 13 of the Arkansas Business Corporation Act of 1987. Failure to timely and properly comply with the procedures specified will result in the complete loss of dissenters' rights. Accordingly, any First Land shareholder who wishes to dissent from the asset transfer or the sale of real property, or both, and receive the value of his or her First Land common stock in cash should consult with his or her own legal counsel. No further notice of the events giving rise to dissenters' rights or any steps associated with exercising dissenters' rights will be furnished to First Land shareholders, except as indicated below or otherwise required by law.

         A First Land shareholder cannot vote for the transaction from which the shareholder dissents and pursue dissenters' rights. However, a First Land shareholder's failure to vote against the transaction from which the shareholder dissents will not constitute a waiver of his or her dissenters' rights. In addition, a vote against the transaction from which the shareholder dissents will not be deemed to satisfy all of the notice requirements under Arkansas law with respect to dissenters' rights.

         PROCEDURE FOR THE EXERCISE OF FIRST LAND SHAREHOLDERS DISSENTERS' RIGHTS. In order to be eligible to exercise the right to dissent, a First Land shareholder must:

         - Notify First Land in writing prior to the shareholders' vote that the First Land shareholder intends to demand payment for his or her shares of First Land common stock if the sale of real property or sale and exchange of substantially all of First Land's assets is completed; and

         - Not vote such shares of First Land common stock in favor of the transaction from which the shareholder dissents.

         The written notice of intent to dissent should be addressed as follows:

                          First Land and Investment Co.
                               Post Office Box 111
                            Magnolia, Arkansas 71753
                           Attention: Homer Greer, Jr.

         If the transaction from which the shareholder dissents is approved at the First Land special meeting, First Land must deliver a written dissenters' notice to all dissenting First Land shareholders who satisfied the requirements referred to in the preceding paragraph within 10 days after the shareholders approve the transaction. This notice must:

        - State where the First Land shareholders must send demand for payment of their shares of First Land common stock if the transaction from which the shareholder dissents is completed and where and when First Land common stock certificates must be deposited;

        - Inform holders of uncertificated shares of First Land common stock to what extent transfer of the shares will be restricted after the demand for payment is received;

        - Supply a form for demanding payment that includes the date of the first announcement of the transaction from which the shareholder dissents to news media or to shareholders and requires the dissenting shareholder to certify whether or not he or she or, if a nominee asserting dissenters' rights on behalf of a beneficial shareholder, the beneficial shareholder acquired beneficial ownership before that date;

        - Set a date by which First Land must receive the demand for payment, which date may not be fewer than 30 nor more than 60 days after the date the dissenters' notice is delivered; and

        - Be accompanied by a copy of Subchapter 13 of the Arkansas Business Corporation Act of 1987.

         A First Land shareholder of record who is sent a dissenters' notice must demand payment in accordance with the terms of the dissenters' notice, certify that he or she (or the beneficial shareholder on whose behalf such holder is asserting dissenters' rights) acquired beneficial ownership of the shares of First Land common stock before the date required to be set forth in the dissenters' notice and deposit his or her certificates representing shares of First Land common stock in accordance with the terms of the dissenters' notice.

         A First Land shareholder who demands payment and deposits his or her stock certificates in accordance with the previous paragraph retains all other rights of a First Land shareholder until those rights are canceled or modified by the completion of the asset transfer and subsequent dissolution and liquidation of First Land.

         A First Land shareholder who does not demand payment by the date set forth in the dissenters' notice is not entitled to payment for his or her shares of First Land common stock except for payments to be made pursuant to the terms of the agreement and plan of reorganization and in connection with the dissolution and liquidation of First Land.

         FIRST LAND'S PAYMENT OR OFFER OF PAYMENT. Except as described below, as soon as the transaction from which the shareholder dissents is completed, or upon receipt of a demand for payment, First Land must pay each dissenting First Land shareholder who has complied with the payment demand and deposit requirements described above the amount First Land estimates to be the fair value of the First Land shareholder's shares of First Land common stock, plus accrued interest from the time the transaction is completed. First Land must pay the rate of interest in the manner and amount described in Section 4-27-1301(4) of the Arkansas Business Corporation Act of 1987. This offer of payment must be accompanied by the following:

         - First Land's balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year and the latest available interim financial statements, if any;

         - A statement of First Land's estimate of the fair value of the shares of First Land common stock;

         -      An explanation of how the interest was calculated;

         - A statement of the dissenting shareholder's right to demand payment under Section 4-27-1328 of the Arkansas Business Corporation Act of 1987; and

         - A copy of Subchapter 13 of the Arkansas Business Corporation Act of 1987.

         First Land may elect to withhold payment from a dissenting shareholder under Section 4-27-1327 of the Arkansas Business Corporation Act of 1987 unless he or she was the beneficial owner of the shares before the date set forth in the dissenters' notice as the date of the first announcement to news media or to shareholders of the transaction from which the shareholder dissents. To the extent First Land elects to withhold payment, it must estimate, after the completion of the transaction, the fair value of the First Land shareholder's shares of First Land common stock, plus accrued interest, and must pay this amount to each dissenting shareholder who agrees to accept it in full satisfaction of his or her demand. First Land must send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated and a statement of the dissenting shareholder's right to demand payment.

         If dissatisfied with First Land's offer of payment, a dissenting First Land shareholder may notify First Land in writing of the shareholder's own estimate of the fair value of his or her shares of First Land common stock and amount of interest due. The dissenting shareholder may demand payment of the shareholder's estimate (less any payments previously made) or reject First Land's offer and demand payment of the fair value of the shareholder's shares of First Land common stock and interest due, if:

         -      The dissenting shareholder believes that the amount paid under
                Section 4-27-1325 or offered under Section 4-27-1327 of the Arkansas Business Corporation Act of 1987 is less than the fair value of the shareholder's shares of First Land common stock or that the interest due is incorrectly calculated;

         - First Land fails to make payment within 60 days after the date set forth demanding payment; or


         - First Land, having failed to complete the transaction from which the shareholder dissents, does not return the deposited certificates or release the transfer restrictions imposed on the uncertificated shares of First Land common stock within 60 days after the date set for demanding payment.

         However, a dissenting First Land shareholder waives the right to demand such payment unless the shareholder notifies First Land of such demand in writing within 30 days after First Land made or offered payment for the shareholder's shares of First Land common stock.

         If the transaction from which the shareholder dissents is not completed within 60 days after the date set for demanding payment and depositing share certificates of a dissenting First Land shareholder's shares of First Land common stock, First Land must return the deposited certificates and release the transfer restrictions imposed on the uncertificated shares of First Land common stock. If First Land, after returning deposited certificates and releasing the transfer restrictions imposed upon the shareholder's shares of First Land common stock, completes the transaction from which the shareholder dissents, a new dissenters' notice must be delivered to the shareholder and the payment demand procedure discussed above must be repeated.

         First Land, and not BancorpSouth, shall be responsible for making any and all payments which dissenting shareholders are entitled to receive. Neither First Land nor BancorpSouth is obligated to complete the asset transfer if dissenters' rights are perfected with respect to more than 2% of the outstanding shares of First Land.

         JUDICIAL APPRAISAL OF FIRST LAND COMMON STOCK. If a demand for payment under Section 4-27-1328 of the Arkansas Business Corporation Act of 1987 remains unsettled, First Land must commence a proceeding within 60 days after receiving the demand for payment and petition the relevant court to determine the fair value of the shares of First Land common stock and accrued interest. If First Land does not commence this proceeding within this 60-day period, it must pay each dissenting First Land shareholder whose demand remains unsettled the amount demanded.

         First Land must commence any such proceeding relating to First Land common stock in the circuit court of Columbia County, Arkansas. First Land must make all dissenting shareholders whose demands remain unsettled, whether or not residents of Arkansas, parties to the proceeding and must serve all parties with a copy of the petition. The court may appoint one or more persons as appraisers to receive evidence and recommend a fair value. The appraisers will have the powers described in the order appointing them. Dissenting shareholders are entitled to the same discovery rights as parties to other civil proceedings.

         Each dissenting First Land shareholder made a party to the proceeding is entitled to judgment for the amount the court finds as the fair value of such shareholder's shares of First Land common stock, plus interest, less the amount paid by First Land, or for the fair value, plus accrued interest, of the shareholder's after-acquired shares for which First Land elected to withhold payment under Section 4-27-1327 of the Arkansas Business Corporation Act of 1987.

         The court, in an appraisal proceeding, must determine all costs of the proceeding, including the reasonable compensation and expense of appraisers appointed by the court. The court must assess these costs against First Land, except that the court may assess costs against all or some of the dissenting shareholders in amounts the court finds equitable, to the extent that the court finds that the dissenting shareholders acted arbitrarily, vexatiously or not in good faith in demanding payment.

         The court may also assess the reasonable fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable, as follows:

         - Against First Land or in favor of any and all dissenting shareholders if the court finds that First Land did not substantially comply with the requirements of Sections 4-27-1320 through 4-27-1328 of the Arkansas Business Corporation Act of 1987; or

         - Against either First Land or a dissenting shareholder, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by Subchapter 13 of the Arkansas Business Corporation Act of 1987.

         If the court finds that the services of counsel for any dissenting First Land shareholder were of substantial benefit to other dissenting shareholders similarly situated, and that the fees for those services should not be assessed against First Land, the court may award to those counsel reasonable fees to be paid out of the amounts awarded to the dissenting First Land shareholders who were benefited.

         Any dissenting First Land shareholder who perfects his or her right to be paid the fair value of his or her shares will recognize taxable gain or loss upon receipt of cash for his or her shares for federal income tax purposes.

                                 THE TRANSACTION

         The discussion in this Prospectus Supplement/Proxy Statement of the transfer of substantially all the assets of First Land to BancorpSouth and the dissolution and liquidation of First Land does not purport to be complete and is qualified by reference to the full text of the agreement and plan of reorganization and the other annexes attached to, and incorporated by reference into, this Prospectus Supplement/Proxy Statement.

THE ASSET TRANSFER

         Under the terms of the agreement and plan of reorganization, First Land shall, after the sale of First Land's real property, transfer substantially all of its assets to BancorpSouth. The assets include shares of BancorpSouth stock, all cash held by First Land as of the closing date (except for cash necessary to pay all known liabilities), and certain furniture, fixtures and office equipment. In exchange for substantially all of its assets, First Land will receive a number of shares of BancorpSouth common stock, the value of which is equal to (a) the market value of 433,593 shares of BancorpSouth common stock, plus (b) cash held by First Land as of the closing date, less (c) cash necessary to pay all known liabilities of First Land, including all income taxes accrued or owed by First Land, expenses relating to the transactions contemplated by the agreement and plan of reorganization incurred by BancorpSouth and First Land, all amounts reserved to pay dissenting shareholders and expenses related to dissenting shareholders, and amounts reserved to pay fractional shares upon the distribution of BancorpSouth common stock to the First Land shareholders, less
(d) $500,000, all divided by the market value of a share of BancorpSouth common stock.

         The market value of a share of BancorpSouth common stock will be determined by taking the average of the high and the low sale prices on the New York Stock Exchange on the trading day preceding the closing date of the asset transfer. Upon dissolution of First Land, which will occur within 120 days of the closing of the asset transfer, the shares of BancorpSouth common stock received in connection with the asset transfer will be distributed to First Land's shareholders, other than those who properly exercised their right to dissent from the asset transfer, in accordance with their respective ownership interests in First Land.

         Subject to the satisfaction or waiver of certain conditions set forth in the agreement and plan of reorganization, the asset transfer will become effective upon the exchange of substantially all of First Land's assets for the appropriate number of shares of BancorpSouth common stock. See "THE AGREEMENT AND PLAN OF REORGANIZATION -- Conditions to the Asset Transfer."

         By way of example and for illustration purposes only, assuming that the asset transfer occurred on April 4, 2002, and making the additional assumptions described below, First Land would have received 474,367 shares of BancorpSouth common stock in exchange for its assets. As of April 4, 2002, the market value of the BancorpSouth common stock would have been valued based on the average of the April 3 high sale price of $19.85 and low sale price of $19.39, resulting in a market value of $19.62. Assuming that First Land had $1,400,000 in cash on hand and known liabilities of $100,000, the number of shares of BancorpSouth common stock would be calculated as follows:

            (433,593 * per share market value) + cash held - cash to
                         pay known liabilities - $500,000           =
             ------------------------------------------------------
                              per share market value

            (433,593 * $19.62) + $1,400,000 - $100,000 - $500,000   =
             ------------------------------------------------------
                                     $19.62

                           $9,307,095 = 474,367 shares
                           ----------
                             $19.62

         Assuming that the liquidation and dissolution of First Land is accomplished immediately after the asset transfer and no shareholders exercise dissenters' rights, the number of shares of BancorpSouth common stock each shareholder would be entitled to receive is the number of First Land shares the shareholder owns multiplied by the following distribution ratio:

                      Distribution ratio = 474,367 = 3.483
                                           -------
                                           136,211

         In this example, a shareholder who owns 100 First Land shares would receive 348 shares of BancorpSouth common stock, plus a cash payment for three-tenths of a fractional share. In this example, the value of each First Land share would have been approximately $68.34.

         Holders of shares of First Land common stock with respect to which dissenters' rights have been properly exercised in accordance with Subchapter 13 of the Arkansas Business Corporation Act of 1987 will not receive a distribution upon the dissolution of First Land. Instead, the holders of these shares will be entitled to cash payment of the value of their shares in accordance with Subchapter 13 of the Arkansas Business Corporation Act of 1987. First Land, not BancorpSouth, shall be responsible for making any and all payments which dissenting shareholders may be entitled to receive.

         If any holder of these shares subsequently delivers a written withdrawal of his or her demand for dissenters' rights, or if any holder fails to establish his or her entitlement to dissenters' rights, the holder will forfeit the right to dissent from the asset transfer and he or she will be entitled to a distribution from First Land upon its dissolution and liquidation. See "SPECIAL MEETING -- Dissenters' Rights."

         BancorpSouth expects the market price of BancorpSouth common stock to fluctuate due to market factors beyond its control between the date of this Prospectus Supplement/Proxy Statement and the date on which the asset transfer is completed and thereafter. Because the number of shares provided by BancorpSouth as consideration for substantially all of the assets of First Land depends upon the average of the high and low sale prices of a share of BancorpSouth common stock on the trading day preceding the closing of the asset transfer, the number of shares of BancorpSouth common stock that First Land (and its shareholders, as a result of the dissolution and liquidation of First Land) will receive in the asset transfer may increase or decrease. For further information concerning the historical market prices of BancorpSouth common stock, see "PRICE RANGE OF COMMON STOCK AND DIVIDENDS" on page 40. BancorpSouth cannot assure you that the market price of BancorpSouth common stock will not increase or decrease before or after the asset transfer.

DISSOLUTION AND LIQUIDATION OF FIRST LAND

         Within 120 days after completion of the asset transfer, First Land will distribute the shares of BancorpSouth common stock received in exchange for its assets and any assets not conveyed to BancorpSouth, less any amounts necessary to pay liabilities and expenses, to First Land's shareholders in accordance with their respective ownership interests and applicable law. No First Land shareholder will receive fractional shares of BancorpSouth common stock. Instead, a First Land shareholder will receive cash equal to the average of the high and low sale prices per share of BancorpSouth common stock as reported on the New York Stock Exchange on the trading day preceding the date on which the transfer is completed, multiplied by the fraction of a share of BancorpSouth common stock to which the shareholder would otherwise be entitled.

THE SALE OF FIRST LAND'S REAL PROPERTY

        First Land has entered into an agreement for sale of real property with Arkansas Pulpwood Company, Inc. pursuant to which Arkansas Pulpwood Company will purchase all of First Land's real property for $2,450,000, subject to certain conditions, including approval of the agreement for sale of real property and the agreement and plan of reorganization by First Land's shareholders. The agreement for sale of real property is attached as Annex B to this Prospectus Supplement/Proxy Statement.

        First Land has obtained appraisals of its timberland from Stevens Forestry Service, Inc., El Dorado, Arkansas, and Kingwood Forestry Services, Inc., Arkadelphia, Arkansas. These appraisals indicate market values for the timberland exclusive of mineral rights of $2,520,000 and $2,338,000, respectively. First Land's Board of Directors determined that it was in the best interests of First Land and its shareholders to enter into the agreement for sale of real property for $2,450,000. If First Land had solicited bids for the real property, it would have no assurance that the total sale price for the real property would equal or exceed the amount of either appraisal. Based on the sale price of $2,450,000, after making allowance for the costs of the sale of around $20,000 and for state and federal income taxes of around $800,000, First Land is expected to net a total of around $1,630,000 from the sale of the real property.

        Stevens Forestry Service, Inc. is an independent forestry consulting firm engaged in, among other things, the management and appraisal of timberland in southwest Arkansas, northwest Louisiana and northeast Texas. Stevens provides professional management for around 100,000 acres of timberland. Stevens conducts around 24 appraisals of timberland annually. Stevens was selected to conduct an appraisal of First Land's timberland based on its reputation. Stevens has not previously provided any services to First Land.

        The Stevens appraisal was based on data regarding timber volume on First Land's timberland provided to Stevens by Jeff Neil Timberland Management, Inc., which manages First Land's timberland, spot-checks of various tracts, and a timber cruise of First Land's timberland conducted in 1997. The Stevens appraisal concluded that the market value of First Land's timberland is $2,522,000. The Stevens appraisal further estimated that the unsevered mineral rights in the timberland, which were not appraised, should add $50 to $100 per acre to the overall value. Stevens was paid $1,250 to appraise First Land's timberland. A copy of the Stevens appraisal is attached to this Prospectus Supplement/Proxy Statement as Annex D.

        Kingwood Forestry Services, Inc. is an independent forestry consulting and management services firm engaged in, among other things, the management and appraisal of timberland in south Arkansas, north Louisiana and northeast Texas. Kingwood provides professional management for around 100,000 acres of timberland. Kingwood conducts around 30 appraisals annually. Kingwood was selected to conduct an appraisal of First Land's timberland based on its reputation. Kingwood has not previously provided any services for First Land.

        The Kingwood appraisal was based on data regarding timber volume on First Land's timberland provided by Jeff Neil Timberland Management, Inc. and spot-checks of various tracts. The Kingwood appraisal concluded that the market value of the timberland is $2,338,000.

Kingwood was paid $975 to appraise First Land's timberland. A copy of the Kingwood appraisal is attached to this Prospectus Supplement/Proxy Statement as Annex E.

BACKGROUND OF THE TRANSACTION

         The Board of Directors of First Land has recognized for several years the inefficiencies inherent in continuing First Land as a business entity. In 1998, the Board of Directors of First Land engaged Mercer Capital Management, Inc. to advise them with respect to a specific acquisition proposal from another party. Mercer Capital advised the Board that the proposal would be no more advantageous to First Land's shareholders than would a liquidation and distribution of assets. Mercer Capital also advised the Board that, due to the fact that First Land's greatest asset was the block of common stock in First United Bancshares, Inc. owned by First Land, the transaction that would result in the greatest value to be received by First Land's shareholders would be a tax-free acquisition of First Land by First United.

         In October 1998, Larry Burrow, Chairman of First Land, contacted James
V. Kelley, Chairman, President and Chief Executive Officer of First United, to determine First United's interest in such a transaction. Mr. Burrow and Mr. Kelley discussed the possibility of such a transaction from time to time for a number of months. To induce First United to consider the transaction, First Land indicated that it would be willing to bear all of First United's transaction costs and pay a transaction premium of $500,000. In April 1999, First United advised First Land that it would not pursue the transaction because it could adversely affect First United's ability to use the pooling method of accounting in the event it was a party to a merger transaction.

         On August 30, 2000, First United merged with and into BancorpSouth. James V. Kelley became the President and Chief Operating Officer of BancorpSouth after the merger.

         Shortly after the merger of First United into BancorpSouth, Mr. Burrow contacted Mr. Kelley to determine BancorpSouth's interest in acquiring First Land or its assets. Mr. Burrow and Mr. Kelley informally discussed the possibility of a transaction on several occasions. Their discussions were general in nature and did not include discussions of the substantive terms of a possible transaction. By letter dated August 28, 2001, BancorpSouth submitted a draft of an agreement pursuant to which BancorpSouth would exchange BancorpSouth common stock for the assets of First Land and First Land would liquidate and distribute its remaining assets, including the BancorpSouth stock, to its shareholders.

         On October 9, 2001, First Land held its annual shareholders meeting at which it elected eight directors, five who were already serving on the Board of Directors and three who had not previously served on the Board of Directors. First Land's newly elected Board of Directors met immediately after the annual shareholders meeting. Because the five continuing directors were all shareholders of BancorpSouth, the three newly elected directors, David Ashby, Howard Groves and Ken Miller, were appointed to a Special Committee to investigate the proposed transaction.

         The Special Committee met immediately after the Board of Directors meeting. Mercer Capital had been asked by First Land's Board of Directors to submit a proposal pursuant to which Mercer Capital would analyze the BancorpSouth proposal and alternatives to the BancorpSouth proposal, advise the Special Committee and the Board of Directors with respect to the BancorpSouth proposal and provide a fairness opinion regarding any transaction entered into by First Land. The Special Committee reviewed and accepted the proposal from Mercer Capital to serve as First Land's financial advisor. No other instructions were given to Mercer Capital and no limitations were placed on Mercer Capital's investigation of the proposal and alternatives to the proposal. Mercer Capital did not conduct any negotiations with BancorpSouth and did not determine the amount of consideration to be paid.

         On October 23, 2001, the Special Committee met by telephone conference call with a representative of Mercer Capital, Brent McDade, and discussed the BancorpSouth proposal and possible alternatives to the BancorpSouth proposal. The Special Committee concluded that the BancorpSouth proposal was superior to other alternatives available to First Land and determined that First Land should proceed to finalize the terms of the transaction with BancorpSouth. On November 14, 2001, the Special Committee met and received a written and oral presentation from Mr. McDade. The Special Committee also heard a report from legal counsel on the terms of the agreement and plan of reorganization and the status of negotiations. After a review of all aspects of the proposed transaction and considerable discussion, the Special Committee unanimously voted to recommend to the Board of Directors that First Land agree to the proposed transaction with BancorpSouth and submit the proposed transaction to the shareholders for their approval.

         Immediately following the meeting of the Special Committee, the First Land Board of Directors met. The Board of Directors heard a report from legal counsel on the terms of the agreement and plan of reorganization and on the status of negotiations. The Board of Directors also heard a report of the Special Committee's investigation from the Chairman of the Special Committee, David Ashby, and further considered the written and oral report of Mr. McDade. After a review of all aspects of the proposed transaction and considerable discussion, the Board of Directors voted unanimously to approve the report of the Special Committee, to authorize legal counsel and its officers to complete final negotiations with BancorpSouth, to authorize its officers to execute a definitive agreement and plan of reorganization, and to submit the transaction to First Land's shareholders for their approval without recommendation due to the conflicts of interest of five members of the Board of Directors.

         On December 26, 2001, First Land and BancorpSouth executed the agreement and plan of reorganization.

ACTIONS OF THE SPECIAL COMMITTEE AND BOARD OF DIRECTORS OF FIRST LAND

         Five of the directors of First Land, E. Larry Burrow, W. R. Gantt, III, Homer Greer, Jr., Partee Tuberville, and Claude Wilson, Jr., own shares of BancorpSouth common stock. Because of this ownership, these directors have conflicts of interest with respect to the asset transfer to BancorpSouth. Because of these conflicts of interest, the Board of Directors appointed a Special Committee consisting of three directors who do not own common stock of BancorpSouth, J. David Ashby, Howard Groves, and Ken W. Miller, to investigate the proposed asset transfer and make a recommendation to the Board of Directors as to the action First Land should take with respect to the proposal. The Special Committee engaged Mercer Capital to advise it with respect to the BancorpSouth proposal and any alternatives available to First Land. On November 14, 2001, Mercer Capital reported to the Special Committee, and legal counsel described the terms and expected tax treatment of the transaction. The Special Committee concluded that the proposed transaction is in the best interests of First Land and its shareholders and voted unanimously to recommend that the Board of Directors accept the proposal. The Board of Directors met immediately after the Special Committee meeting and considered the recommendation of the Special Committee, the reports of Mercer Capital and legal counsel's description of the terms and expected tax treatment of the transaction. The Board of Directors concluded that the transaction is in the best interests of First Land and its shareholders and voted unanimously to accept the proposal, subject to final negotiation of the terms of the agreement and plan of reorganization. The Board of Directors also voted to submit the proposed transaction to the First Land shareholders without recommendation due to the conflicts of interest of a majority of the directors. All members of the Board of Directors who are shareholders of First Land intend to vote their shares "FOR" approval of the agreement and plan of reorganization.

         BancorpSouth and First Land executed the agreement and plan of reorganization on December 26, 2001.

         After First Land had entered into the agreement and plan of reorganization with BancorpSouth, First Land received an offer from Arkansas Pulpwood Company, Inc. to purchase all of First Land's real property. The Board of Directors determined that it was in the best interests of First Land and its shareholders to enter into the agreement for sale of real property with Arkansas Pulpwood Company, subject to certain conditions, including shareholder approval. Because the sale of the real property is a condition to the closing of the transfer of assets to BancorpSouth in which five of First Land's eight directors have an interest, the Board of Directors unanimously approved submission of the agreement for sale of real property to the shareholders without recommendation. All members of the Board of Directors who are shareholders of First Land intend to vote their shares "FOR" approval of the agreement for sale of real property.

FIRST LAND'S REASONS FOR THE TRANSACTION; SUBMISSION BY THE BOARD OF DIRECTORS

         First Land's Special Committee and Board of Directors deliberated and unanimously approved the agreement and plan of reorganization at Committee and Board meetings held on November 14, 2001. In reaching their determinations to approve the agreement and plan of reorganization, First Land's Special Committee and Board of Directors consulted with First Land's management and financial and legal advisors and considered a number of factors.

         Mitchell, Williams, Selig, Gates & Woodyard, P.L.L.C., tax counsel for First Land, informed First Land's Special Committee and Board of Directors that several requirements must be met in order for the proposed transaction to qualify as a reorganization within the meaning of Section 368(a)(1)(C) of the Internal Revenue Code of 1986, as amended. These requirements include (1) that First Land transfer substantially all of its assets to BancorpSouth; (2) that First Land only receive BancorpSouth common stock in the transaction; (3) that, after the transaction, First Land must distribute to its shareholders the BancorpSouth stock it receives, as well as its other properties, as part of the plan of reorganization; (4) that BancorpSouth must continue one of First Land's historic businesses or use a significant portion of First Land's assets in one of BancorpSouth's businesses; (5) that First Land's shareholders must receive BancorpSouth stock equal in value to at least 50% of the value of First Land's formerly outstanding common stock; (6) that the transaction must be undertaken for reasons germane to the continuance of the business of a corporation which is a party to a reorganization; and (7) that First Land and BancorpSouth are not both classified as investment companies within the meaning of Section 368(a)(2)(F) of the Internal Revenue Code. Based on the facts disclosed to tax counsel, tax counsel discussed with the Special Committee and Board of Directors the foregoing requirements and informed the Special Committee and Board of Directors it could issue an opinion, subject to certain assumptions, qualifications and limitations, that in its reasoned judgment the proposed transaction should qualify for treatment by the Internal Revenue Service as a reorganization under Section 368(a)(1)(C) of the Internal Revenue Code. See "Certain U. S. Federal Income Tax Consequences."

         The following is a discussion of the information and factors considered by First Land's Special Committee and Board of Directors in reaching their determinations. This discussion is not intended to be exhaustive, but includes the material factors considered by First Land's Special Committee and Board of Directors. In the course of their deliberations with respect to the asset transfer and dissolution, First Land's Special Committee and Board of Directors reviewed possible alternatives to the reorganization and concluded that the reorganization was the best option. They discussed the anticipated impact of the asset transfer and dissolution on First Land and its shareholders. First Land's Special Committee and Board of Directors did not identify any material disadvantages expected to result from the asset transfer and dissolution during these discussions. In reaching their determinations to approve the agreement and plan of reorganization and submit it to First Land's shareholders, First Land's Special Committee and Board of Directors did not assign any relative or specific weights to the factors considered in reaching such determinations, and individual members of First Land's Special Committee and Board of Directors may have given differing weights to different factors.

         The following includes the material factors that were considered by First Land's Special Committee and Board of Directors:

         - The proposed transaction would likely result in shareholders receiving significantly greater value than they would receive under any other transaction pursuant to which First Land could liquidate or reorganize;

         - The proposed transaction would eliminate administrative costs, legal fees and accounting fees that do not add value to First Land's assets;

         - The proposed transaction would provide First Land shareholders with a liquid investment, having a readily established fair market value, by giving them a direct interest in shares of BancorpSouth common stock, in place of a non-liquid investment that is difficult to value, First Land common stock;

         - The number of shareholders of First Land may, within the foreseeable future, exceed 500, and the proposed transaction would eliminate the need for First Land to bear the substantial cost of registering First Land as a public company when that occurs;

         - The sale of First Land's real property and continuation of First Land in its present form would subject it to the requirement that it register as an investment holding company and the proposed transaction would eliminate the need for First Land to bear the substantial cost of registering First Land as an investment holding company in the event of such sale;

         - It is not likely that a transaction with advantages similar or equal to the proposed transaction would be available to First Land in the future;

         - First Land's main asset is its block of common stock in BancorpSouth, a publicly traded stock;

         - Dividends paid to First Land on its BancorpSouth common stock are subject to corporate income taxes and, to the extent the dividends are subsequently paid to First Land shareholders, are subject to income taxes of individual shareholders;

         -      There is no market for First Land's common stock;

         - Mercer Capital made presentations to the Special Committee and the Board of Directors and gave an opinion that the terms of the transaction are fair to First Land's shareholders from a financial point of view; and

         - The reorganization is expected to allow First Land shareholders to exchange their shares of First Land common stock for shares of BancorpSouth common stock without the recognition of taxable income by either First Land or its shareholders.

         BASED ON A THOROUGH EVALUATION OF THESE FACTORS, FIRST LAND'S SPECIAL COMMITTEE AND BOARD OF DIRECTORS BELIEVES THE ASSET TRANSFER AND DISSOLUTION AND LIQUIDATION OF FIRST

LAND ARE IN THE BEST INTERESTS OF FIRST LAND AND FIRST LAND'S SHAREHOLDERS. FIRST LAND'S SPECIAL COMMITTEE UNANIMOUSLY RECOMMENDED THAT FIRST LAND'S BOARD OF DIRECTORS VOTE TO APPROVE THE AGREEMENT AND PLAN OF REORGANIZATION. FOR THE REASONS STATED UNDER ACTIONS OF THE SPECIAL COMMITTEE AND BOARD OF DIRECTORS OF FIRST LAND (PAGE 25), FIVE OF THE MEMBERS OF FIRST LAND'S BOARD OF DIRECTORS HAVE INTERESTS IN THE ASSET TRANSFER, RESULTING IN CONFLICTS OF INTEREST. DUE TO THESE CONFLICTS OF INTEREST, THE BOARD OF DIRECTORS VOTED TO SUBMIT THE AGREEMENT AND PLAN OF REORGANIZATION TO THE SHAREHOLDERS FOR THEIR APPROVAL WITHOUT RECOMMENDATION. ALL MEMBERS OF THE BOARD OF DIRECTORS WHO OWN FIRST LAND COMMON STOCK INTEND TO VOTE "FOR" APPROVAL OF THE AGREEMENT AND PLAN OF REORGANIZATION.

ANALYSIS OF FIRST LAND'S FINANCIAL ADVISOR

         Mercer Capital acted as a financial advisor to First Land in connection with the proposed transaction with BancorpSouth. Mercer Capital is a nationally recognized, independent business valuation firm engaged, among other things, in the valuation of businesses and their securities in connection with mergers and acquisitions and other corporate restructurings. Mercer Capital was selected to act as First Land's financial advisor on the basis of its national reputation. Mercer Capital had previously advised First Land with respect to a potential transaction in 1998 for which Mercer Capital received customary compensation.

         At the First Land Special Committee and Board of Directors meetings on November 14, 2001, Mercer Capital orally stated that, subject to satisfactory completion of final negotiations regarding the terms of the agreement and plan of reorganization, Mercer Capital could provide a written opinion that the proposed transaction was fair to the First Land shareholders from a financial point of view. On December 26, 2001, Mercer Capital delivered its written fairness opinion and has delivered to First Land's Board of Directors a substantially identical written opinion dated April 3, 2002 confirming its opinion dated December 26, 2001. The full text of Mercer Capital's fairness opinion dated April 3, 20002 is attached as Annex F to this Prospectus Supplement/Proxy Statement.

         In arriving at its opinion as to the fairness of the proposed asset transfer from a financial point of view, Mercer Capital considered, among other things, the following factors:

         - The likelihood that there could be an alternate banking industry acquirer who would offer materially greater consideration for First Land or its assets than that proposed pursuant to the agreement and plan of reorganization;

         - The likelihood that there could be an alternate timber company acquirer who would offer a materially greater consideration for First Land or its assets than that proposed pursuant to the agreement and plan of reorganization;

         - The estimated proceeds to shareholders that would be received in a liquidation of First Land's assets other than pursuant to the agreement and plan of reorganization;

         - The absence of an organized trading market for First Land's shares and the low likelihood that any organized trading market for First Land's shares would develop in the foreseeable future; and

         - The relative benefits to shareholders of continuing to hold the shares of First Land as opposed to converting the investment in First Land to a direct investment in BancorpSouth common stock.

         Mercer Capital met with the Special Committee of the Board of Directors and with First Land's Board of Directors on November 14, 2001. At those meetings, Mercer Capital presented its opinion that the proposed asset transfer was fair, from a financial point of view, to the shareholders of First Land. The analysis presented by Mercer Capital indicated that as of that date:

         - Mercer Capital was relying on the assurance of management that the anticipated proceeds from the sale of First Land's timberland, mineral and royalty interests would be consistent with the fair market value of those assets.

         - Mercer Capital had solicited expressions of interest from 13 bank holding companies with operations in or around the BancorpSouth market area. No indications of interest were received as a result of those solicitations.

         - First Land's low basis in its holding of BancorpSouth shares resulted in a significant imbedded potential tax liability.

         - Liquidation of First Land other than pursuant to the agreement and plan of reorganization would trigger not only the imbedded potential tax liability in First Land's appreciated assets, but would also trigger shareholder-level capital gains taxes on cash or other assets received in liquidation.

         - Mitchell, Williams, Selig, Gates & Woodyard, P.L.L.C., tax counsel for First Land, had informed First Land's Special Committee and Board of Directors that, based on facts disclosed to tax counsel, it could issue an opinion, subject to certain assumptions, qualifications and limitations, that in its reasoned judgment the proposed transaction should qualify for treatment by the Internal Revenue Service as a reorganization under Section 368(a)(1)(C) of the Internal Revenue Code, and the confirmation of the opinion as of the closing date is a condition to the closing.

         - Based on the expected tax treatment, Mercer Capital concluded that First Land's shareholders would receive securities with an estimated value of $51.06 upon dissolution and liquidation of First Land pursuant to the agreement and plan of reorganization. The assumptions used to calculate this amount were as follows:

                - The high and low trading prices of BancorpSouth common stock on November 12, 2001 were $15.32 and $15.00, according to Commodity Systems, Inc. The average of the high and low trading prices was therefore $15.16, implying a value for purposes of the transaction of the 433,593 shares of BancorpSouth held by First Land of $6,753,270.

                - The assumed value, after transactions costs, of First Land's real property was $1,975,000. This amount was estimated by management.

                - First Land was assumed to hold cash in the amount of $19,604 and to have total liabilities of $95,815 (pursuant to the September 30, 2001 internal financial statements). The net assets of First Land were therefore $8,472,059.

                - Mercer Capital assumed $400,000 in transaction expenses and a $500,000 incentive payment to BancorpSouth.

                - Mercer Capital assumed taxes on the sale of First Land's real property of $616,649, calculated at 38.3% of the difference between the assumed net proceeds of $1,975,000 and the cost basis of $364,950.

                - Based on the expected tax opinion, Mercer Capital assumed that no additional taxes would be generated in the transaction.

                - The total value to be transferred to First Land's shareholders in the transaction was therefore $6,955,410, or $51.06 per share.

         - Mercer Capital concluded that a liquidation of First Land other than pursuant to the agreement and plan of reorganization would result in the distribution of approximately $42.36 to First Land's shareholders. First Land's shareholders would also incur shareholder-level tax consequences at the time of the liquidation. The assumptions used to calculate this amount were as follows:

                -       Mercer Capital assumed net assets of $8,472,059.

                - In the liquidation scenario, Mercer Capital assumed that First Land would incur corporate level income tax on the difference between the value of the BancorpSouth portfolio ($6,573,270) and First Land's basis in the stock ($1,126,483) at the marginal federal/state rate of 38.3%. The assumed tax burden was $2,086,119.

                - Mercer Capital assumed that First Land would also incur the tax mentioned above on the liquidation of First Land's real property of $616,649.

                - The net assets to be distributed to First Land's shareholders in liquidation would be $5,769,290, or $42.36 per share.

         - Based on management's representations to Mercer Capital, First Land's shares were not traded in an active market. According to management, several recent sales of First Land shares have been at a price of $25.00 per share.

         Based upon the above considerations and additional analyses performed by Mercer Capital, Mercer Capital concluded that the transaction was fair, from a financial point of view, to the shareholders of First Land. Mercer Capital provided the fairness opinion letter attached as Annex F. As of the date of the fairness opinion letter, Mercer Capital believes that the transaction is fair, from a financial point of view, to the shareholders of First Land.

         First Land agreed to pay Mercer Capital a fee of $18,000 for its services rendered in connection with the proposed transaction with BancorpSouth, including delivery of its opinion. First Land also agreed to reimburse Mercer Capital for its reasonable travel and other out-of-pocket expenses incurred in connection with its engagement and to indemnify Mercer Capital against liabilities and expenses relating to or arising out of its engagement, including liabilities arising under the federal securities laws.

BANCORPSOUTH'S REASONS FOR THE TRANSACTION

         BancorpSouth's Board of Directors approved and adopted the agreement and plan of reorganization at their meeting on January 23, 2002. In reaching its determination to approve and adopt the agreement and plan of reorganization, BancorpSouth's Board of Directors consulted with BancorpSouth's management and financial and legal advisors and considered a number of factors. The following is a discussion of information and factors considered by BancorpSouth's Board of Directors in reaching this determination. This discussion is not intended to be exhaustive, but includes the material factors considered by BancorpSouth's Board of Directors. In the course of its deliberations with respect to the agreement and plan of reorganization, BancorpSouth's Board of

Directors discussed the anticipated impact of the asset acquisition on BancorpSouth, BancorpSouth's shareholders and various other constituencies. BancorpSouth's Board of Directors did not identify any material disadvantages expected to result from the asset acquisition during these discussions. In reaching its determination to approve the agreement and plan of reorganization, BancorpSouth's Board of Directors did not assign any relative or specific weights to the factors considered in reaching its determination, and individual members of BancorpSouth's Board of Directors may have given differing weights to different factors.

         The following includes the material factors that were considered by BancorpSouth's Board of Directors:

         - The terms of the agreement and plan of reorganization, including the amount and form of consideration to be paid by BancorpSouth to First Land in the transaction, and the expectation that the transaction will be a tax-free transaction to BancorpSouth and BancorpSouth's shareholders;

         - The ability to disperse the holdings of one large shareholder among many individual smaller shareholders; and

         - First Land's payment of BancorpSouth's expenses as well as the $500,000 discount granted by First Land with respect to the asset transfer.

REGULATORY APPROVALS

         First Land and BancorpSouth are not aware of any regulatory or governmental requirements that must be complied with or approvals that must be obtained in connection with the asset transfer or the subsequent dissolution and liquidation of First Land other than the requirements of the Arkansas Business Corporation Act of 1987 governing the dissolution of Arkansas corporations. BancorpSouth also intends to notify the Federal Reserve Board of the transactions.

ACCOUNTING TREATMENT

        BancorpSouth intends to account for the asset transfer as a purchase transaction under generally accepted accounting principles.

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

         The following is a summary of the material anticipated U.S. federal income tax consequences of the transfer of substantially all of the assets of First Land to BancorpSouth and the dissolution and liquidation of First Land, which are collectively referred to as the "reorganization," to First Land shareholders who hold First Land common stock as a capital asset at the time of the reorganization. The summary is based on the Internal Revenue Code, applicable Treasury regulations, and administrative rulings and court decisions in effect as of the date of this Prospectus Supplement/Proxy Statement, all of which are subject to change at any time, possibly with retroactive effect. This summary is not a complete description of all of the consequences of the reorganization and, in particular, may not address U.S. federal income tax considerations applicable to shareholders subject to special treatment under U.S. federal income tax law, such as non-U.S. persons, financial institutions, dealers in securities, insurance companies, tax-exempt entities, holders who acquired First Land common stock upon the exercise of an employee stock option or right or otherwise as compensation, holders who hold First Land common stock as a part of a hedge, straddle or conversion transaction, and holders who exercise their dissenters' rights. In addition, no information is provided herein with respect to the tax consequences of the reorganization under applicable foreign, state or local laws.

         The reorganization has been structured with the intention that it qualify for federal income tax purposes as a tax-free reorganization under
Section 368(a)(1)(C) of the Internal Revenue Code. There are numerous requirements that must be satisfied in order for the reorganization to be accorded tax-free treatment under the Internal Revenue Code. This description of the federal income tax consequences is not binding on the Internal Revenue Service and does not preclude the IRS or the courts from adopting a contrary position.

         In connection with the filing of the registration statement of which this Prospectus Supplement/Proxy Statement is a part, Mitchell, Williams, Selig, Gates & Woodyard, P.L.L.C., tax counsel for First Land, has rendered an opinion that, as of the date of the opinion, if certain factual circumstances exist, in its reasoned judgment the reorganization will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a)(1)(C) of the Internal Revenue Code and that BancorpSouth and First Land will each be a party to that reorganization within the meaning of Section 368(b) of the Internal Revenue Code. It is a condition to the obligation of First Land to complete the reorganization that First Land's tax counsel confirm its opinion as of the closing date.

         The opinion of First Land's tax counsel regarding the reorganization has relied, and the opinion regarding the reorganization as of the closing date will rely, on (1) representations and covenants made by BancorpSouth and First Land, and (2) specific assumptions, including an assumption regarding the completion of the reorganization in the manner contemplated by the agreement and plan of reorganization. In addition, the opinion of First Land's tax counsel has assumed, and such tax counsel's ability to provide the opinion at the closing of the reorganization will depend on, the absence of changes in existing facts or in law between the date of this Prospectus Supplement/Proxy Statement and the closing date. If any of those representations, covenants or assumptions is inaccurate, First Land's tax counsel may not be able to provide the required opinion to be delivered at the closing of the reorganization and/or the tax consequences of the reorganization could differ from those described in the opinion that tax counsel has delivered. Such opinion does not bind the Internal Revenue Service and does not preclude the IRS or the courts from adopting a contrary position. BancorpSouth and First Land do not intend to obtain a ruling from the IRS on the tax consequences of the reorganization.

         Assuming that the reorganization qualifies as a reorganization within the meaning of Section 368(a)(1)(C) of the Internal Revenue Code, the following are the material federal income tax consequences:

         - No gain or loss will be recognized by BancorpSouth or First Land as a result of the reorganization;

        - No gain or loss will be recognized by First Land shareholders who receive shares of BancorpSouth common stock pursuant to the agreement and plan of reorganization, except with respect to cash received in lieu of a fractional share of BancorpSouth common stock;

        - The aggregate tax basis of the BancorpSouth common stock received (including any fractional shares of BancorpSouth common stock deemed received) by First Land shareholders pursuant to the agreement and plan of reorganization will be the same as the aggregate tax basis of First Land common stock held by the shareholders; and

        - The holding period of a share of BancorpSouth common stock received (including a fractional share interest deemed received) by a First Land shareholder pursuant to the agreement and plan of reorganization will include the holding period in such holder's First Land common stock.

         Generally, cash received by a First Land shareholder in lieu of a fractional share of BancorpSouth common stock will be treated as received in redemption of that fractional share interest, and the First Land shareholder should generally recognize capital gain or loss for federal income tax purposes measured by the difference between the amount of cash received and the portion of the tax basis of the share of First Land common stock allocable to that fractional share. This gain or loss should be a long-term capital gain or loss if the holding period for shares of First Land common stock is greater than one year at the time of the dissolution and liquidation of First Land.

         This discussion of material U.S. federal income tax consequences is intended to provide only a general summary, and is not a complete analysis or description of all potential federal income tax consequences of the reorganization. This discussion does not address tax consequences that may vary with, or are contingent on, individual circumstances. In addition, it does not address any non-income tax or any foreign, state or local tax consequences of the reorganization. Accordingly, First Land shareholders are urged to consult with their tax advisors regarding the tax consequences of the reorganization to them, including the effects of U.S. federal, state, local, foreign and other tax laws and of potential changes to applicable tax law.

INTERESTS OF CERTAIN PERSONS IN THE TRANSACTION

         Five of the eight directors of First Land own shares of BancorpSouth common stock. These five directors will receive shares of BancorpSouth common stock upon the liquidation and dissolution of First Land on the same basis as other First Land shareholders.

         Those five directors and the number of shares of BancorpSouth common stock owned by the directors and their wives are as follows:

                                                       NUMBER OF SHARES OF
         DIRECTOR                                BANCORPSOUTH COMMON STOCK OWNED
         --------                                -------------------------------
         E. Larry Burrow                                     68,228(1)
         W. R. Gantt, III                                    51,051
         Homer Greer, Jr.                                     8,069
         Partee Tuberville                                   11,999
         Claude Wilson, Jr.                                   6,581
         ------------------                                 -------
         Total BancorpSouth Shares
         Owned by Five Directors                            185,928

         (1) E. Larry Burrow owns of record 3,327 shares and Mr. Burrow's wife owns of record 64,901 shares in which Mr. Burrow disclaims any beneficial interest.

         The five directors and their wives own or control the voting of a total of 22,376 shares, or 16.4%, of First Land's outstanding common stock.

         See also the section, "Actions of the Special Committee and Board of Directors of First Land" on page 25.

RESTRICTIONS ON RESALES BY AFFILIATES

         The shares of BancorpSouth common stock that will be distributed to First Land shareholders upon completion of the asset transfer and subsequent dissolution of First Land have been registered under the Securities Act of 1933. These shares may be traded freely without restriction by those shareholders who are not deemed to be "affiliates" of First Land or

BancorpSouth, as that term is defined in SEC rules under the Securities Act. An "affiliate" of a company generally includes its directors and executive officers and holders of a significant amount of the company's voting stock.

         Shares of BancorpSouth common stock received by those First Land shareholders who are deemed to be affiliates of First Land at the time of the receipt of the shares may be resold without registration under the Securities Act only as permitted by Rule 145 under the Securities Act. Under Rule 145, during the one-year period following the receipt of shares of BancorpSouth common stock in connection with the dissolution of First Land, affiliates of First Land may resell shares of BancorpSouth common stock received by them as a distribution upon the dissolution of First Land, subject to limitations on the number of shares that may be sold during any three-month period and the manner in which the shares may be sold, including the use of a broker and non-solicitation of a buyer.

         First Land has agreed in the agreement and plan of reorganization to use its reasonable best efforts to cause each person who is an affiliate, for purposes of Rule 145 under the Securities Act, to deliver to BancorpSouth a written agreement intended to ensure compliance with the Securities Act, and those agreements have been delivered.

                    THE AGREEMENT AND PLAN OF REORGANIZATION

         The following summary of certain terms and provisions of the agreement and plan of reorganization is qualified in its entirety by reference to the agreement and plan of reorganization, which is incorporated into this document by reference and, with the exception of exhibits and schedules to the agreement and plan of reorganization, is attached as Annex A to this Prospectus Supplement/Proxy Statement.

DELIVERY OF CERTIFICATES

         BancorpSouth will deliver to First Land certificates representing shares of BancorpSouth common stock in exchange for the acquisition of substantially all of the assets of First Land, which will consist of 433,593 shares of BancorpSouth common stock, cash and certain furniture, fixtures and office equipment. First Land will receive a number of shares of BancorpSouth common stock equal to (a) the market value of 433,593 shares of BancorpSouth common stock, plus (b) cash held by First Land as of the closing date, less (c) cash necessary to pay all known liabilities of First Land, including all income taxes accrued or owed by First Land, expenses relating to the transactions contemplated by the agreement and plan of reorganization incurred by BancorpSouth and First Land, all amounts reserved to pay dissenting shareholders and expenses related to dissenting shareholders, and amounts reserved to pay fractional shares upon the distribution of BancorpSouth common stock to the First Land shareholders, less (d) $500,000, all divided by the market value of a share of BancorpSouth common stock. The market value of a share of BancorpSouth common stock will be determined by taking the average of the high and the low sale prices on the New York Stock Exchange on the trading day preceding the closing date of the asset transfer.

         Enclosed is a letter of instruction to First Land to be completed by First Land shareholders. The letter of instruction details the manner in which shares of BancorpSouth common stock and cash in lieu of fractional shares of BancorpSouth common stock are to be issued to First Land shareholders upon the dissolution and liquidation of First Land after the transfer of substantially all of its assets to BancorpSouth.

         The parties intend for the transactions described by the agreement and plan of reorganization to qualify as a reorganization under Section 368(a)(1)(C) of the Internal Revenue Code. BancorpSouth, however, makes no representation or warranty with respect to the tax consequences of the reorganization or the transactions described in this Prospectus Supplement/Proxy Statement.

CONDITIONS TO THE ASSET TRANSFER

         The obligations of First Land and BancorpSouth to complete the asset transfer are subject to the satisfaction (or waiver, where legally allowed), at or prior to the effective time of the asset transfer, of a number of conditions, which are set forth in the agreement and plan of reorganization. These conditions include:

         - Approval of the agreement and plan of reorganization by First Land shareholders;

         -      Receipt of the required regulatory approvals;

         - The perfection of dissenter's rights with respect to no more than 2% of the outstanding shares of First Land;

         -      First Land's sale of all of its real estate and mineral rights;

         - The repayment by First Land to BancorpSouth of all amounts arising under the notes payable from First Land to BancorpSouth;

         - The absence of any legal prohibition to completion of the reorganization; and

         - The accuracy of the parties' representations and performance of the parties' obligations under the agreement and plan of reorganization.

         The obligations of First Land to complete the asset transfer are subject to the satisfaction (or waiver, where legally allowed), at or prior to the effective time of the asset transfer, of a number of conditions, which are set forth in the agreement and plan of reorganization. These conditions include:

         -      Receipt of the required tax opinion from counsel to First Land;
                and

         - Receipt of the required fairness opinion from Mercer Capital Management, Inc.

         The obligations of BancorpSouth to complete the asset transfer are subject to the satisfaction (or waiver, where legally allowed), at or prior to the effective time of the asset transfer, of a number of conditions, which are set forth in the agreement and plan of reorganization. These conditions include:

         - Receipt of a duly executed bill of sale from First Land with respect to the assets being transferred.

         We cannot guarantee that all of the conditions precedent to the reorganization will be satisfied or, where legally permitted, waived by the party permitted to do so.

TERMINATION OF THE AGREEMENT AND PLAN OF REORGANIZATION

         The agreement and plan of reorganization may be terminated at any time prior to the effective time of the asset transfer, whether before or after approval of the agreement and plan of reorganization by First Land shareholders, by mutual consent of BancorpSouth and First Land. In addition, the agreement and plan of reorganization, as amended, may be terminated by either party if:

         - A governmental entity issues a final order prohibiting the reorganization or (subject to a 60 day waiting period) rejects an application for a required regulatory approval;

         - The shareholders of First Land fail to approve the agreement and plan of reorganization or the transactions contemplated by it;

         -      The asset transfer is not completed on or before May 30, 2002;
                or

         - The other party materially breaches its representations or covenants set forth in the agreement and plan of reorganization and fails to cure that breach within the prescribed time limit.

         BancorpSouth may terminate the agreement and plan of reorganization if First Land's Board of Directors has withdrawn, modified or changed in a manner adverse to BancorpSouth its submission of the agreement and plan of reorganization and the transactions contemplated by it to First Land's shareholders.

         In the event of termination of the agreement and plan of reorganization, the agreement and plan of reorganization will become void and have no effect, except with respect to First Land's obligations regarding expenses as set forth in the agreement and plan of reorganization. Termination also will not relieve or release a breaching party from liability or damages for its willful breach of the agreement and plan of reorganization.

CONDUCT OF BUSINESS PRIOR TO THE ASSET TRANSFER AND OTHER COVENANTS

         In the agreement and plan of reorganization, First Land and BancorpSouth agreed that, except as expressly contemplated or permitted by the agreement and plan of reorganization or with the prior written consent of the other party, each party will carry on their respective businesses in the ordinary course consistent with past practice. Each of the parties also agreed to refrain from engaging in, or permitting its subsidiaries to engage in, certain activities which are described in the agreement and plan of reorganization.

         First Land has agreed to refrain from:

         -      Amending its articles of incorporation or bylaws;

         - Making capital expenditures in excess of $1,000 in the aggregate;

         -      Entering into any new line of business;

         -      Engaging in a material acquisition of another business;

         - Taking any action intended or reasonably expected to result in any of its representations and warranties in the agreement and plan of reorganization being or becoming untrue, or in any of the conditions to the asset transfer set forth in the agreement and plan of reorganization not being satisfied;

         - Failing to use its best efforts to maintain the assets being sold in their present condition;

         - Changing its methods of accounting in effect on December 31, 2000, except as required by changes in generally accepted accounting principles or regulatory accounting principles;

         - Adopting or amending any employee benefit plan or, except for normal increases, in each case in the ordinary course of business consistent with past practice, compensation arrangement;

         - Incurring any indebtedness or assuming, guaranteeing or otherwise becoming responsible for the obligations of any other individual, corporation or other entity;

         - Taking any action or entering into any agreement that could reasonably be expected to jeopardize or materially delay the receipt of any required regulatory approval;

         - Disposing of any material assets, properties or other rights or agreements; or

         - Entering into, renewing, amending or terminating any material contract, agreement or lease for goods, services or office space.

         BancorpSouth has agreed to refrain from:


         - Taking any action intended or reasonably expected to result in any of its representations and warranties in the agreement and plan of reorganization being or becoming untrue, or in any of the conditions to the asset transfer set forth in the agreement and plan of reorganization not being satisfied;

         - Taking any action or entering into any agreement that could reasonably be expected to jeopardize or materially delay the receipt of any required regulatory approval; or

         - Taking any action, including entering into any agreement with another party, that would require it to authorize additional shares of its common stock in order to fulfill both its obligations under the agreement and plan of reorganization and its obligations to any other party pursuant to an agreement.

         The agreement and plan of reorganization also contains certain other agreements relating to the conduct of the parties prior to the asset transfer, including, among other things, those requiring each party:

         - To use its best efforts to obtain all consents and approvals required to complete the asset transfer; and

         - To take all actions required to comply with any legal requirements to complete the asset transfer.

         First Land agreed to use its reasonable best efforts to cause each director, executive officer and other person who is an "affiliate" of First Land for purposes of Rule 145 under the Securities Act to deliver to BancorpSouth a written agreement intended to ensure compliance with the Securities Act. In addition, First Land agreed to afford BancorpSouth and its representatives access during normal business hours to all of the information concerning its business, properties and personnel as BancorpSouth may reasonably request.

         First Land agreed to call and hold a special meeting of its shareholders for the purpose of voting upon the approval and adoption of the agreement and plan of reorganization. BancorpSouth agreed to cause the shares of BancorpSouth common stock to be issued in the asset transfer to be approved for listing on the New York Stock Exchange.

INDEMNIFICATION

         First Land agreed to provide indemnification to BancorpSouth for all litigation, liabilities or obligations of and claims against BancorpSouth arising from First Land's business prior to the closing of the asset transfer. Also, First Land agreed to provide indemnification to BancorpSouth for all losses, damages, costs and deficiencies arising from a misrepresentation, breach of warranty or failure to perform a covenant or undertaking by First Land pursuant to the agreement and plan of reorganization. First Land also agreed to provide indemnification for all actions, suits, proceedings, claims, demands, assessments, judgments, costs and expenses incident to the items described above.

AMENDMENT OF THE AGREEMENT AND PLAN OF REORGANIZATION

         Subject to compliance with applicable law, the agreement and plan of reorganization may be amended by First Land and BancorpSouth, by action taken or authorized by their respective Boards of Directors, at any time before or after the First Land shareholders approve the agreement and plan of reorganization. However, after any approval of the agreement and plan of reorganization by First Land shareholders, there may not be, without further approval of the First Land shareholders, any amendment of the agreement and plan of reorganization which reduces the amount or changes the form of the consideration due under the agreement and plan of reorganization, other than as contemplated in the agreement and plan of reorganization. The agreement and plan of reorganization provides that it may not be amended except by an instrument in writing signed on behalf of BancorpSouth and First Land.

         The agreement and plan of reorganization was amended on March 29, 2002 to extend the date by which the asset transfer must be completed. If the asset transfer has not been completed by May 30, 2002, then First Land or BancorpSouth has the right to terminate the agreement and plan of reorganization.

WAIVER

         Prior to the completion of the asset transfer, BancorpSouth and First Land may extend the time for the performance of any of the obligations or other acts of the other party to the agreement and plan of reorganization, or, where the law permits, waive compliance in writing with any of the agreements or conditions of the other party contained in the agreement and plan of reorganization. Also, no delay or omission on the part of BancorpSouth or First Land in exercising any right under the agreement and plan of reorganization shall operate as a waiver of that right or any other right under the agreement and plan of reorganization.

EXPENSES

         First Land will bear all expenses incurred by BancorpSouth in connection with the agreement and plan of reorganization and the transactions described in it, whether or not the transactions are consummated. These expenses are estimated to be less than $100,000. In addition, in the event one or more First Land shareholders dissents, First Land shall be responsible for making any and all payments which the dissenting shareholders shall be entitled to receive.

                    PRICE RANGE OF COMMON STOCK AND DIVIDENDS

         BANCORPSOUTH

         BancorpSouth common stock is listed on the New York Stock Exchange under the symbol "BXS." As of April 3, 2002, BancorpSouth common stock was held of record by around 9,151 persons. The following table sets forth the high and low sale prices for BancorpSouth common stock as reported on the New York Stock Exchange, and cash dividends declared per share of BancorpSouth common stock, for the periods indicated:

                                                                  Stock Prices
                                                                  ------------           Cash Dividends
                                                              High             Low          Per Share
                                                              ----             ---          ---------
2002
         First Quarter ................................     $19.9300         $16.3000          $0.15
         Second Quarter (through April 3, 2002)........      19.7500          19.6000           0.00

2001
         First Quarter.................................     $15.6250         $12.0625          $0.14
         Second Quarter................................      17.0000          14.0000           0.14
         Third Quarter ................................      16.9700          13.4500           0.14
         Fourth Quarter................................      17.0000          14.2500           0.15

2000
         First Quarter.................................     $16.6250         $14.0000          $0.13
         Second Quarter................................      17.2500          14.0000           0.13
         Third Quarter.................................      15.3125          13.8125           0.13
         Fourth Quarter................................      14.8750          11.8750           0.14

1999
         First Quarter.................................     $19.4375         $15.7500          $0.12
         Second Quarter................................      19.1250          15.8125           0.12
         Third Quarter.................................      19.3750          15.3750           0.12
         Fourth Quarter ...............................      17.5000          16.3125           0.13

FIRST LAND

         There is no established trading market for shares of First Land common stock, which is inactively traded in private transactions. Therefore, reliable information is not available about the prices at which shares of First Land common stock have been bought and sold. In four separate transactions between 1999 and 2001, First Land purchased 19,000 shares at a price of $25 per share.

         As of April 3, 2002, a total of 136,211 shares of First Land common stock was held of record by around 379 persons. First Land paid cash dividends of $.10 per share on June 30, 1999 and December 31, 2000.

                         INFORMATION ABOUT BANCORPSOUTH

         BancorpSouth, Inc. is a Mississippi corporation and a bank holding company with commercial banking and financial services operations in Mississippi, Tennessee, Alabama, Arkansas, Texas and Louisiana. BancorpSouth's principal subsidiary is BancorpSouth Bank. BancorpSouth conducts a general commercial banking and trust business through BancorpSouth Bank, which has its principal office in Tupelo, Lee County, Mississippi, and operates offices in Mississippi, Tennessee, Alabama, Arkansas, Texas and Louisiana. BancorpSouth Bank has grown through the acquisition of other banks, the purchase of assets from federal regulators and through the opening of new branches and offices.

         BancorpSouth's lending activities include both commercial and consumer loans. Loan originations are derived from a number of sources including real estate broker referrals, mortgage loan companies, direct solicitation by its loan officers, existing savers and borrowers, builders, attorneys, walk-in customers and, in some instances, other lenders. BancorpSouth has established disciplined and systematic procedures for approving and monitoring loans that vary depending on the size and nature of the loan.

         BancorpSouth offers a variety of services through the trust department of BancorpSouth Bank, including personal trust and estate services, certain employee benefit accounts and plans, including individual retirement accounts, and limited corporate trust functions.

         BancorpSouth provides, through its subsidiaries, a range of financial services to individuals and small-to-medium size businesses. BancorpSouth Bank operates investment services, consumer finance, credit life insurance and insurance agency subsidiaries which engage in investment brokerage services, consumer lending, credit life insurance sales and sales of other insurance products.

         In some states in which BancorpSouth operates, and particularly in Mississippi, there has been a substantial increase in litigation against financial services companies in connection with lending, insurance and other financial transactions. While the allegations vary from case to case and from company to company, in general such cases allege that loans were originated or renewed at a time or in a way that improperly enhanced the charges paid by the borrower and/or that the borrowers were sold insurance products or charged fees without appropriate disclosures.

         As previously disclosed, such cases have been filed against some of BancorpSouth's subsidiaries. During 2001 the number of cases filed against BancorpSouth's subsidiaries, and the number of individual plaintiffs in those cases, has substantially increased. Such claims are now being asserted by several hundred individuals in an increasing number of cases filed in several different counties noted for large jury awards. Since attorneys are actively advertising for such claimants, and since some of the attorneys who have already filed cases purport to represent hundreds of additional claimants for whom they have not yet filed proceedings, the number of cases filed and the number of individuals asserting such claims will in all probability continue to increase.

         These actions tend to seek large amounts of damages for claims arising out of transactions that involve relatively small amounts of money. It is not possible to quantify the potential exposure presented by these claims for a number of reasons, primarily because many of the cases have only been recently filed, the facts vary from case to case and are usually disputed, the amount of jury awards have differed from county to county and case to case, and the law provides juries little guidance to determine the amount of punitive damages they may render. The relatively few cases actually tried against other companies in BancorpSouth's market area have produced varying awards. Some cases have resulted in large awards of actual and punitive damages for each claimant. None of those larger awards has yet been reviewed on appeal. Rather than face the risk and uncertainty of such awards, some companies have engaged in settlements of such cases. Thus, the results of litigation against other companies in other cases provide only limited information to predict the amount of risk created by the claims asserted against BancorpSouth since the factual basis for those claims may be quite different from those asserted against BancorpSouth, the documentation of the transactions underlying each claim varies from company to company, and jury awards (and the expectation of such awards in influencing settlement) turn on many factors.

         Future legislation and court decisions may limit the amount of damages that can be recovered in such cases; however, BancorpSouth cannot predict the course of any such legislation or court decisions or the effect that they may have with respect to litigation directed toward it.

         BancorpSouth's principal office is located at One Mississippi Plaza, 201 South Spring Street, Tupelo, Mississippi 38804 and its telephone number is
(662) 680-2000.

                          INFORMATION ABOUT FIRST LAND

GENERAL

         First Land is an Arkansas corporation located in Magnolia, Arkansas. First Land owns 433,593 shares of BancorpSouth common stock, around 1,000 acres of timberland located in Columbia and Lafayette counties, Arkansas, and certain mineral and royalty interests. First Land's business consists of overseeing its investment in BancorpSouth and managing its timberland interests. First Land's only office is located at 100 West North Street, Magnolia, Arkansas 71753, telephone (870) 234-0473.

         First Land has no employees and is not regulated by any governmental agency. First Land is not a party to any pending litigation or other legal proceeding.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         First Land maintains a normal banking relationship with BancorpSouth Bank, a subsidiary of BancorpSouth, on the same terms available to the public. On March 31, 1999, First Land borrowed $400,000 from BancorpSouth Bank at an interest rate of 7.75%. Proceeds of the loan were used to repurchase outstanding shares of First Land common stock. As of December 31, 2001, the principal amount outstanding was $85,000, at an interest rate of 6.25%. This amount will be paid off on or prior to the effective date of the reorganization. The loan is secured by a pledge of BancorpSouth common stock.

         Five of the directors of First Land, E. Larry Burrow, W. R. Gantt, III, Homer Greer, Jr., Partee Tuberville, and Claude Wilson, Jr., and their wives own a total of 185,928 shares of BancorpSouth common stock. These five directors will receive shares of BancorpSouth common stock upon the liquidation and dissolution of First Land on the same basis as other First Land shareholders. The five directors and their wives own or control the voting of a total of 22,376 shares, or 16.4%, of First Land's outstanding common stock.

INVESTMENT POLICIES OF FIRST LAND

         First Land was created in 1975 to receive certain real property then owned by First National Bank of Magnolia, Magnolia, Arkansas. First National Bank was required by banking regulators to divest itself of the real property. First National Bank transferred to First Land approximately 680 acres of timberland in Columbia County, Arkansas, and some nonmaterial severed mineral and royalty interests. After creation of First Land, it was spun off to the shareholders of First National Bank in accordance with the pro rata interest of each First National Bank shareholder. First Land owns all of the timberland and severed mineral and royalty interests First Land received from First National Bank. In addition, First Land has selectively acquired approximately 337 acres of timberland since 1975, and two parcels of land with improvements that were sold in 1992 and 1994, respectively. In its acquisitions, First Land has acquired several nonmaterial severed mineral and royalty interests that were part of the transactions involving timberland.

         All of the real property owned by First Land is located in Columbia and Lafayette Counties, Arkansas. First Land has never acquired or considered acquiring real property in any county that is not contiguous with Columbia County, Arkansas. None of the real property owned by First Land contains any improvements. Other than the two improved parcels that were purchased and sold, First Land has not acquired or considered acquiring improved real property.

         First Land has financed its real property purchases from a combination of cash on hand and bank loans secured by the common stock of First United Bancshares, Inc., now a part of BancorpSouth. The most recent bank loan to acquire real property was made in April, 1995. None of First Land's real property is presently subject to any mortgage.

         The practice followed by First Land's Board of Directors as to First Land's acquisition of real property has been to selectively acquire parcels of timberland brought to its attention at what the Board of Directors considers a reasonable price. Several business associates of the Board of Directors and real estate brokers have on occasion brought such parcels to the Board's attention. The Board has followed no fixed policy regarding the acquisition of timberland and has set no limitations on the amount or percentage of assets which will be invested in any specific property.

         First Land has not invested and does not intend to invest in real estate mortgages, securities of or interests in persons engaged in real estate activities, or in improved real estate, except for the two properties described above. First Land has no plans for the development of any of its real property.

         First Land's investments have consisted of investments in the common stock of First National Bank and First United Bancshares, Inc., both now part of BancorpSouth Bank and BancorpSouth, respectively, repurchases of First Land's outstanding common stock and selective investments in timberland. If First Land continues its separate existence, the Board of Directors would continue these longstanding practices with respect to its investments in BancorpSouth common stock, timberland and repurchasing its own common stock. First Land has no specific policy limiting the amount or percentage of assets First Land may invest in BancorpSouth common stock or timberland, in repurchases of First Land's outstanding common stock or in any other investment. First Land's Board of Directors evaluates investment opportunities as they arise and as First Land has funds or cash flow available for investment. First Land's investment practices are determined by and may be changed by First Land's Board of Directors without a vote of the shareholders.

         It has been the practice of the Board of Directors to invest in the securities described and timberland for both income and capital gain. Since 1998, First Land has refrained from harvesting timber, foregoing current income, for the purpose of enhancing the market value of its properties.

DESCRIPTION OF FIRST LAND'S REAL PROPERTY

         First Land owns fee simple interests in approximately 981 acres of timberland as sole owner and is the owner of undivided, partial fee simple interests in 63 acres, giving it an ownership equivalent to approximately 1016 acres. All of this property is located in Columbia County, Arkansas, except for 95 acres located in Lafayette County, Arkansas. The severed mineral and royalty interests owned by First Land are not material to First Land.

         Around 297 acres of First Land's timberland is subject to annually renewable hunting leases that yield a nominal amount of income to First Land. These leases are terminable by either First Land or the lessees. Around 315 acres of First Land's timberland is subject to brine leases that yield a nominal amount of income to First Land and expire in 2005.

         First Land has no plans to improve or develop any of its real property. If First Land continues its separate existence, it will continue to hold its real property for income and capital gain. The value of First Land's real properties and First Land's ability to derive income from its timberland are subject to competitive and other economic conditions that affect the market for timber and other wood products. In particular, First Land is affected by competition from Canadian timber imports and a general weakness in the economy. Except as contemplated by the agreement and plan of reorganization and as disclosed in this Prospectus Supplement/Proxy Statement, First Land has no plans or contracts to sell any of its real property.

         First Land's properties are not covered by casualty insurance.

TAX TREATMENT OF FIRST LAND AND ITS SHAREHOLDERS

         First Land pays ordinary income taxes to the United States federal government and the State of Arkansas on income derived by First Land from its real properties and from dividends paid on the BancorpSouth common stock owned by First Land. First Land would pay capital gains taxes to the United States federal government and the State of Arkansas on capital gains realized from the sale of any of its assets. As a general rule, dividends paid to shareholders of First Land on First Land common stock would be subject to federal ordinary income taxes.

PRINCIPAL SHAREHOLDERS AND MANAGEMENT

         The following table sets forth certain information as of April 3, 2002 regarding those persons known by First Land to be beneficial owners of more than 5% of the outstanding shares of First Land common stock, and the number and percentage of outstanding shares of First Land common stock beneficially owned by each director and executive officer of First Land and all directors and executive officers as a group. Unless otherwise indicated, each person listed is the sole or joint record holder of, and exercises sole or joint voting power over, the shares listed. Percentages are computed based on 136,211 shares of First Land common stock eligible to vote at the First Land special meeting.

                                                                                          Shares         Percentage of
           Beneficial                                                                  Beneficially         Shares
              Owner                                   Position                            Owned           Outstanding
              -----                                   --------                            -----           -----------
DIRECTORS AND EXECUTIVE OFFICERS:
Partee Tuberville .......................      President and Director                      4,511              3.3%
E. Larry Burrow(1).......................      Chairman and Director                      11,018              8.1%
Homer Greer, Jr. ........................      Secretary-Treasurer and Director            1,324              1.0%
W. R. Gantt, III(2)......................      Assistant Secretary-Treasurer and           4,446              3.3%
                                               Director
J. David Ashby...........................      Director                                        0                *
Howard Groves............................      Director                                        0                *
Ken W. Miller............................      Director                                        0                *
Claude W. Wilson, Jr. ...................      Director                                    1,077                *

All Directors and Executive Officers
a group (8 Persons)..................................................                     22,376             16.4%

* Denotes ownership of less than 1% of the total shares of First Land common stock.
(1) Includes 880 shares owned by Mr. Burrow's wife in which Mr. Burrow disclaims any beneficial interest and 2,227 shares owned and voted by Mr. Burrow's wife as co-executrix of an estate in which she has a beneficial interest.
(2) Includes 1,307 shares owned and voted by Mr. Gantt as executor of an estate in which Mr. Gantt has a beneficial interest and 2,466 shares voted by Mr. Gantt and owned by the executrix of an estate in which Mr. Gantt has a beneficial interest.

                      COMPARISON OF RIGHTS OF SHAREHOLDERS

         First Land shareholders, whose rights are governed by First Land's articles of incorporation, as amended, and bylaws, as amended, and by the Arkansas Business Corporation Act of 1987, will become shareholders of BancorpSouth upon completion of the asset transfer and the dissolution and liquidation of First Land. As such, the rights of the former First Land shareholders will eventually be governed by BancorpSouth's restated articles of incorporation and amended and restated bylaws and by the Mississippi Business Corporation Act.

         While it is impractical to summarize all of the pertinent differences, set forth below are the material differences between the rights of First Land shareholders under First Land's governing documents and law and the rights of BancorpSouth shareholders under BancorpSouth's governing documents and law.

CUMULATIVE VOTING; ACTION BY WRITTEN CONSENT

         BANCORPSOUTH. BancorpSouth's governing documents do not provide cumulative voting by shareholders. BancorpSouth's bylaws provide that shareholders may take action by the unanimous written consent of all shareholders entitled to vote on any matter.

         FIRST LAND. First Land's governing documents provide for cumulative voting by shareholders with respect to the election of directors, meaning that each shareholder (i) is entitled to a number of votes equal to the number of his or her shares of First Land common stock multiplied by the number of directors to be elected and (ii) may cast all votes for a single director or distribute them among some or all of the candidates for director. First Land's bylaws do not provide for action by written consent of First Land's shareholders.

CHANGE OF CONTROL

         BANCORPSOUTH. BancorpSouth's governing documents and shareholders rights plan contain several provisions which make a change of control of BancorpSouth more difficult to accomplish without the approval of BancorpSouth's Board of Directors, including the following:

         - BancorpSouth's Board of Directors is divided into three classes so that one-third of the directors will be subject to reelection at each annual meeting of the shareholders of BancorpSouth;

         - Two-thirds of the shares of BancorpSouth common stock entitled to vote are required to constitute a quorum for the transaction of any business at a special meeting of shareholders. A majority of the shares of BancorpSouth common stock entitled to vote are required to constitute a quorum at an annual meeting of shareholders;

         - BancorpSouth's bylaws provide that a vote of at least 80% of the outstanding shares of BancorpSouth common stock is required to increase the maximum number of members of BancorpSouth's Board of Directors unless BancorpSouth's Board recommends such an increase;

         - BancorpSouth's articles of incorporation provide that the affirmative vote of the holders of not less than 80% of the outstanding shares of voting stock of BancorpSouth is required in the event that BancorpSouth's Board of Directors does not recommend to BancorpSouth shareholders a vote in favor of a merger or consolidation of BancorpSouth with, or a sale or lease of all or substantially all of the assets of BancorpSouth to, any person or entity;

         - The affirmative vote of the holders of not less than 80% of the outstanding shares of voting stock of BancorpSouth, as well as at least 67% of the outstanding shares of voting stock of BancorpSouth not held by a person owning or controlling 20% or more of BancorpSouth's voting stock, is required for the approval of a merger, consolidation, or sale or lease of all or substantially all of BancorpSouth's assets with or to a controlling person, except in certain instances; and

         - BancorpSouth has implemented a shareholders rights plan (which is commonly referred to as a "poison pill") under which a common stock purchase right attaches to and trades with each share of BancorpSouth common stock (including shares of BancorpSouth common stock to be issued to First Land shareholders in connection with the dissolution of First Land). Upon the occurrence of certain events, including the acquisition of, or tender offer for, 20% or more of the outstanding shares of BancorpSouth common stock by any person or entity, then the holders of each such purchase right (except those held by the person acquiring the shares or making the tender offer) will be entitled to purchase one share of BancorpSouth common stock at a price equal to 50% of the then current market price.

         FIRST LAND. First Land's governing documents do not provide for the staggered election of members of First Land's Board of Directors. Directors of First Land are elected annually for a one-year term and hold office until the next succeeding annual meeting of First Land's shareholders and until their successors have been elected and qualified, subject to earlier resignation and removal. A majority in interest of all First Land voting capital stock issued and outstanding is required to constitute a quorum of shareholders. Under First Land's governing documents, a majority of this quorum is required to decide any question to come before a shareholders meeting other than an amendment of First Land's bylaws, which requires the vote of at least 75% of First Land's issued and outstanding voting capital stock. The asset transfer to BancorpSouth, the dissolution and liquidation of First Land, and the sale of real property require the affirmative vote of the holders of at least a majority of the outstanding shares of First Land and the holders of a majority of the outstanding shares of First Land other than those owned by or voted under the control of members of First Land's Board of Directors. First Land has not adopted a shareholders rights plan.

SHAREHOLDER NOMINATIONS AND PROPOSALS

         BANCORPSOUTH. BancorpSouth's bylaws provide that proposals by BancorpSouth shareholders of business to be considered, or nominations by shareholders for election of directors, at an annual meeting of shareholders must be stated in writing and filed with BancorpSouth's corporate Secretary not later than 90 calendar days and not earlier than 120 calendar days prior to the first anniversary date of the preceding year's annual meeting. If the annual meeting is more than 30 calendar days from the anniversary date of the preceding year's annual meeting, notice by the shareholders must be delivered not earlier than 120 calendar days prior to the annual meeting and not later than the later of 90 calendar days prior to the annual meeting or 10 calendar days following the day that BancorpSouth first publicly announces the date of the annual meeting.

         BancorpSouth shareholders who wish to nominate any person for election to BancorpSouth's Board of Directors at a special meeting of shareholders must deliver written notice to BancorpSouth's corporate Secretary not earlier than 120 calendar days prior to the special meeting and not later than the later of 90 calendar days prior to the special meeting or 10 calendar days following the day on which BancorpSouth first publicly announces the date of the special meeting.

         BancorpSouth's bylaws also require that any shareholder notice of nomination for election of a director provide certain information concerning the shareholder and his or her nominee, including, among other things, the information regarding the nominee as would be required to be included in a proxy statement filed under the proxy rules of the SEC, and the consent of the nominee to serve as a director of BancorpSouth if elected.

         The chairman of the meeting may refuse to acknowledge any shareholder proposals or nominations that are not made in compliance with these procedures.

         FIRST LAND. First Land's governing documents do not contain any provisions which require First Land shareholders to provide advance notice to First Land prior to proposing business or nominating persons at an annual meeting or a special meeting of shareholders.

BOARD OF DIRECTORS

         BANCORPSOUTH. BancorpSouth's Board of Directors consists of between nine and 24 members, as determined from time to time by BancorpSouth's Board of Directors, and on the date of this Prospectus Supplement/Proxy Statement consisted of 12 members. The vote of at least 80% of the outstanding shares of BancorpSouth common stock is required to increase the maximum number of members of BancorpSouth's Board of Directors unless BancorpSouth's Board of Directors recommends the increase. Any vacancy on BancorpSouth's Board of Directors, including a vacancy resulting from an increase in the number of directors, may be filled by BancorpSouth's shareholders, BancorpSouth's Board of Directors, or, if the directors remaining in office constitute fewer than a quorum of the Board of Directors, the Board of Directors by the affirmative vote of a majority of all of the directors remaining in office. A vacancy that will occur at a later date, by reason of resignation effective at a later date or any other reason, may be filled before the vacancy occurs, but the new director may not take office until the vacancy occurs. The members of BancorpSouth's Board of Directors are divided into three classes, with the classes elected for staggered three-year terms. Each director of BancorpSouth must own at least $200 of par value of unencumbered shares of BancorpSouth common stock.

         FIRST LAND. First Land's Board of Directors consists of eight members, unless increased by the vote of First Land's shareholders, and on the date of this Prospectus Supplement/Proxy Statement consisted of eight members. Any vacancy on First Land's Board of Directors is to be filled by First Land's shareholders. Each First Land director is elected to serve a one-year term. First Land's shareholders elect directors at their annual meeting or, if the annual meeting is not held, at a special meeting called for the purpose of the election of directors. Directors of First Land are not required to be shareholders of First Land.

REMOVAL OF DIRECTORS

         BANCORPSOUTH. BancorpSouth's governing documents provide that a director of BancorpSouth may be removed by the affirmative vote of a majority of the entire Board of Directors of BancorpSouth and by BancorpSouth's shareholders, only for cause, at a special meeting called for the purpose of removing such director.

         FIRST LAND. First Land's governing documents provide that a director may be removed at any time with or without cause by a special shareholders meeting called expressly for that purpose.

AUTHORIZED CAPITAL STOCK

                                        Authorized Shares     Par Value per Share
                                        -----------------     -------------------
           First Land..................        500,000              $0.10

           BancorpSouth................    500,000,000              $2.50


RIGHTS OF SHAREHOLDERS TO CALL SPECIAL MEETINGS

         BANCORPSOUTH. BancorpSouth's governing documents provide that a special meeting of BancorpSouth's shareholders may be called by the Chief Executive Officer or Secretary of BancorpSouth, or by the holders of not less than a majority of the shares of BancorpSouth common stock entitled to vote at a special meeting.

         FIRST LAND. First Land's bylaws provide that a special meeting of the First Land shareholders may be called at any time by the President or Treasurer, by the First Land Board of Directors, or by any shareholders owning in the aggregate at least 25% of First Land's voting capital stock issued and outstanding.

                       WHERE YOU CAN FIND MORE INFORMATION

         BancorpSouth has filed with the SEC under the Securities Act a registration statement on Form S-4 including a post-effective amendment that registers the shares of BancorpSouth common stock to be issued in connection with the asset transfer and subsequent distribution to the shareholders of First Land as a result of First Land's dissolution. The registration statement, including the attached exhibits and schedules, contains additional relevant information about BancorpSouth and BancorpSouth common stock. The rules and regulations of the SEC allow BancorpSouth and First Land to omit certain information included in the registration statement from this Prospectus Supplement/Proxy Statement.

         In addition, BancorpSouth files reports, proxy statements and other information with the SEC under the Securities Exchange Act. You may read and copy this information at the following locations of the SEC:

Public Reference Room        New York Regional Office      Chicago Regional Office
450 Fifth Street, N.W.       Woolworth Center              Citicorp Center
Room 1024                    233 Broadway                  500 West Madison Street
Washington, D.C. 20549       New York, New York  10279     Suite 1400
                                                           Chicago, Illinois 60661-2511

         You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

         The SEC also maintains an Internet world wide web site that contains reports, proxy statements and other information about issuers, like BancorpSouth, which file electronically with the SEC. The address of that site is http://www.sec.gov.

         You can also inspect reports, proxy statements and other information about BancorpSouth at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

         The SEC allows BancorpSouth to "incorporate by reference" information into this Prospectus Supplement/Proxy Statement from documents it has have previously filed with the SEC. This means that BancorpSouth can disclose important information to you by referring you to another document filed separately with the SEC. These documents contain important information about BancorpSouth and its financial condition, operations and business. The information incorporated by reference is considered to be a part of this Prospectus Supplement/Proxy Statement, except for any information that is superseded by other information contained directly in this Prospectus Supplement/Proxy Statement or in documents filed by BancorpSouth with the SEC after the date of this Prospectus Supplement/Proxy Statement. Information incorporated from another document is considered to have been disclosed to you whether or not you chose to read the document.

         This Prospectus Supplement/Proxy Statement incorporates by reference the following documents with respect to BancorpSouth:

         - BancorpSouth's Annual Report on Form 10-K for the year ended December 31, 2000;

         - BancorpSouth's Quarterly Report on Form 10-Q for the three months ended March 31, 2001;

         - BancorpSouth's Quarterly Report on Form 10-Q for the three months ended June 30, 2001;

         - BancorpSouth's Quarterly Report on Form 10-Q for the three months ended September 30, 2001;

         -      BancorpSouth's Current Report on Form 8-K dated March 28, 2001;

         -      BancorpSouth's Current Report on Form 8-K dated January 18,
                2002;

         -      BancorpSouth's Current Report on Form 8-K dated January 30,
                2002;

         -      BancorpSouth's Current Report on Form 8-K dated February 19,
                2002;

         - BancorpSouth's Post-Effective Amendment No. 6 to Form S-4, Registration No. 333-28081, dated January 25, 2002;

         - BancorpSouth's Annual Report for the BancorpSouth, Inc. 401(k) Amended and Restated Salary Deferral-Profit Sharing Employee Stock Ownership Plan on Form 11-K for the year ended December 31, 2000;

         - The description of BancorpSouth common stock contained in BancorpSouth's Registration Statement on Form 8-A dated May 14, 1997;

         - The description of BancorpSouth common stock purchase rights contained in BancorpSouth's Registration Statement on Form 8-A dated May 14, 1997; and

         - The description of amendments to BancorpSouth common stock purchase rights contained in an amended Registration Statement on Form 8-A/A dated as of March 28, 2001.

         BancorpSouth incorporates by reference additional documents that BancorpSouth may file with the SEC between the date of this Prospectus Supplement/Proxy Statement and the completion of the asset transfer. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

         BancorpSouth has supplied all information contained or incorporated by reference in this Prospectus Supplement/Proxy Statement relating to BancorpSouth and BancorpSouth Bank.

         First Land has supplied all information contained in this Prospectus Supplement/Proxy Statement relating to First Land.

         You can obtain copies of the documents incorporated by reference in this Prospectus Supplement/Proxy Statement with respect to BancorpSouth without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this Prospectus Supplement/Proxy Statement, by requesting them in writing or by telephone from BancorpSouth at the following:

                     BancorpSouth, Inc.
                     One Mississippi Plaza
                     201 South Spring Street
                     Tupelo, Mississippi 38804
                     (662) 680-2000
                     Attention: Cathy S. Freeman, Secretary

         IF YOU WOULD LIKE TO REQUEST DOCUMENTS FROM BANCORPSOUTH, PLEASE DO SO BY APRIL 25, 2002 TO RECEIVE THEM BEFORE THE SPECIAL MEETING. You can also obtain copies of these documents from the SEC through the SEC's Internet world wide web site or at the SEC's address described in this section above.

         You should rely only on the information contained in or incorporated by reference in this Prospectus Supplement/Proxy Statement in considering how to vote your shares. Neither BancorpSouth nor First Land has authorized anyone to provide you with information that is different from the information in this document. This Prospectus Supplement/Proxy Statement is dated April 4, 2002.
You should not assume that the information contained in this document is accurate as of any date other than that date. Neither the mailing of this Prospectus Supplement/Proxy Statement nor the issuance of BancorpSouth common stock in connection with the asset transfer shall create any implication to the contrary.

           CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

         This Prospectus Supplement/Proxy Statement contains certain forward-looking statements about the financial condition, results of operations and business of BancorpSouth and First Land and about BancorpSouth following the asset transfer. These statements concern First Land's intention to distribute shares of BancorpSouth's common stock it receives pursuant to the agreement and plan of reorganization, the timing and terms of the distributions to be made to First Land shareholders in connection with First Land's dissolution, BancorpSouth's reasons for entering into the transaction, the anticipated impact of the asset transfer on BancorpSouth's financial performance and market prices of BancorpSouth common stock. These statements appear in several sections of this Prospectus Supplement/Proxy Statement, including "Summary", "Dissolution and Liquidation of First Land", and "BancorpSouth's Reasons for the Transaction." You should carefully read other parts of this Prospectus Supplement/Proxy Statement, and the documents which are incorporated by reference, for other factors which could affect BancorpSouth's or First Land's operations in the future. Also, the forward-looking statements generally include any of the words "believes," "expects," "anticipates," "intends," "estimates," "should," "will" or "plans" or similar expressions.

         Forward-looking statements are not guarantees of future performance. They involve risks, uncertainties and assumptions. The future results and shareholder values of BancorpSouth and First Land may differ materially from those expressed in these forward-looking statements. Many of the factors that could influence or determine actual results are unpredictable and not within the control of BancorpSouth or First Land. In addition, neither BancorpSouth nor First Land intends to, nor are they obligated to, update these forward-looking statements after this Prospectus Supplement/Proxy Statement is distributed, even if new information, future events or other circumstances have made them incorrect or misleading as of any future date. For all of these statements, BancorpSouth and First Land claim the protection of the safe harbor for forward-looking statements provided in Section 27A of the Securities Act and
Section 21E of the Securities Exchange Act.

         Factors that may cause actual results to differ materially from those contemplated by these forward-looking statements include, among others, the following possibilities:

         - Inability to manage growth and effectively serve an expanding customer and market base;

         - Competitive pressure among financial services providers in the region of the United States in which BancorpSouth operates or in the financial services industry generally may increase significantly;

         - BancorpSouth may be exposed to unknown liabilities of First Land through successor liability;

         - Interest rates may change in such a way as to reduce BancorpSouth's margins;

         - General economic or monetary conditions, either nationally or regionally, may be less favorable than expected, resulting in a deterioration in credit quality or a diminished demand for BancorpSouth's services and products;

         - Changes in laws or government rules, or the way in which courts interpret these laws or rules, may adversely affect BancorpSouth's businesses; and

         - Business conditions, inflation or securities markets may undergo significant change.

                                  LEGAL MATTERS

         Riley, Ford, Caldwell & Cork, P.A., Tupelo, Mississippi, counsel to BancorpSouth, will pass upon the validity of the shares of BancorpSouth common stock to be issued in the reorganization. Mitchell, Williams, Selig, Gates & Woodyard, P.L.L.C, Little Rock, Arkansas, counsel to First Land, will pass upon certain legal matters concerning the reorganization on behalf of First Land.

                                     EXPERTS

         The consolidated financial statements of BancorpSouth as of December 31, 2000 and 1999, and for each of the years in the three-year period ended December 31, 2000, have been incorporated by reference in this Prospectus Supplement/Proxy Statement and in the registration statement on Form S-4 in reliance upon the report of KPMG LLP, independent accountants, incorporated by reference herein, and upon the authority of such firm as experts in accounting and auditing.

PROSPECTUS

                                15,000,000 SHARES

                              [BANCORPSOUTH LOGO]

                                  COMMON STOCK

                                 ---------------

         This prospectus relates to 15,000,000 shares of BancorpSouth common stock that may be offered and issued from time to time, or have previously been issued, in connection with acquisitions of other businesses, assets or securities.

         The amount and type of consideration we will offer and the other specific terms of each acquisition will be determined by negotiations with the owners or controlling persons of the businesses, assets or securities to be acquired. We may structure business acquisitions in a variety of ways, including acquiring stock, other equity interests or assets of the acquired business or merging the acquired business with us or one of our subsidiaries. We may be required to provide further information by means of a post-effective amendment to the registration statement of which this prospectus is a part or a supplement to this document once we know the actual information concerning a specific acquisition. This document, unless amended or supplemented as previously described, may only be used in connection with the issuance of our common stock in connection with combinations, mergers or acquisitions which would be exempt from registration but for the possibility of integration with other transactions.

         We do not expect to receive any cash proceeds from the sale of shares of our common stock issued pursuant to this prospectus. We are paying all expenses of this offering. We do not expect to pay any underwriting discounts or commissions in connection with issuing these shares, although we may pay finder's fees in specific acquisitions. Any person receiving a finder's fee may be deemed an underwriter within the meaning of the Securities Act of 1933.

         Our common stock is listed on the New York Stock Exchange under the symbol "BXS."

                                 ---------------

     Neither the Securities and Exchange Commission nor any state securities commissioner has approved or disapproved of the shares of BancorpSouth common stock to be issued under this prospectus or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                 ---------------


         SHARES OF BANCORPSOUTH COMMON STOCK ARE NOT SAVINGS OR DEPOSIT ACCOUNTS OR OTHER OBLIGATIONS OF ANY BANK OR SAVINGS ASSOCIATION, AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.

                                 ---------------

                The date of this prospectus is January 25, 2002.

                                TABLE OF CONTENTS

                                                                           Page
                                                                           ----
BancorpSouth.............................................................    1

Where You Can Find More Information......................................    1

Legal Matters............................................................    3

Experts..................................................................    3



        THIS PROSPECTUS INCORPORATES IMPORTANT BUSINESS AND FINANCIAL INFORMATION THAT IS NOT INCLUDED IN OR DELIVERED WITH THIS PROSPECTUS. THIS INFORMATION IS AVAILABLE WITHOUT CHARGE TO SECURITY HOLDERS UPON ORAL OR WRITTEN REQUEST TO CATHY S. FREEMAN, VICE PRESIDENT AND CORPORATE SECRETARY OF BANCORPSOUTH, INC., ONE MISSISSIPPI PLAZA, TUPELO, MISSISSIPPI, 38804, (662) 680-2000. TO ENSURE TIMELY DELIVERY OF THE REQUESTED INFORMATION, YOU SHOULD MAKE YOUR REQUEST AT LEAST FIVE BUSINESS DAYS BEFORE THE DATE UPON WHICH YOU MUST MAKE YOUR INVESTMENT DECISION.

                           FORWARD-LOOKING STATEMENTS

        This prospectus and the documents that are and will be incorporated into this prospectus, as well as amendments and supplements to this prospectus, contain forward-looking statements that involve risks and uncertainties. The outcome of the events described in these forward-looking statements is subject to risks and actual results could differ materially from the events predicted in the applicable statements. These statements relate to our future plans, objectives, expectations and intentions. These statements may be identified by the use of words like "anticipates," "believes," "estimates," "expects," "may," "might," "will," "would," "should," "seeks," "pro forma," or "intends," and similar expressions.

        We caution you not to place undue reliance on forward-looking statements since actual results could differ materially from those discussed in these statements due to a variety of factors, many of which are beyond our control. Forward-looking statements speak only as of the date of the document in which they are made, and we might not update them to reflect changes that occur after that date. For a discussion of some of the factors that could cause actual results to differ from our forward-looking statements, refer to our reports filed with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2000 in the section captioned "Risk Factors," which is incorporated by reference into this prospectus. Refer also to the documents we file with the SEC after the date of this prospectus, as those documents might update information contained in previously filed documents or provide additional information. See "Where You Can Find More Information" on page 1.

                                  BANCORPSOUTH

         BancorpSouth, Inc. is a Mississippi corporation and a bank holding company with commercial banking and financial services operations in Mississippi, Tennessee, Alabama, Arkansas, Texas and Louisiana. Our principal subsidiary is BancorpSouth Bank. We conduct a general commercial banking and trust business through BancorpSouth Bank, which has its principal office in Tupelo, Lee County, Mississippi, and operates offices in Mississippi, Tennessee, Alabama, Arkansas, Texas and Louisiana. BancorpSouth Bank has grown through the acquisition of other banks, the purchase of assets from federal regulators and through the opening of new branches and offices.

         Our lending activities include both commercial and consumer loans. Loan originations are derived from a number of sources including real estate broker referrals, mortgage loan companies, direct solicitation by our loan officers, existing savers and borrowers, builders, attorneys, walk-in customers and, in some instances, other lenders. We have established disciplined and systematic procedures for approving and monitoring loans that vary depending on the size and nature of the loan.

         We offer a variety of services through the trust department of BancorpSouth Bank, including personal trust and estate services, certain employee benefit accounts and plans, including individual retirement accounts, and limited corporate trust functions.

         We provide, through our subsidiaries, a range of financial services to individuals and small-to-medium size businesses. BancorpSouth Bank operates investment services, consumer finance, credit life insurance and insurance agency subsidiaries which engage in investment brokerage services, consumer lending, credit life insurance sales and sales of other insurance products.

         Our principal office is located at One Mississippi Plaza, Tupelo, Mississippi 38804 and our telephone number is (662) 680-2000.

                       WHERE YOU CAN FIND MORE INFORMATION

         We have filed with the SEC under the Securities Act of 1933 a registration statement on Form S-4 (Registration No. 333-28081) that registers the distribution of our shares to be offered in connection with this prospectus. The registration statement, including the attached exhibits and schedules, and any amendments or supplements to the registration statement, if any, contain additional relevant information about us and our common stock. The rules and regulations of the SEC allow us to omit certain information included in the registration statement from this prospectus.

         In addition, we file reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934. You may read and copy this information at the following locations of the SEC:

Public Reference Room      New York Regional Office      Chicago Regional Office
450 Fifth Street, N.W.     Woolworth Center              Citicorp Center
Room 1024                  233 Broadway                  500 West Madison Street
Washington, D.C. 20549     New York, New York 10279      Suite 1400
                                                         Chicago, Illinois 60661-2511

         You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

         The SEC also maintains an Internet world wide web site that contains reports, proxy statements and other information about issuers, like us, which file electronically with the SEC. The address of that site is http://www.sec.gov.

         You can also inspect reports, proxy statements and other information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

         The SEC allows us to "incorporate by reference" information into this prospectus from documents that they we previously filed with the SEC. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. These documents contain important information about us and our financial condition, operations and business. The information incorporated by reference is considered to be a part of this prospectus, except for any information that is superseded by other information contained directly in this prospectus or in documents filed by us with the SEC after the date of this prospectus. Information incorporated from another document is considered to have been disclosed to you whether or not you chose to read the document.

         This prospectus incorporates by reference the following documents:

         1.     Our Annual Report on Form 10-K for the year ended December 31,
                2000;

         2. Our Quarterly Report on Form 10-Q for the three months ended March 31, 2001;

         3. Our Quarterly Report on Form 10-Q for the three months ended June 30, 2001;

         4. Our Quarterly Report on Form 10-Q for the three months ended September 30, 2001;

         5.     Our Current Report on Form 8-K dated March 28, 2001;

         6.     Our Current Report on Form 8-K dated January 18, 2002;

         7. Our Annual Report for the BancorpSouth, Inc. 401(k) Amended and Restated Salary Deferral-Profit Sharing Employee Stock Ownership Plan on Form 11-K for the year ended December 31, 2000;

         8. The description of our common stock contained in a Registration Statement on Form 8-A, dated May 14, 1997;

         9. The description of our common stock purchase rights contained in a Registration Statement on Form 8-A, dated May 14, 1997; and

         10. The description of amendments to our common stock purchase rights contained in an amended Registration Statement on Form 8-A/A, dated as of March 28, 2001.

         We incorporate by reference additional documents that we may file with the SEC after the date of this prospectus. These documents include, but are not limited to, periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

         You can obtain copies of the documents incorporated by reference in this prospectus without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this prospectus, by requesting them in writing or by telephone from Cathy S. Freeman, Vice President and Corporate Secretary of BancorpSouth, Inc., at One Mississippi Plaza, Tupelo, Mississippi 38804, (662) 680-2000. To ensure timely delivery of the requested information, you should make your request at least five business days before the date upon which you must make your final investment decision. You can also obtain copies of these documents from the SEC through the SEC's Internet world wide web site or at the SEC's address described in this section above.

         You should rely only on the information contained in or incorporated by reference in this prospectus in making your final investment decision. We have not authorized anyone to provide you with information that is different from the information in this document. This prospectus is dated January 25, 2002. You should not assume that the information contained in this document is accurate as of any date other than that date. Neither the mailing of this prospectus nor the issuance of our common stock in connection with this prospectus shall create any implication to the contrary.

                                  LEGAL MATTERS

         Riley, Ford, Caldwell & Cork, P.A., Tupelo, Mississippi, counsel to BancorpSouth, will pass upon the validity of the shares of BancorpSouth common stock to be offered in connection with this prospectus. Waller Lansden Dortch & Davis, A Professional Limited Liability Company, Nashville, Tennessee, special counsel to BancorpSouth, will pass upon certain legal matters concerning the shares of BancorpSouth common stock to be offered in connection with this prospectus.

                                     EXPERTS

        The consolidated financial statements of BancorpSouth, as of December 31, 2000 and 1999, and for each of the years in the three-year period ended December 31, 2000, have been incorporated by reference in this prospectus and in the registration statement on Form S-4 in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of KPMG LLP as experts in accounting and auditing.

                                                                         ANNEX A



                      AGREEMENT AND PLAN OF REORGANIZATION

                             DATED DECEMBER 26, 2001

                                     BETWEEN

                        FIRST LAND AND INVESTMENT COMPANY

                                       AND

                               BANCORPSOUTH, INC.

                                TABLE OF CONTENTS

                                                                                                                PAGE
                                                                                                                ----
ARTICLE 1           TRANSFER OF ASSETS; CONSIDERATION; CLOSING................................................. A-1
1.1                 Transfer of Assets......................................................................... A-1
1.2                 Liabilities................................................................................ A-1
1.3                 Consideration for Transfer................................................................. A-2
1.4                 Expenses................................................................................... A-2
1.5                 Transfer Taxes............................................................................. A-2
1.6                 Further Acts and Assurances................................................................ A-2
1.7                 Closing.................................................................................... A-2
1.8                 Purchaser to Make Shares Available......................................................... A-3
1.9                 Tax Treatment.............................................................................. A-3
1.10                Dissolution of Seller...................................................................... A-3

ARTICLE 2           REPRESENTATIONS AND WARRANTIES OF SELLER................................................... A-3
2.1                 Organization............................................................................... A-3
2.2                 Authority.................................................................................. A-3
2.3                 Subsidiaries............................................................................... A-4
2.4                 Title to Assets............................................................................ A-4
2.5                 Substantially All of the Assets............................................................ A-4
2.6                 Type of Assets............................................................................. A-4
2.7                 Absence of Undisclosed Liabilities......................................................... A-4
2.8                 Contracts.................................................................................. A-4
2.9                 Defaults................................................................................... A-4
2.10                Environmental Matters...................................................................... A-5
2.11                Litigation................................................................................. A-5
2.12                Compliance with Law........................................................................ A-5
2.13                Taxes...................................................................................... A-6
2.14                Employment Matters......................................................................... A-6
2.15                Consent and Approvals...................................................................... A-7
2.16                Seller Information......................................................................... A-7
2.17                No Untrue or Inaccurate Representation or Warranty......................................... A-7

ARTICLE 3           REPRESENTATIONS AND WARRANTIES OF PURCHASER................................................ A-7
3.1                 Organization and Standing of Purchaser..................................................... A-7
3.2                 Authority of Purchaser..................................................................... A-7
3.3                 SEC Reports................................................................................ A-8
3.4                 Purchaser Information...................................................................... A-8
3.5                 No Untrue or Inaccurate Representation or Warranty......................................... A-8
3.6                 Tax Representations........................................................................ A-8

ARTICLE 4           COVENANTS OF PURCHASER..................................................................... A-9
4.1                 Corporate Action........................................................................... A-9
4.2                 Confidential Handling of Documents......................................................... A-9
4.3                 Conduct of Business........................................................................ A-9

ARTICLE 5           COVENANTS OF SELLER........................................................................ A-9
5.1                 Access and Information..................................................................... A-9
5.2                 Conduct of Business....................................................................... A-10
5.3                 Best Efforts to Secure Consents........................................................... A-11
5.4                 Unusual Events............................................................................ A-11
5.5                 Press Releases............................................................................ A-11

ARTICLE 6           ADDITIONAL AGREEMENTS..................................................................... A-11
6.1                 Regulatory Matters........................................................................ A-11
6.2                 Shareholder Meeting....................................................................... A-12
6.3                 Legal Conditions.......................................................................... A-12
6.4                 Stock Exchange Listing.................................................................... A-12
6.5                 Affiliates................................................................................ A-13

ARTICLE 7           CONDITIONS PRECEDENT TO THE OBLIGATIONS OF EACH PARTY..................................... A-13
7.1                 Shareholder Approval...................................................................... A-13
7.2                 Listing of Shares......................................................................... A-13
7.3                 Other Approvals........................................................................... A-13
7.4                 S-4 ...................................................................................... A-13
7.5                 No Injunctions or Restraints; Illegality.................................................. A-13

ARTICLE 8           CONDITIONS PRECEDENT TO THE OBLIGATIONS OF SELLER......................................... A-13
8.1                 Representations and Warranties True....................................................... A-14
8.2                 Performance of Obligations of Purchaser................................................... A-14
8.3                 Other Deliveries.......................................................................... A-14
8.4                 Proceedings and Documents Satisfactory.................................................... A-14
8.5                 Fairness Opinion.......................................................................... A-14
8.6                 Sale of Real Estate and Mineral Rights.................................................... A-14
8.7                 Tax Opinion............................................................................... A-14
8.8                 Dissenting Shares......................................................................... A-14

ARTICLE 9           CONDITIONS PRECEDENT TO THE OBLIGATIONS OF PURCHASER...................................... A-14
9.1                 Representations and Warranties True....................................................... A-15
9.2                 Performance of Obligations of Seller...................................................... A-15
9.3                 Completion of Due Diligence Review........................................................ A-15
9.4                 Board of Director Approval................................................................ A-15
9.5                 Bill of Sale.............................................................................. A-15
9.6                 Other Deliveries.......................................................................... A-15
9.7                 Proceedings and Documents Satisfactory.................................................... A-15
9.8                 No Adverse Change......................................................................... A-15
9.9                 Sale of Real Estate and Mineral Rights.................................................... A-15
9.10                Loan Payoff............................................................................... A-15
9.11                Dissenting Shares......................................................................... A-15

ARTICLE 10          TERMINATION............................................................................... A-15
10.1                Termination............................................................................... A-15
10.2                Effect of Termination..................................................................... A-17

ARTICLE 11          INDEMNIFICATION........................................................................... A-17

ARTICLE 12          MISCELLANEOUS............................................................................. A-17
12.1                Notices................................................................................... A-17
12.2                Entire Agreement.......................................................................... A-18
12.3                Governing Law............................................................................. A-18
12.4                Section Headings.......................................................................... A-18
12.5                Waiver.................................................................................... A-18
12.6                Exhibits.................................................................................. A-18
12.7                Assignment................................................................................ A-18
12.8                Plain Meaning............................................................................. A-19
12.9                Counterparts.............................................................................. A-19
12.10               Severability.............................................................................. A-19

                      AGREEMENT AND PLAN OF REORGANIZATION

                  AGREEMENT AND PLAN OF REORGANIZATION (the "Agreement"), dated as of December 26, 2001, between FIRST LAND AND INVESTMENT COMPANY, an Arkansas corporation ("Seller"), and BANCORPSOUTH, INC., a Mississippi corporation ("Purchaser").

                                    RECITAL:

                  WHEREAS, Seller is a corporation which owns the securities, cash, furniture, fixtures and office equipment (collectively, the "Assets") used in connection with its business (the "Business");

                  WHEREAS, Seller is a shareholder of Purchaser;

                  WHEREAS, Seller desires to transfer and Purchaser desires to acquire the Assets (except for certain excluded assets as set forth herein), in exchange for the issuance and delivery by Purchaser to Seller of certain shares of common stock of Purchaser, with such shares to be further distributed by Seller to the shareholders of Seller in complete liquidation and dissolution of Seller, all upon terms and conditions hereinafter set forth; and

                  WHEREAS, for federal income tax purposes, it is intended that the transactions provided for herein shall qualify as a reorganization ("the Reorganization") within the meaning of Section 368(a)(1)(C) of the Internal Revenue Code of 1986, as amended (the "Code").

                  The parties hereby agree as follows:

                                    ARTICLE 1

                   TRANSFER OF ASSETS; CONSIDERATION; CLOSING

                  1.1      Transfer of Assets

                           (a)      Upon the terms of this Agreement and based
upon the representations, warranties and agreements made herein by each of the parties to the other, on the Closing Date (as defined below), Seller shall transfer and Purchaser shall acquire all securities, cash, furniture, fixtures and office equipment owned by Seller and utilized in the Business, as described in Schedule 1.1(a)(i) (the "Schedule of Assets"); provided, however, Seller shall not transfer and Purchaser shall not acquire title to any of the excluded assets set forth on Schedule 1.1(a)(ii), consisting of the real estate (the "Real Estate") and the mineral rights (the "Mineral Rights") described therein; and

                           (b)      In lieu of acquiring the Real Estate and the
Mineral Rights, prior to Closing, Seller intends to sell to one or more third parties all of the Real Estate and the Mineral Rights and to transfer to Purchaser the net proceeds of such sale or sales remaining after satisfaction of or provision for all liabilities, claims and obligations of Seller; and

                           (c)      Seller shall execute and deliver to
Purchaser a Bill of Sale in the form of Exhibit 1.1(c).

                  1.2 Liabilities. Seller has no liabilities, claims or obligations (whether accrued, absolute, contingent or otherwise) related to the Business or the Assets other than those set forth on Schedule 1.2 (the "Schedule of Liabilities"). The Assets shall be sold free and clear of all liabilities, liens, charges and encumbrances. Purchaser shall not assume any liability or obligation of Seller, fixed or contingent, disclosed or undisclosed, at the closing of the transactions contemplated hereby or otherwise. Seller agrees to satisfy, at or before the Closing (as defined below) all liabilities, indebtedness and obligations related to the Assets and to have all liens related to the Assets released. Notwithstanding the foregoing, the shareholders of Seller (each a "Shareholder" and, collectively, the "Shareholders") will have the right of dissent from the transactions proposed herein under Sections 4-27-1301, et seq., of the Arkansas Business Corporation Act of 1987 (the "ABCA"); in the event one or more Shareholders dissents, the payments such Shareholders may be entitled to receive may not be known or satisfied prior to the Closing. Notwithstanding the foregoing, Seller shall be responsible for making any and all payments which such dissenting shareholders shall be entitled to receive.

                  1.3 Consideration for Transfer. The purchase price for the Assets (the "Purchase Price") paid to Seller shall be that number of shares of Common Stock, $2.50 par value per share, of Purchaser (the "Common Stock") determined according to the following formula:

                  (I) (a) The market value of 433,593 shares of Common Stock, determined by the average of the high and low prices of the Common Stock on the New York Stock Exchange (the "NYSE") on the trading day preceding the Closing Date, plus (b) all cash held by Seller as of the Closing Date, less (c) cash necessary to pay any and all known liabilities of Seller, including without limitation (i) all income taxes accrued or owed by Seller, (ii) all legal, accounting, NYSE listing and other expenses relating to the transactions contemplated hereby incurred by either Seller or Buyer, (iii) all amounts reserved to pay dissenting shareholders and expenses relating to dissenting shareholders, and (iv) all amounts reserved to pay fractional shares upon distribution of the Common Stock to the Shareholders, less (d) the sum of $500,000 all divided by (II) the market value of a share of the Common Stock determined by the average of the high and low prices of the Common Stock on the NYSE on the trading day preceding the Closing Date.

                  1.4 Expenses. All expenses of Purchaser in connection with this Agreement or the transactions provided for hereby shall be borne by Seller, whether or not such transactions are consummated.

                  1.5 Transfer Taxes. Seller shall be responsible for any documentary transfer taxes and any sales, use or other taxes imposed by reason of the transfer of the Assets, the fees and costs of recording or filing all applicable conveyancing instruments necessary to transfer the Assets and any transfer taxes, costs or fees by reason of the issuance of the shares of Common Stock pursuant to Section 1.3.

                  1.6 Further Acts and Assurances. Seller shall, at any time and from time to time at and after the Closing, upon the request of Purchaser, take any and all steps necessary to place Purchaser in possession and operating control of the Assets to be transferred hereunder, and will do, execute, acknowledge and deliver, or will cause to be done, executed, acknowledged and delivered, all such further acts, deeds, assignments, transfers, conveyances, powers of attorney and assurances as may be required for the better transferring and confirming to Purchaser or to its successors or assigns, or for reducing to possession, any or all of the Assets.

                  1.7 Closing. Subject to the terms and conditions of this Agreement, the transfer, acquisition and other activities provided for herein (the "Closing") shall take place at the offices of Waller Lansden Dortch & Davis, PLLC, on or before April 30, 2002 (the "Closing Date") or such other time, date and place as the parties shall mutually agree. The Closing will not take place between the record date and the payable date for any dividend declared by Purchaser.

                  1.8 Purchaser to Make Shares Available. On the Closing Date, Purchaser shall deliver to Seller certificates representing the shares of Common Stock and cash in lieu of fractional shares to be paid pursuant to
Section 1.3. Notwithstanding anything to the contrary contained herein, no certificate representing a fractional share of Common Stock shall be issued hereunder, no dividend or distribution with respect to Common Stock shall be payable on or with respect to the fractional share, and such fractional share interest shall not entitle the owner thereof to vote or to any other rights of a shareholder of Purchaser. In lieu of the issuance of any such fractional share, Purchaser shall pay to Seller an amount in cash equal to the product of (x) the market value of a share of the Common Stock determined in accordance with
Section 1.3 and (y) the fraction of a share of Common Stock which Seller would otherwise be entitled to receive pursuant to this Article 1.

                  1.9 Tax Treatment. Purchaser and Seller intend that the transactions contemplated by this Agreement be treated for tax purposes as a reorganization under Section 368(a)(1)(C) of the Code and that this Agreement shall constitute a "plan or reorganization" for the purposes of Section 368(a) of the Code. Purchaser does not make any representation or warranty with respect to the transactions contemplated by this Agreement qualifying as a reorganization under Section 368(a)(1)(C) of the Code, nor with respect to the tax consequences of such transactions.

                  1.10 Dissolution of Seller. Approval of this Agreement by the Shareholders shall constitute (i) adoption of a plan of reorganization meeting the requirements of Section 368(a) of the Code (the "Plan of Reorganization"), (ii) approval of the sale of all of the Real Estate and Mineral Rights, and (iii) approval of the dissolution of Seller. Pursuant to this Plan of Reorganization, Seller will take all steps necessary or appropriate so that the dissolution of Seller pursuant to the laws of the State of Arkansas will occur as soon as practicable after the Closing (and in any event within 120 days after the Closing Date). At the conclusion of the Reorganization pursuant to the Plan of Reorganization, (i) any assets of Seller that have not been conveyed to Purchaser hereunder shall be distributed to the Shareholders in accordance with their respective interests and applicable law, including Section 368 of the Code, and Seller shall be responsible for filing any and all final tax returns of Seller and for paying any liabilities associated therewith.

                                    ARTICLE 2

                    REPRESENTATIONS AND WARRANTIES OF SELLER

                  As of the date hereof and, when read in light of any Schedules that are to be provided in accordance with the provisions of Section 12.7 hereof, Seller represents and warrants to Purchaser as follows:

                  2.1 Organization. Seller is a corporation, duly organized, validly existing and in good standing under and by virtue of the laws of the State of Arkansas.

                  2.2 Authority. Seller has all requisite power and authority to (a) own and lease Seller's properties and assets, (b) carry on Seller's business as and where it is now being conducted, (c) execute, deliver and perform its obligation under this Agreement and the documents to be executed in connection herewith, and, (d) upon requisite approval of the Shareholders of Seller, consummate the transactions contemplated hereby. All action on the part of Seller necessary for the authorization, execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby has been or will be taken prior to the Closing Date. This Agreement shall constitute the legal, valid and binding obligation of Seller, enforceable in accordance with its terms except as enforceability may be restricted, limited or delayed by applicable bankruptcy or other laws affecting creditor's rights generally and except as enforceability is subject to general principles of equity.

                  2.3 Subsidiaries. Seller does not have and has never had any subsidiaries or affiliated organizations and does not otherwise own and has never otherwise owned any shares of capital stock or any interest in, or control of, directly or indirectly, any other corporation, partnership, limited liability company, association, joint venture or other business entity, other than shares of Common Stock in Purchaser.

                  2.4 Title to Assets. Seller has, and at Closing will have, good and marketable title to all of the Assets subject to no mortgage, pledge, lien, lease, conditional sales agreement, option, right of first refusal or any other encumbrance or charge, including taxes. Seller agrees to remove all security interests reflected on any search of public records, if any, prior to the Closing and to remove any other security interests filed with respect to the Assets between the date of such search of public records and the Closing Date. The Bill of Sale, in the form attached hereto as Exhibit 1.1(b), to be executed and delivered by Seller at the Closing will be valid, binding and enforceable in accordance with its terms, and will effectively vest in Purchaser good and marketable title to all of the Assets. At the Closing, Seller shall deliver certificates representing all of the securities owned by it, duly endorsed for transfer.

                  2.5 Substantially All of the Assets. The Assets described in the Schedule of Assets represent "substantially all" of the assets of Seller within the meaning of Section 368(a)(1)(C) of the Code and applicable regulations of the United States Department of the Treasury.

                  2.6 Type of Assets. The Assets consist solely of common stock of Purchaser, cash, and equipment in the nature of furniture, fixtures and office equipment.

                  2.7 Absence of Undisclosed Liabilities. Except as and to the extent reflected in the Schedule of Liabilities, Seller, as of the date hereof, has no liabilities, claims or obligations (whether accrued, absolute, contingent or otherwise) related to the Business or the Assets and no knowledge of any facts or circumstances that may give rise to a liability, claim or obligation in the future.

                  2.8 Contracts. There are no contracts, leases, agreements or other instruments to which Seller is a party or is bound which could either singularly or in the aggregate have an adverse effect on the value to Purchaser of the Assets or which could inhibit or prevent Seller in its ability effectively to transfer to or vest in Purchaser good and sufficient title to the Assets.

                  2.9 Defaults. Seller is not in default under, nor has any event occurred which, with the lapse of time or action by a third party, could result in a default under, any outstanding indenture, mortgage, lease, contract or agreement to which Seller is a party, except for defaults that would not have a material adverse effect on Seller, the Assets or Purchaser. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement will not (i) violate any provision of, or result in the breach of, or constitute a default under, any law the violation of which would result in a significant liability to Seller, or any order, writ, injunction or decree of any court, governmental agency or arbitration tribunal; (ii) constitute a violation of or a default under, or conflict with, any term or provision of any contract, commitment, indenture, lease or other agreement, or any other restriction of any kind to which Seller is a party or by which Seller is bound; or (iii) cause or give any party grounds to cause (with or without notice, the passage of time or both) the maturity of any liability or obligation of Seller to be accelerated, or increase any such liability or obligation.

                  2.10 Environmental Matters. There are no underground storage tanks located on or under the Real Estate used by the Business on or prior to the date hereof, which property is described on Schedule 1.1(a)(ii) attached hereto (the "Property"). There are no "Hazardous Substances" (as hereinafter defined) on, in or under the Property, and neither Seller nor, to Seller's knowledge, any third party has engaged in the generation, production, use, handling, manufacture, treatment, storage or disposal of any Hazardous Substances on, in or under the Property. "Hazardous Substances" shall mean any substance, material, waste or pollutant that is now or hereafter listed, defined, characterized or regulated as hazardous, toxic or dangerous under or pursuant to any statute, law, ordinance, rule or regulation of any federal, state, regional, county or local governmental authority having jurisdiction over the Property or its use or operation, including, without limitation, (i) any substance, material, element, compound, mixture, solution, waste, chemical or pollutant listed, defined, characterized or regulated as hazardous, toxic or dangerous under Applicable Environmental Law, (ii) petroleum, petroleum derivatives or by-products and other hydrocarbons, (iii) polychlorinated biphenyls (PCBs), asbestos and urea formaldehyde and (iv) radioactive substances, materials or waste. "Applicable Environmental Law" shall include (i) the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. ss. 9601 et seq. ("CERCLA"); (ii) the Resource Conservation and Recovery Act, 42 U.S.C. ss. 6901 et seq. ("RCRA"); (iii) the Federal Water Pollution Control Act, 33 U.S.C. ss. 1251 et seq.; (iv) the Clean Air Act, 42 U.S.C. ss. 7401 et seq.; (v) the Hazardous Material Transportation Act, 49 U.S.C. ss. 1471 et seq.; (vi) the Toxic Substances Control Act, 15 U.S.C. ss. 2601 et seq.;
(vii) any amendments to the foregoing Acts as adopted from time to time; (viii) any rule, regulation, order, injunction, judgment, declaration or decree implementing or interpreting any of the foregoing Acts, as amended; and (ix) any other federal, state or local statute, law, ordinance, rule, regulation, order or decree regulating, relating to, interpreting or imposing liability or standards of conduct concerning hazardous, toxic or dangerous substances, material, waste, chemicals or pollutants. There is no pending or, to the knowledge of Seller, threatened civil or criminal litigation, notice of violation or administrative proceeding relating in any way to any Applicable Environmental Law involving the Business, the Property or the Assets, and, to the knowledge of Seller, there is no basis for such litigation, notice or proceeding that could have a material adverse effect on the Assets.

                  2.11 Litigation Except as set forth in Schedule 2.11, there is no litigation, arbitration, governmental claim, investigation, workers compensation claim or proceeding pending or threatened against Seller at law or in equity, before any court, arbitration tribunal or governmental agency related to Seller, the Business or the Assets. No such proceeding set forth in Schedule
2.11 concerns the ownership or any other rights with respect to the Assets. Seller knows of no facts on which material claims may be hereafter made against Seller related to the Assets. Any and all claims relating to Seller or the Business arising from incidents on, before or after the Closing Date shall be the sole responsibility of Seller and are specifically not assumed by Purchaser hereunder. All claims and litigation against Seller are fully covered by insurance. Seller shall unconditionally indemnify and hold Purchaser harmless against any loss or liability including, without limitation, attorney's fees, resulting from any claims or litigation arising out of incidents which occurred prior to the Closing Date.

                  2.12 Compliance with Law. There is not outstanding or, to Seller's knowledge, threatened any order, writ, injunction or decree of any court, governmental agency or arbitration tribunal against or affecting Seller, the Business or the Assets. Seller, the Business and the Assets are in compliance with all applicable federal, state and local laws, regulations and administrative orders which are significant to the Business (including, without limitation, applicable statutes, rules, regulations, orders and restrictions relating to licensure, equal employment opportunities or environmental standards or controls), and Seller has received no notices of alleged violations thereof. No governmental authorities are presently conducting proceedings against Seller and, to Seller's knowledge, no such investigation or proceeding is pending or being threatened. Seller has all federal, state and local permits, certificates, licenses, approvals and other authorizations necessary in the conduct and operation of the Business as currently conducted. All such licenses and permits of Seller are in full force and effect, and no violations are or have been recorded in respect thereof for which a fine or penalty may be levied, and no proceeding is pending or threatened to revoke or limit any such licenses and permits. Seller has obtained all consents, approvals and authorizations of, and made all declarations, filings and registrations with any governmental or regulatory authority, as required in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

                  2.13 Taxes. All federal, state, local and foreign tax returns, information returns and other reports (the "Tax Returns") of Seller required by law to be filed have been timely filed, and Seller has paid or provided for all taxes (including taxes on properties (real and personal), income, franchises, licenses, sales and payrolls) which have become due pursuant to such Tax Returns or pursuant to any assessment, including any interest, penalty or addition thereto, whether disputed or not. There are no tax liens on any of the Assets except those with respect to taxes not yet due and payable. There are no pending tax examinations of the Tax Returns of Seller nor has Seller received a revenue agent's report asserting a tax deficiency. There are not now and will not be at the Closing Date any claims pending or asserted against the Assets for unpaid taxes by any federal, state, local or other governmental body. Seller has withheld from each payment made to employees of Seller the amount of all taxes (including, but not limited to, federal, state and local income taxes and Federal Insurance Contribution Act taxes) required to be withheld therefrom, and has set aside all other employee contributions or payments customarily set aside with respect to such wages and has paid or will pay the same to, or has deposited or will deposit such payment with, the proper tax receiving officers or other appropriate authorities. Seller is not a partner or a member of any partnership or joint venture or any other entity classified as a partnership for federal income tax purposes.

                  2.14     Employment Matters.


                           (a)      Seller is not a party to any written or oral
employment agreements with any of its employees (the "Employees"), consultants, agents or other persons performing services for the Business except as set forth on Schedule 2.14(a) attached hereto, and any such agreement is terminable by Seller at will without penalty or cost to Seller. Seller has paid or made provision for the payment of all salaries and wages of the Employees accrued through the date hereof. Purchaser does not assume and is not responsible for any obligation or liability arising out of any employment relationship of Seller or the termination thereof. Purchaser shall have no obligation to hire any of the Employees who are engaged in the Business as of the date hereof. Nothing in this Agreement shall confer upon any of the Employees any rights or remedies, including any right to employment or continued employment for any specified period or of any nature or kind whatsoever. Seller is not a party to any collective bargaining contracts or any other contracts, agreements or understandings with any labor unions or other representatives of the Employees. No collective bargaining agreement is currently being negotiated by Seller. There exists no present or, to the best of Seller's knowledge, threatened labor disturbance or pending arbitration, unfair labor practice, grievance or other proceedings or litigation of any kind with respect to the Employees, and no such labor disturbance, proceedings or litigation has existed during the past twelve
(12) months or exists which remains unresolved on the date hereof.

                           (b)      Seller has not since inception, nor does it
currently sponsor, maintain, contribute to or participate in a Multiemployer Plan or a "defined benefit plan" within the meaning of Section 3(35) of the Employee Retirement Income Security Act of 1974 ("ERISA") covering employees of Seller. None of the Employee Benefit Plans is an "employee pension benefit plan," or an "employee welfare benefit plan," within the meaning of Section 3(3) of ERISA. There are no pending or, to the best of Seller's knowledge, threatened claims, lawsuits or arbitrations against any Employee Benefit Plan or any fiduciary thereof. Each Employee Benefit Plan is, and has been, operated in compliance in all material respects with the applicable provisions of federal and state law. Seller has paid in full all insurance premiums or otherwise met all other funding obligations with regard to all Employee Benefit Plans for policy years or other applicable policy funding periods ending on or before the Closing Date. Upon termination of employment of any Employee, neither Seller nor any employee will incur any liability for any severance or termination pay, pension, profit-sharing or other post-retirement benefit, including but not limited to life, health and welfare benefits, or other similar payment. Seller does not self-insure any Employee Benefit Plan. For purposes of this representation, "Employee Benefit Plans" shall mean bonus, pension, benefit, welfare, profit-sharing, retirement, disability, insurance, incentive, deferred compensation and other similar fringe or employee benefit plans, funds, programs or arrangements, and any employment contracts or executive compensation agreements, written or oral, in each of the foregoing cases, which cover or covered, are or were maintained for the benefit of, or relate or related to, any or all current or former employees of Seller.

                  2.15 Consents and Approvals. Except for (a) the filing with the Securities and Exchange Commission (the "SEC") of a proxy statement in definitive form relating to the meeting of the Shareholders to be held in connection with this Agreement and the transactions contemplated hereby (the "Proxy Statement"), (b) the filing of applications and notices, as applicable, with the Board of Governors of the Federal Reserve System, and any necessary approval of such applications and/or notices and (c) the approval of this Agreement by the requisite vote of the Shareholders, no consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental authority or instrumentality (each, a "Governmental Entity") or with any third party are necessary in connection with the execution and delivery by Seller of this Agreement and the consummation by Seller of the transactions contemplated hereby

                  2.16 Seller Information. The information relating to Seller which is provided to Purchaser by Seller or its representatives for inclusion in the Proxy Statement and the post-effective amendment to Purchaser's shelf registration statement on Form S-4 (such shelf registration statement and any post-effective amendment thereto relating to this transaction, or any other S-4 Registration Statement used in connection with the transactions contemplated hereby, the "S-4") in which the Proxy Statement will be included as a prospectus, or in any other document filed with any other regulatory agency in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Proxy Statement (except for such portions thereof that relate only to Purchaser or any of its subsidiaries) will comply with the provisions of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations thereunder.

                  2.17 No Untrue or Inaccurate Representation or Warranty. No representation or warranty by Seller contains or will contain any untrue statement of material fact, or omits or will omit to state a material fact, necessary to make the statements therein not misleading.

                                    ARTICLE 3

                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

                  Purchaser represents and warrants to Seller as follows:

                  3.1 Organization and Standing of Purchaser. Purchaser is a corporation duly organized, validly existing and in good standing under and by virtue of the laws of the State of Mississippi.

                  3.2 Authority of Purchaser. Purchaser has all requisite power and authority to (a) execute, deliver and perform its obligations under this Agreement and the documents to be executed in connection herewith, and (b) consummate the transactions contemplated hereby. All action on the part of Purchaser necessary for the authorization, execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby has been or will be taken prior to the Closing Date. This Agreement shall constitute the legal, valid and binding obligation of Purchaser, enforceable in accordance with its terms except as enforceability may be restricted, limited or delayed by applicable bankruptcy or other laws affecting creditor's rights generally and except as enforceability is subject to general principles of equity

                  3.3 SEC Reports. Purchaser has previously made available to Seller a true and correct copy of each (a) final registration statement, prospectus, report, schedule and definitive proxy statement filed since December 31, 1999 by Purchaser with the SEC pursuant to the Securities Act of 1933 (the "Securities Act") or the Exchange Act (collectively, the "Purchaser Reports") and (b) communication mailed by Purchaser to its shareholders since December 31, 1999, and no such Purchaser Report or communication contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information as of a later date shall be deemed to modify information as of an earlier date. Purchaser has timely filed all Purchaser Reports and other documents required to be filed by it under the Securities Act and the Exchange Act, and, as of their respective dates, all Purchaser Reports complied with the published rules and regulations of the SEC with respect thereto.

                  3.4 Purchaser Information. The information relating to Purchaser and its subsidiaries to be contained in the Proxy Statement and the S-4, or in any other document filed with any other regulatory agency in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Proxy Statement (except for such portions thereof that relate only to Seller) will comply with the provisions of the Exchange Act, and the rules and regulations thereunder.

                  3.5 No Untrue or Inaccurate Representation or Warranty. No representation or warranty by Purchaser contains or will contain any untrue statement of material fact, or omits or will omit to state a material fact, necessary to make the statements therein not misleading.

                  3.6      Tax Representations.

                           (a)      Purchaser has no intention or plan to
reacquire any of the Common Stock issued to Seller or, subsequently, to the Shareholders pursuant to this Agreement. To the best knowledge of Purchaser, no person related to Purchaser (within the meaning of Treasury Regulation ss.1.368-1(e)(3)) and no person acting as an intermediary for Purchaser or such a related person has a plan or intention to acquire any of the Common Stock issued pursuant to this Agreement.

                           (b)      Purchaser has no plan or intention to sell
or otherwise dispose of any of the assets of Seller acquired in this transaction, except for dispositions made in the ordinary course of business or transfers described in Treasury Regulation ss.1.368-2(k)(1).

                           (c)      Purchaser is not a regulated investment
company, a real estate investment trust, or a corporation 50% or more of the value of whose total assets (excluding cash, cash items, receivables and U.S. government securities) are stock or securities and 80% or more of the value of whose total assets (excluding cash, cash items, receivables and U.S. government securities) are assets held for investment. For purposes of the 50% and 80% determinations under the preceding sentence, stock and securities in any subsidiary corporation shall be disregarded and the parent corporation shall be deemed to own its ratable share of the subsidiary's assets. A corporation shall be considered a subsidiary for purposes of this subparagraph if the parent owns

50% or more or the combined voting power of all classes of stock entitled to vote, or 50% or more of the total value of shares of all classes of stock outstanding.

                                    ARTICLE 4

                             COVENANTS OF PURCHASER

                  4.1 Corporate Action. Purchaser will take all necessary corporate action required of it to carry out the transactions contemplated by this Agreement and to satisfy the conditions specified herein.

                  4.2 Confidential Handling of Documents. Purchaser shall use its best efforts to keep confidential all information provided by Seller pursuant to this Agreement which is not in the public domain, and shall exercise the same care in handling such information as it would exercise with similar information of its own.

                  4.3 Conduct of Business. Except as otherwise contemplated by this Agreement or consented to in writing by Seller, Purchaser shall not:

                  (a) take any action or enter into any agreement that could reasonably be expected to jeopardize or materially delay the receipt of any Requisite Regulatory Approval (as defined in Section 7.3 hereof);

                  (b) take any action, including entering into any agreement with any other party, the effect of which would be to require Purchaser to authorize additional shares of its common stock in order to fulfill both Purchaser's obligations to Seller pursuant to this Agreement and obligations to any such other party pursuant to any such agreement; or

                  (c)      agree or commit to do any of the foregoing.

                                    ARTICLE 5

                               COVENANTS OF SELLER

                  Seller hereby covenants and agrees as follows:

                  5.1 Access and Information. Between the date hereof and the Closing Date, Seller shall give to representatives of Purchaser reasonable access during normal business hours to Seller's premises, books, accounts and records and all other relevant documents and will make available, and use its best efforts to cause the independent accountants of Seller to make available, copies of all such documents and information with respect to the business and properties of Seller related to the Assets and the Business as representatives of Purchaser may from time to time request, including, without limitation, the working papers used to prepare the Schedule of Assets, all in such manner as not unduly to disrupt the normal business activities of Seller. Such access shall include consultations with the officers of Seller. During the period from the date of this Agreement to the Closing Date, Seller shall confer on a regular and frequent basis with one or more representatives of Purchaser to report material operational matters and to report the general status of ongoing operations. Seller shall notify Purchaser of any material adverse change in the financial position, earnings or business of Seller after the date hereof and prior to the Closing and of any governmental complaints, investigations, hearings or adjudicatory proceedings (or communications indicating that the same may be contemplated) or of any other matter which may be material to

Seller and shall keep Purchaser fully informed of such events and permit its representatives to participate in all discussions relating thereto.

                  5.2 Conduct of Business. Between the date hereof and the Closing Date, except as otherwise contemplated by this Agreement or approved by Purchaser, Seller shall conduct the Business only in the ordinary course thereof consistent with past practice, in such a manner that the representations and warranties contained in Article 2 shall be true and correct at and as of the Closing Date (except for changes contemplated, permitted or required by this Agreement) and so that the conditions to be satisfied by Seller at the Closing shall have been satisfied. From the date hereof until Closing, except as otherwise consented to by Purchaser in writing, Seller shall not:

                  (a) fail to use its best efforts to (i) maintain the Assets in their present condition, (ii) comply with all laws and regulations of governmental agencies or authorities, including applicable tax laws and regulations, (iii) operate the Business in the manner necessary to maintain its reputation and (iv) keep in force all licenses, permits and approvals necessary to the operation of the Business as now conducted;

                  (b) fail to deliver to Purchaser any notices of any defaults or noncompliance, cease and desist orders, notices of review or requests for information received from lessors, mortgage holders, governmental bodies or insurers relating to Seller, the Business or its operations;

                  (c) fail to deliver to Purchaser any notice or other information regarding pending or threatened litigation with respect to Seller, the Business or its operations;

                  (d) amend its Articles of Incorporation, Bylaws or other similar governing documents;

                  (e)      make any capital expenditures other than those which
         (i) are made in the ordinary course of business or are necessary to maintain existing assets in good repair and (ii) in any event, are in an amount of no more than $1,000 in the aggregate, or except as necessary to comply with regulatory guidelines or requirements;

                  (f)      enter into any new line of business;

                  (g) acquire or agree to acquire, by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire any assets, which would be material, individually or in the aggregate, to Seller, or which could reasonably be expected to impede or delay consummation of the transactions contemplated hereby;

                  (h) change its methods of accounting in effect December 31, 2000, except as required by changes in generally accepted accounting principles or regulatory accounting principles as concurred to by Seller's independent accountants;

                  (i) except as required by applicable law, (i) adopt, amend, or terminate any employee benefit plan or any agreement, arrangement, plan or policy between Seller and one or more of its current or former directors, officers or employees or (ii) except for normal increases, in each case in the ordinary course of business consistent with past practice, or except as required by applicable law, increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any employee benefit plan or agreement as in effect as of the date hereof (including, without limitation, the granting of stock options, stock appreciation rights, restricted stock, restricted stock units or performance units or shares);

                  (j) sell, lease, encumber, assign or otherwise dispose of, or agree to sell, lease, encumber, assign or otherwise dispose of, any of its material assets, properties or other rights or agreements;

                  (k) incur any indebtedness for borrowed money or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity;

                  (l) create, renew, amend or terminate, or give notice of a proposed renewal, amendment or termination of, any material contract, agreement or lease for goods, services or office space to which Seller is a party or by which Seller or its property is bound;

                  (m) take any action or enter into any agreement that could reasonably be expected to jeopardize or materially delay the receipt of any Requisite Regulatory Approval (as defined in Section 7.3 hereof); or

                  (n)      agree or commit to do any of the foregoing.

                  5.3 Best Efforts to Secure Consents. Seller shall take the necessary action and shall use its best efforts to secure before the Closing all necessary consents and approvals required to carry out the transactions contemplated by this Agreement and to satisfy all other conditions precedent to the obligations of Purchaser and Seller.

                  5.4 Unusual Events. Seller shall deliver prompt written notice to Purchaser of any material change in the Assets or the Business from the date of this Agreement until the Closing. Until the Closing Date, Seller shall supplement or amend all relevant Schedules and Exhibits with respect to any matter thereafter arising or discovered which, if existing or known at the date of this Agreement, would have been required to be set forth or described in such Schedules and Exhibits.

                  5.5 Press Releases. Seller shall not issue any press release or other public statement relating to this Agreement or the transactions contemplated hereby except as may be required by law.

                                    ARTICLE 6

                              ADDITIONAL AGREEMENTS

                  6.1      Regulatory Matters.

                           (a)      Purchaser and Seller shall promptly prepare
and file with the SEC the Proxy Statement, and Purchaser shall promptly prepare and file with the SEC the S-4, in which the Proxy Statement will be included as a prospectus. Each of Seller and Purchaser shall use its reasonable best efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after such filing, and Seller shall thereafter mail the Proxy Statement to the Shareholders. Purchaser shall also use its reasonable best efforts to obtain all necessary state securities law or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this Agreement.

                           (b)      The parties hereto shall cooperate with each
other and use their reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, and to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement. Seller and Purchaser shall have the right to review in advance, and to the extent practicable each will consult the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to Seller or Purchaser, as the case may be, which appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement, and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated herein.

                           (c)      Seller and Purchaser shall, upon request,
furnish each other with all information concerning themselves, their directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, the S-4 or any other statement, filing, notice or application made by or on behalf of Purchaser or Seller to any Governmental Entity in connection with the transactions contemplated by this Agreement.

                           (d)      Purchaser and Seller shall promptly furnish
each other with copies of written communications received by Purchaser or Seller, as the case may be, or any of their respective Subsidiaries, Affiliates or Associates (as such terms are defined in Rule 12b-2 under the Exchange Act as in effect on the date of this Agreement) from, or delivered by any of the foregoing to, any Governmental Entity in respect of the transactions contemplated hereby.

                  6.2 Shareholder Meeting. Seller shall take all steps necessary to duly call, give notice of, convene and hold a meeting of the Shareholders to be held as soon as is reasonably practicable after the date on which the S-4 becomes effective for the purpose of voting upon the approval and adoption of this Agreement. Seller will, without recommendation due to conflicts of interest of a majority of Seller's directors, submit this Agreement and the transactions contemplated hereby to the Shareholders for their approval.

                  6.3 Legal Conditions. Each of Purchaser and Seller shall use their reasonable best efforts (a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements which may be imposed on such party with respect to the transactions contemplated hereby and, subject to the conditions set forth in Articles 7, 8 and 9 hereof, to consummate the transactions contemplated by this Agreement and (b) to obtain (and to cooperate with the other party to obtain) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party which is required to be obtained by Seller or Purchaser in connection with the transactions contemplated by this Agreement, and to comply with the terms and conditions of such consent, authorization, order or approval.

                  6.4 Stock Exchange Listing. Purchaser shall make all filings required of it to cause the shares of Common Stock issued pursuant to this Agreement to be approved for listing on the NYSE, subject to official notice of issuance, as of the Closing Date.

                  6.5 Affiliates. Seller shall provide a list to Buyer of all directors, executive officers and other persons who are "affiliates" of Seller (for purposes of Rule 145 of the Securities Act). Seller shall use its reasonable best efforts to cause each such "affiliate" of Seller to deliver to Purchaser as soon as practicable after the date of this Agreement a written agreement in the form of Exhibit 6.5. Seller agrees and acknowledges that such "affiliates" receiving Common Stock of Purchaser shall receive stock certificates containing a legend stating that such shares may only be transferred in accordance with such written agreement.

                                    ARTICLE 7

             CONDITIONS PRECEDENT TO THE OBLIGATIONS OF EACH PARTY

                  The respective obligations of each party which are to be discharged under this Agreement at the Closing are subject to the performance, at or prior to the Closing, of the following conditions:

                  7.1 Shareholder Approval. This Agreement shall have been approved and adopted by the requisite vote of the Shareholders under applicable law.

                  7.2 Listing of Shares. The shares of Common Stock which shall be issued to the Shareholders upon consummation of the transactions contemplated hereby shall have been authorized for listing on the NYSE, subject to official notice of issuance.

                  7.3 Other Approvals. All regulatory approvals required to consummate the transactions contemplated hereby shall have been obtained and shall remain in full force and effect, and all statutory waiting periods in respect thereof shall have expired (all such approvals and the expiration of all such waiting periods being referred to herein as the "Requisite Regulatory Approvals").

                  7.4 S-4. The S-4 shall have become effective under the Securities Act, no stop order suspending the effectiveness of the S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

                  7.5 No Injunctions or Restraints; Illegality. No action or proceeding shall have been instituted against, and no order, decree or judgment of any court, agency, commission or other Governmental Entity shall exist against Purchaser or Seller, which seeks to or would render it unlawful as of the Closing to effect the transactions contemplated hereby in accordance with the terms hereof, and no such action shall seek damages by reason of the transactions contemplated hereby. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits, restricts or makes illegal consummation of the transactions contemplated hereby. No substantive legal objection to the transactions contemplated by this Agreement shall have been received from or threatened by any Governmental Entity.

                                    ARTICLE 8

                CONDITIONS PRECEDENT TO THE OBLIGATIONS OF SELLER

                  All obligations of Seller which are to be discharged under this Agreement at the Closing are subject to the fulfillment at or prior to the Closing of each of the following conditions (unless expressly waived in writing by Seller at any time at or prior to the Closing):

                  8.1 Representations and Warranties True. All of the representations and warranties made by Purchaser contained in Article 3 of this Agreement shall be true as of the date of this Agreement, shall be deemed to have been made again at and as of the date of the Closing, and shall be true at and as of the date of the Closing in all material respects. On the Closing Date, Purchaser shall have delivered a certificate signed by a duly authorized officer of Purchaser certifying the foregoing.

                  8.2 Performance of Obligations of Purchaser. Purchaser shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Seller shall have received a certificate signed by a duly authorized officer of Purchaser certifying the foregoing.

                  8.3 Other Deliveries. Purchaser shall have delivered such other documents and instruments contemplated by this Agreement or the agreements entered into in connection herewith, and such other documents and instruments as Seller or its counsel may reasonably request.

                  8.4 Proceedings and Documents Satisfactory. All proceedings in connection with the sale of the Assets and all certificates and documents delivered to Seller pursuant to this Agreement shall be satisfactory in form and substance to Seller and its counsel acting reasonably and in good faith.

                  8.5 Fairness Opinion. Prior to mailing the Proxy Statement, Seller shall have received an opinion from Mercer Capital Management Services, Inc. to the effect that as of the date thereof and based upon and subject to the matters set forth therein, the Purchase Price is fair to the Shareholders from a financial point of view.

                  8.6 Sale of Real Estate and Mineral Rights. Seller shall have entered into one or more contracts to sell to third parties all of the Real Estate and Mineral Rights for a cumulative sales price that, in the judgment of Seller's Board of Directors, is reasonable, and the sale of all of the Real Estate and Mineral Rights shall have occurred prior to Closing.

                  8.7 Tax Opinion. Seller shall have received an opinion from Mitchell, Williams, Selig, Gates & Woodyard, P.L.L.C. ("Seller's Counsel") in form and substance reasonably satisfactory to Seller, dated the Closing Date, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing on the Closing Date, the Reorganization will be treated as a reorganization within the meaning of Section 368(a)(1)(C) of the Code and that Purchaser and Seller will each be a party to that reorganization. In rendering such opinion, Seller's Counsel may require and rely upon representations and covenants, including those contained in certificates of officers of Seller and others, reasonably satisfactory in form and substance to Seller's Counsel. Seller will cooperate with Seller's Counsel in executing and delivering to Seller's Counsel customary representations in connection with such opinion.

                  8.8 Dissenting Shares. Dissenters rights shall have been perfected with respect to no more than two percent (2%) of Seller's outstanding shares.

                                    ARTICLE 9

              CONDITIONS PRECEDENT TO THE OBLIGATIONS OF PURCHASER

                  All obligations of Purchaser which are to be discharged under this Agreement at the Closing are subject to the fulfillment at or prior to the Closing of each of the following conditions (unless expressly waived in writing by Purchaser at any time at or prior to the Closing):

                  9.1 Representations and Warranties True. All of the representations and warranties of Seller contained in Article 2 of this Agreement shall be true as of the date of this Agreement, shall be deemed to have been made again at and as of the Closing, and shall be true at and as of the date of the Closing. On the Closing Date, Seller shall have delivered a certificate signed by a duly authorized officer of Seller certifying the foregoing.

                  9.2 Performance of Obligations of Seller. Seller shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Purchaser shall have received a certificate signed by a duly authorized officer of Seller certifying the foregoing.

                  9.3 Completion of Due Diligence Review. Purchaser shall have completed due diligence review of the Business, the Assets and Seller by no later than December 31, 2001, and Purchaser shall be satisfied in its sole discretion with the information obtained.

                  9.4 Board of Director Approval. Purchaser's Board of Directors shall have approved this Agreement and all transactions contemplated hereby no later than January 31, 2002.

                  9.5 Bill of Sale. Purchaser shall have received a Bill of Sale in the form of Exhibit 1.1(b), executed by a duly authorized officer of Seller.

                  9.6 Other Deliveries. Seller shall have delivered such other documents and instruments contemplated by this Agreement or the agreements entered into in connection herewith, and such other documents and instruments as Purchaser or its counsel may reasonably request.

                  9.7 Proceedings and Documents Satisfactory. All proceedings in connection with the sale of the Assets and all certificates and documents delivered to Purchaser pursuant to this Agreement shall be satisfactory in form and substance to Purchaser and its counsel acting reasonably and in good faith.

                  9.8 No Adverse Change. From the date of this Agreement until the Closing, the operations of Seller shall have been conducted in the ordinary course of business, consistent with Section 5.2 of this Agreement; no event shall have occurred or have been threatened which has or would have a material adverse affect upon the Business or Seller; and Seller shall not have sustained any loss or damage to the Assets or the Business, whether or not insured.

                  9.9 Sale of Real Estate and Mineral Rights. All of the Real Estate and Mineral Rights shall have been sold prior to Closing.

                  9.10 Loan Payoff. All amounts arising under any and all notes payable from Seller to Purchaser shall have been paid in full.

                  9.11 Dissenting Shares. Dissenters rights shall have been perfected with respect to no more than two percent (2%) of Seller's outstanding shares.

                                   ARTICLE 10

                                   TERMINATION

                  10.1 Termination. This Agreement may be terminated at any time prior to the Closing Date, whether before or after approval of the matters presented in connection with the transactions contemplated hereby by the
Shareholders:

                  (a) by mutual agreement of Seller and Purchaser in a written instrument, if the Board of Directors of such party so determines by a vote of a majority of the members of its entire Board;

                  (b) by either Purchaser or Seller, upon written notice to the other party (i) 60 days after the date on which any request or application for a Requisite Regulatory Approval shall have been denied or withdrawn at the request or recommendation of the Governmental Entity which must grant such Requisite Regulatory Approval, unless within the 60-day period following such denial or withdrawal a petition for rehearing or an amended application has been filed with the applicable Governmental Entity; provided, however, that no party shall have the right to terminate this Agreement pursuant to this Section 10.1(b)(i) if such denial or request or recommendation for withdrawal shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein, or (ii) if any Governmental Entity of competent jurisdiction shall have issued a final nonappealable order enjoining or otherwise prohibiting the transactions contemplated hereby;

                  (c) by either Purchaser or Seller, if the transactions contemplated hereby shall not have been consummated on or before April 30, 2002, unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

                  (d) by either Purchaser or Seller (provided that Seller may not terminate if it is in material breach of any of its obligations under Section 6.2), if any approval of the Shareholders required for the consummation of the transactions contemplated hereby shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of such Shareholders or at any adjournment or postponement thereof;

                  (e) by either Purchaser or Seller, if any approval of Purchaser's Board of Directors required for the consummation of the transactions contemplated hereby shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of such Board of Directors or at any adjournment or postponement thereof;

                  (f) by either Purchaser or Seller (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein), if any of the representations or warranties set forth in this Agreement on the part of the other party shall be untrue or incorrect in any material respect, which is not cured within thirty (30) days following written notice to the party making such representation, or which, by its nature, cannot be cured prior to the Closing; provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 10.1(e) unless the representation or warranty, together with all other representations and warranties that are untrue or incorrect, would entitle the party receiving such representation not to consummate the transactions contemplated hereby under Section 9.1 (in the case of a representation or warranty by Seller) or Section 8.1 (in the case of a representation or warranty by Purchaser);

                  (g) by either Purchaser or Seller (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein), if there shall have been a material breach of any of the covenants or agreements set forth in this Agreement on the part of the other party, which breach shall not have been cured within thirty (30) days following receipt by the breaching party of written notice of such breach from the other party hereto, or which breach, by its nature, cannot be cured prior to the Closing;

                  (h) by Purchaser, if the Board of Directors of Seller shall have withdrawn, modified or changed in a manner adverse to Purchaser its submission of this Agreement and the transactions contemplated hereby to the Shareholders or

                  (i) by either Purchaser or Seller, if any condition to the terminating party's obligation to close, other than a condition contained in Sections 7.1, 7.3, 8.1, 8.2, 9.1, 9.2 or 9.4, is not
         satisfied or waived on or prior to the Closing Date, and if any applicable cure period has lapsed, and if the failure to satisfy the condition that is the basis for termination is not due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein.

                  10.2 Effect of Termination. In the event of termination of this Agreement by either Purchaser or Seller as provided in Section 10.1, this Agreement shall forthwith become void and have no effect except that (i) Sections 1.4 and 10.2 shall survive any termination of this Agreement, and (ii) notwithstanding anything to the contrary contained in this Agreement, no party shall be relieved or released from any liabilities or damages arising out of its breach of any provision of this Agreement.

                                   ARTICLE 11

                                 INDEMNIFICATION

                  Subject to the conditions and provisions herein set forth, Seller agrees to indemnify, defend and hold harmless Purchaser from and against:

                  (a) All litigation, liabilities or obligations of and claims against Purchaser arising out of the Business prior to the Closing Date;

                  (b) Any and all losses, damages, costs or deficiencies resulting from any and all misrepresentations or breaches of warranty or failures to perform the covenants or undertakings by Seller contained in or made pursuant to this Agreement; and

                  (c) Any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs and expenses incident to any of the foregoing.

                                   ARTICLE 12

                                  MISCELLANEOUS

                  12.1 Notices. All notices, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered in person or mailed by certified mail, postage prepaid:

         To Seller:                  First Land and Investment Company
                                     Post Office Box 111
                                     Magnolia, Arkansas 71753
                                     Attention:  Partee Tuberville

         With a copy (which          Mitchell, Williams, Selig, Gates
         shall not constitute        & Woodyard, PLLC
         notice) to:                 425 West Capitol Avenue, Suite 1800
                                     Little Rock, Arkansas 72201-3525
                                     Attention: Hermann Ivester, Esq.

         To Purchaser:               BancorpSouth, Inc.
                                     One Mississippi Plaza
                                     Tupelo, Mississippi 38804
                                     Attention: Chief Executive Officer

         With a copy (which          Waller Lansden Dortch & Davis, PLLC
         shall not constitute        511 Union Street, Suite 2100
         notice) to:                 Nashville, Tennessee 37219-1760
                                     Attention: Ralph W. Davis, Esq.

or to such other address as either Seller or Purchaser may designate by notice to the other.

                  12.2 Entire Agreement. This Agreement and the Exhibits, Schedules and documents delivered pursuant hereto constitute the entire agreement between the parties hereto relating to the subject matter of this Agreement. Subject to compliance with applicable law, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the transactions contemplated hereby by the Shareholders; provided, however, that after any approval of the transactions contemplated by this Agreement by the Shareholders, there may not be, without further approval of such Shareholders, any amendment of this Agreement which reduces the amount or changes the form of the consideration to be delivered to the Shareholders hereunder other than as contemplated by this Agreement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

                  12.3 Governing Law. The validity and construction of this Agreement shall be governed by the laws of the State of Mississippi applicable to contracts made and to be performed wholly within such State.

                  12.4 Section Headings. The Section headings are for reference only and shall not limit or control the meaning of any provision of this Agreement.

                  12.5 Waiver. No delay or omission on the part of any party hereto in exercising any right hereunder shall operate as a waiver of such right or any other right under this Agreement.

                  12.6 Exhibits. All Exhibits, Schedules and documents referred to in or attached to this Agreement are integral parts of this Agreement as if fully set forth herein, and all statements appearing therein shall be deemed to be representations.

                  12.7 Assignment. No party hereto shall assign this Agreement without first obtaining the written consent of the other party. Without waiver of the foregoing provisions, all of the rights, benefits, duties, liabilities and obligations of the parties hereto shall inure to the benefit of and be binding upon the parties and their respective successors and assigns.

                  12.8 Plain Meaning. Seller and Purchaser have each negotiated the terms hereof, reviewed this Agreement carefully, and discussed it with their legal counsel. It is the intent of the parties that each word, phrase and sentence and other part hereof shall be given its plain meaning, and that rules of interpretation or construction of contracts that would construe any ambiguity of any part hereof against the draftsman, by virtue of being the draftsman, shall not apply.

                  12.9 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall comprise one and the same instrument.

                  12.10 Severability. If any one or more of the provisions of this Agreement is determined to be illegal or unenforceable, all other provisions of this Agreement shall be given effect separately from the provision or provisions determined to be illegal or unenforceable and shall not be affected thereby.

                  IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

                                     "SELLER"
                                     FIRST LAND AND INVESTMENT COMPANY



                                     By: /s/ Partee Tuberville
                                        ----------------------------------------
                                         President



                                     "PURCHASER"
                                     BANCORPSOUTH, INC.



                                     By: /s/ Aubrey B. Patterson
                                        ----------------------------------------
                                         Chairman and Chief Executive Officer

                                  AMENDMENT TO
                      AGREEMENT AND PLAN OF REORGANIZATION

        This Amendment to the Agreement and Plan of Reorganization, by and between BancorpSouth, Inc. ("BancorpSouth") and First Land and Investment Company ("First Land"), dated as of March 29, 2002.

        WHEREAS, BancorpSouth and First Land have entered into an Agreement and Plan of Reorganization, dated as of December 26, 2001 (the "Agreement"); and

        WHEREAS, the parties desire to amend the Agreement.

        NOW, THEREFORE, for good and valuable consideration and the mutual covenants of the parties set forth herein, the parties agree as follows:

        1. The Agreement shall be amended by inserting May 30, 2002 into Section 10.1(c) to replace April 30, 2002.

        Section 10.1(c) shall now read as follows (changed text underlined):

by either Purchaser or Seller, if the transactions contemplated hereby shall not have been consummated on or before May 30, 2002, unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

        2. Amendment and Ratification. The parties agree that the Agreement is hereby amended in accordance with the foregoing provisions of this Amendment. The parties agree that the Agreement, as amended as provided herein, shall remain in full force and effect.

        3. Defined Terms. Capitalized terms used in this Amendment shall have the same meanings as in the Agreement unless otherwise defined herein.


                                       BANCORPSOUTH, INC.

                                       By: /s/ Aubrey B. Patterson
                                          --------------------------------------
                                       Title: Chairman and CEO
                                             -----------------------------------

                                       FIRST LAND AND INVESTMENT COMPANY

                                       By: /s/ Partee Tuberville
                                          --------------------------------------
                                       Title: President
                                             -----------------------------------

                                                                         ANNEX B


                       AGREEMENT FOR SALE OF REAL PROPERTY
                              (UNIMPROVED PROPERTY)


         THIS AGREEMENT is entered into by and between First Land and Investment Co., an Arkansas corporation ("Seller") and Arkansas Pulpwood Company, Inc., an Arkansas corporation ("Buyer") (Seller and Buyer collectively referred to herein as the "Parties"). It is hereby agreed:

1. Real Property. The Seller shall sell and the Buyer shall buy the unimproved real property (the "Property") located in Columbia and Lafayette Counties, Arkansas described on the attached Exhibit A.

2.       Purchase Price.

                  (a) The purchase price of the Property (the "Purchase Price") shall be the sum of Two Million Four Hundred Fifty Thousand Dollars ($2,450,000.00), payable by the Buyer to the Seller in cash at Closing.

                  (b) Buyer upon execution of this Agreement, shall deliver to Security Abstract Company, Magnolia, Arkansas ("Escrow Agent") a check in the amount of One Hundred Fifty Thousand Dollars ($150,000.00) as earnest money ("Earnest Money"), which shall be applied to the Purchase Price. If Buyer fails to fulfill Buyer's obligations under this Agreement or, after all conditions have been met, Buyer fails to close this transaction:

                           (i) Seller may, in Seller's sole discretion, seek any legal or equitable remedy available to it; or

                           (ii) The Earnest Money may, in Seller's sole discretion, be paid by the Escrow Agent to Seller in full satisfaction of Seller's damages; or

                           (iii) The Earnest Money may, in Seller's sole discretion, be paid by the Escrow Agent to Seller to be credited against the damages sustained by Seller as a result of Buyer's failure to close, in which event Seller may seek any other or additional legal or equitable remedy available to it.

3. Loan and Closing Costs. All of Buyer's closing costs, including origination fee, prepaid items, and loan discount points shall be paid by Buyer. Seller shall pay Seller's closing costs.

4. Conveyance. Except for the mineral and royalty interests, severed and unsevered, conveyance of all fee simple interests in the Property shall be made to Buyer by Special Warranty Deed substantially in the form attached as Exhibit B to this Agreement, free and clear of all liens, encumbrances and parties in possession, but subject to the exceptions contained in the owner's policy of title insurance. Conveyance of all mineral and royalty interests in the Property, severed and unsevered, shall be made to Buyer by Quitclaim Deed.

5.       Title Requirements.

         A. Within 20 days of the execution hereof, Seller shall obtain at its cost an owner's title insurance commitment evidencing good and merchantable title in the Property being vested in Seller.

         B. Upon Seller's receipt of the title insurance commitment, it shall provide the same to Buyer and it shall have 7 days within which to have the title insurance commitment examined by an attorney of Buyer's choice and to provide written notice to Seller of any objections which impair the merchantability of the title. Absent notice of objections to title within said time period, the title shall be deemed approved.

         C. Seller shall have a reasonable period of time after receipt of Buyer's objections to title to cure the same to the satisfaction of Buyer. If Seller cannot cure the objections to title within a reasonable period of time, then Buyer may elect to rescind this agreement by providing written notice thereof to Seller and receive a refund of the earnest money paid hereunder, or Buyer may elect to waive the objections to title and proceed to closing.

         D. At the Closing, Seller shall furnish at Seller's cost an owners' policy of title insurance in the amount of Two Million Four Hundred Forty Thousand Dollars ($2,440,000.00) (i.e., Purchase Price less amounts attributable to mineral and royalty interests). The title insurance policy furnished by Seller shall not apply to any mineral or royalty interests, whether severed or unsevered. If required by the lender, Buyer shall furnish, at Buyer's cost, a mortgagee's title policy in the amount of the mortgage.

6. Survey. If desired by Buyer, Buyer shall be responsible for obtaining and paying for a survey.

7. Prorations. Taxes and special assessments for prior years and those currently due on or before Closing shall be paid by Seller. Taxes and special assessments for the current year shall be prorated as of Closing. Real estate transfer tax stamps shall be paid one-half (1/2) by Seller and one-half (1/2) by Buyer.

8.       Closing Date. The Closing shall occur within no later than fourteen
         (14) days following satisfaction of all of the Conditions Precedent to Seller's obligation to close as specified in paragraph 18 below (the "Closing Date").

9. Possession. Possession shall be delivered to Buyer upon Seller's delivery of the deeds described in paragraph 4 above.

10. Risk of Loss. Risk of loss or damage to the Property by fire or other casualty occurring up to the time of Closing is assumed by the Seller. Seller's responsibility as an owner of the Property shall cease upon Closing.

11. Buyer's Representations and Warranties. Buyer hereby represents and warrants to Seller as follows:

         A. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Arkansas.

         B. Buyer has full corporate power to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of Buyer. No other proceedings on the part of Buyer are necessary to approve this Agreement and to consummate the transaction contemplated hereby. This Agreement has been duly and validly executed and delivered by Buyer and constitutes a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as enforcement may be limited by general principals of equity, whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally.

         C. Neither the execution and delivery of this Agreement by Buyer nor the consummation by Buyer of the transactions contemplated hereby will violate (i) Buyer's Articles of Incorporation,
                  (ii) Buyer's Bylaws, (iii) any statute, rule, regulation, judgment, order, decree or injunction applicable to Buyer or its properties or assets or (iv) any contractual obligation of Buyer; and will not conflict with or constitute a default or breach of any contractual obligation of Buyer;

         D. Buyer has the financial ability to consummate the transaction contemplated hereby and will, upon request, provide satisfactory evidence of such ability to Seller;

         E. Buyer has made such inspection and investigation of the Property as it has deemed necessary or desirable and it is not relying on any statements or representations, oral or written, made by Seller or anyone acting on Seller's behalf except to the extent such statements and representations are contained in this Agreement.

12. Seller's Representations and Warranties. Seller hereby represents and warrants to Buyer as follows:

         A. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Arkansas.

         B. Seller has full corporate power to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated will have been duly and validly approved by the Board of Directors of Seller at the time of closing.

         C. Neither the execution and delivery of this Agreement by Seller nor the consummation by Seller of the transactions contemplated hereby will violate (i) Seller's Articles of Incorporation, (ii) Seller's Bylaws, (iii) any statute, rule, regulation, judgment, order, decree or injunction applicable to Seller or its properties or assets, or (iv) any contractual obligation of Seller; and will not conflict with or constitute a default or breach of any contractual obligation of Seller.

13. Captions. All captions contained in this Agreement are inserted only as a matter of convenience and in no way define, limit or extend the scope or intent of this Agreement or any provisions hereof.

14. Severability. If any part of this Agreement or any other Agreement entered into pursuant hereto is contrary to, prohibited by or deemed invalid under applicable law or regulation, such provision shall be deemed inapplicable and deemed amended to the extent so contrary, prohibited or invalid and the remainder hereof shall not be invalidated thereby and shall be given full force and effect so far as possible.

15. Time is of the Essence. The Parties agree that time is of the essence of this Agreement.

16. No Broker. Buyer and Seller represent and warrant to each other that no real estate agent or broker has been employed, and each hereby agrees to indemnify the other from any and all claims for any such real estate agent's commissions or brokerage fees arising from the actions to the other party.

17. Legally Binding. THIS AGREEMENT IS A LEGALLY BINDING CONTRACT WHEN SIGNED BY BOTH BUYER AND SELLER. IF NOT UNDERSTOOD, BUYER SHOULD CONSULT AN ATTORNEY BEFORE SIGNING THIS AGREEMENT.

18. Expiration of Offer. This Agreement shall expire and be null and void if Buyer does not receive a fully executed original of this Agreement by 5 p.m. on March 18, 2002.

19. Notices. Unless otherwise provided in this Agreement, all notices, requests, demands or other communications required or permitted to be given or made hereunder shall be in writing and delivered personally or sent by prepaid, first class, certified or express mail, return receipt requested, postage prepaid, as follows (or to such other addressee or address as shall be set forth in a notice given in the same manner):

                  (a)      If to Buyer:       Mr. John Dawson, Jr.
                                              Arkansas Pulpwood Company, Inc.
                                              1725 Mt. Holly Road
                                              Camden, AR 71701

                           With copy to:      Paul E. Lindsey
                                              Attorney at Law
                                              P.O. Box K
                                              Camden, AR 71711 (mail)
                                              201 Jackson Street
                                              Camden, AR 71701 (street)

                  (b)      If to Seller:      Mr. Partee Tuberville
                                              First Land and Investment Co.
                                              Post Office Box 111
                                              100 W. North Street, Suite 25
                                              Magnolia, Arkansas 71753

         All such notices shall be deemed to have been given on the date delivered or mailed in the manner provided above.

20. Conditions Precedent. Seller's obligation to sell the Property is subject to the prior fulfillment at or prior to the Closing of each of the following conditions.

         A. Seller's shareholders shall have approved by the legally requisite vote the transaction pursuant to which Seller will
                  (i) sell the Property to Buyer, (ii) the transfer all of the securities, cash, furniture, fixtures and office equipment owned by Seller, less any amounts required to satisfy all liabilities, claims and obligations of Seller, to BancorpSouth, Inc. in exchange for common stock of BancorpSouth, Inc., and (iii) the dissolution of Seller after completion of the foregoing sale and transfer; and

         B. The transfer and exchange transaction with BancorpSouth, Inc. shall be scheduled to occur immediately after the sale of the Property to Buyer.

21. Assignment; Successor; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto (whether by operation of law or otherwise) without the prior written consent of the other party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

THIS AGREEMENT TO PURCHASE AND SELL REAL PROPERTY IS ACCEPTED BY BUYER ON MARCH 14, 2002, AT 4:45 P.M.

                                    ARKANSAS PULPWOOD COMPANY, INC.


                                    By /s/ John Dawson, Jr.
                                       --------------------------------



THIS AGREEMENT TO PURCHASE AND SELL REAL PROPERTY IS ACCEPTED BY SELLER ON MARCH 15, 2002, AT 1:30 P.M.

                                    FIRST LAND AND INVESTMENT CO.


                                    By /s/ Partee Tuberville
                                       --------------------------------
                                         Partee Tuberville, President

                                                                         ANNEX C


                    ARKANSAS BUSINESS CORPORATION ACT OF 1987
                                  SUBCHAPTER 13
                               DISSENTERS' RIGHTS


RIGHT TO DISSENT AND OBTAIN PAYMENT FOR SHARES

4-27-1301. DEFINITIONS.

In this subchapter:

         1. "Corporation" means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer;

         2. "Dissenter" means a shareholder who is entitled to dissent from corporate action under ss. 4-27-1302 and who exercises that right when and in the manner required by ss.ss. 4-27-1320 - 4-27-1328;

         3. "Fair value", with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable;

         4. "Interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances;

         5. "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation;

         6. "Beneficial shareholder" means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder;

         7. "Shareholder" means the record shareholder or the beneficial shareholder.

4-27-1302. RIGHT OF DISSENT.

A. A shareholder is entitled to dissent from and obtain payment of the fair value of his shares in the event of any of the following corporate actions:

         1. Consummation of a plan of merger to which the corporation is a party:

                  (i) If shareholder approval is required for the merger by ss. 4-27-1103 or the articles of incorporation and the shareholder is entitled to vote on the merger; or

                  (ii) If the corporation is a subsidiary that is merged with its parent under ss. 4-27-1104;

         2. Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

         3. Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one (1) year after the date of sale;

         4. An amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter's shares because it:

                  (i) Alters or abolishes a preferential right of the shares;

                  (ii) Creates, alters, or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares;

                  (iii) Alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities;

                  (iv) Excludes or limits the right of the shares to vote on any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights; or

                  (v) Reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under ss. 4-27-604; or

         5. Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

B. A shareholder entitled to dissent and obtain payment for his shares under this subchapter may not challenge the corporate action creating his entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

4-27-1303. DISSENT BY NOMINEES AND BENEFICIAL OWNERS.

A. A record shareholder may assert dissenters' rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one (1) person and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters' rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders.

B. A beneficial shareholder may assert dissenters' rights as to shares held on his behalf only if:

         1. He submits to the corporation the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights; and

         2. He does so with respect to all shares of which he is the beneficial shareholder or over which he has power to direct the vote.

PROCEDURE FOR EXERCISE OF DISSENTERS' RIGHTS

4-27-1320. NOTICE OF DISSENTERS' RIGHTS.

A. If proposed corporate action creating dissenters' rights under ss. 4-27-1302 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this chapter and be accompanied by a copy of this chapter.

B. If corporate action creating dissenters' rights under ss. 4-27-1302 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in ss. 4-27-1322.

4-27-1321. NOTICE OF INTENT TO DEMAND PAYMENT.

A. If proposed corporate action creating dissenters' rights under ss. 4-27-1302 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights:

         (1) Must deliver to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated; and

         (2)      Must not vote his shares in favor of the proposed action.

B. A shareholder who does not satisfy the requirements of subsection A. of this section is not entitled to payment for his shares under this subchapter.

4-27-1322. DISSENTERS' NOTICE.

A. If proposed corporate action creating dissenters' rights under ss. 4-27-1302 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of ss. 4-27-1321.

B. The dissenters' notice must be sent no later than ten (10) days after the corporate action was taken, and must:

         (1) State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

         (2) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

         (3) Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenter's rights certify whether or not he acquired beneficial ownership of the shares before that date;

         (4) Set a date by which the corporation must receive the payment demand, which date may not be fewer than thirty (30) nor more than sixty (60) days after the date the notice required by subsection A. of this section is delivered; and

         (5)      Be accompanied by a copy of this subchapter.

4-27-1323. DUTY TO DEMAND PAYMENT.

A. A shareholder sent a dissenters' notice described in ss. 4-27-1322 must demand payment, certify whether he acquired beneficial ownership of the shares before the date required to be set forth in the dissenters' notice pursuant to ss. 4-27-1322B.3, and deposit his certificates in accordance with the terms of the notice.

B. The shareholder who demands payment and deposits his share certificates under subsection A. of this section retains all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action.

C. A shareholder who does not demand payment or deposit his share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for his shares under this subchapter.

4-27-1324. SHARE RESTRICTIONS.

A. The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under ss. 4-27-1326.

B. The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action.

4-27-1325. PAYMENT.

A. Except as provided in ss. 4-27-1327, as soon as the proposed corporate action is taken, or upon receipt of a payment demand, the corporation shall pay each dissenter who complied with ss. 4-27-1323 the amount the corporation estimates to be the fair value of his shares, plus accrued interest.

B.       The payment must be accompanied by:

         (1) The corporation's balance sheet as of the end of a fiscal year ending not more than sixteen (16) months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;

         (2) A statement of the corporation's estimate of the fair value of the shares;

         (3)      An explanation of how the interest was calculated;

         (4) A statement of the dissenter's right to demand payment under ss. 4-27-1328; and

         (5)      A copy of this subchapter.

4-27-1326. FAILURE TO TAKE ACTION.

A. If the corporation does not take the proposed action within sixty (60) days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

B. If after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters' notice under ss. 4-27-1322 and repeat the payment demand procedure.

4-27-1327. AFTER-ACQUIRED SHARES.

A. A corporation may elect to withhold payment required by ss. 4-27-1325 from a dissenter unless he was the beneficial owner of the shares before the date set forth in the dissenters' notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.

B. To the extent the corporation elects to withhold payment under subsection A. of this section, after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of his demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter's right to demand payment under ss. 4-27-1328.

4-27-1328. PROCEDURE IF SHAREHOLDER DISSATISFIED WITH PAYMENT OR OFFER.

A. A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due, and demand payment of his estimate (less any payment under ss. 4-27-1325), or reject the corporation's offer under ss. 4-27-1327 and demand payment of the fair value of his shares and interest due, if:

         (1) The dissenter believes that the amount paid under ss. 4-27-1325 or offered under ss. 4-27-1327 is less than the fair value of his shares or that the interest due is incorrectly calculated;

         (2) The corporation fails to make payment under ss. 4-27-1325 within sixty (60) days after the date set for demanding payment; or

         (3) The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within sixty (60) days after the date set for demanding payment.

B. A dissenter waives his right to demand payment under this section unless he notifies the corporation of his demand in writing under subsection A. of this section within thirty (30) days after the corporation made or offered payment for his shares.

JUDICIAL APPRAISAL OF SHARES

4-27-1330. COURT ACTION.

A. If a demand for payment under ss. 4-27-1328 remains unsettled, the corporation shall commence a proceeding within sixty (60) days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

B. The corporation shall commence the proceeding in the circuit court of the county where the corporation's principal office (or, if none in this state, its registered office) is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

C. The corporation shall make all dissenters (whether or not residents of this state) whose demands remain unsettled parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

D. The jurisdiction of the court in which the proceeding is commenced under subsection B. of this section is plenary and exclusive. The court may appoint one (1) or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

E.       Each dissenter made a party to the proceeding is entitled to judgment:

         (1) For the amount, if any, by which the court finds the fair value of his shares, plus interest, exceeds the amount paid by the corporation; or

         (2) For the fair value, plus accrued interest, of his after-acquired shares for which the corporation elected to withhold payment under ss. 4-27-1327.

4-27-1331. COURT COSTS AND COUNSEL FEES.

A. The court in an appraisal proceeding commenced under ss. 4-27-1330 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under ss. 4-27-1328.

B. The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

         1. Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of ss.ss. 4-27-1320 - 4-27-1328; or

         2. Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

C. If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

                                                                         ANNEX D


                 [LETTERHEAD OF STEVENS FORESTRY SERVICE, INC.]


February 8, 2002

Mr. Partee Tuberville
First Land & Investment Company
P.O. Box 111
Magnolia, AR  71753

Dear Mr. Tuberville:

Please find attached my evaluation of property owned by First Land and Investment Company.

Timber volumes have been derived from using figures furnished by Jeff Neill, which we verified by spot-checking various tracts. In addition we conducted a timber cruise on this property in 1997.

Each tract has been appraised separately and is summarized as listed below.

                Tract #1                            $   14,000.00
                Tract #2                               477,000.00
                Tract #3                               189,000.00
                Tract #4                               217,000.00
                Tract #5                                33,000.00
                Tract #6                                53,000.00
                Tract #7                               329,000.00
                Tract #8                               311,000.00
                Tract #9                               131,000.00
                Tract #10                               51,000.00
                Tract #11                               40,000.00
                Tract #12                              310,000.00
                Tract #13                               84,000.00
                Tract #14                              214,000.00
                Tract #15                               11,000.00
                Tract #16                               58,000.00
                                                    -------------
                Total                               $2,522,000.00

In my opinion this is fair market value at this time. Mineral value is not included and should add $50-$100 per acre to the overall value.

If you have any questions about this appraisal, please do not hesitate to call me at your convenience.

Thank you for your confidence in Stevens Forestry Service.



                                           Respectfully,

                                           STEVENS FORESTRY SERVICE, INC.

                                           /s/ Mike Nolan

                                           Mike Nolan

                                                                         ANNEX E


                [LETTERHEAD OF KINGWOOD FORESTRY SERVICES, INC.]


February 25, 2002

First Land and Investment Company
c/o Partee Tuberville, President
P.O. Box 111
Magnolia, AR 71753

     RE:   Appraisal of First Land and Investment Company timberlands

Dear Mr. Tuberville,

Enclosed are two originals of the appraisal of First Land and Investment Company timberland in Columbia and Lafayette Counties, Arkansas. Also enclosed is an invoice for our services and an envelope for your convenience.

The Tract Valuation Summary page of this report shows the breakdown of timber and land values for each tract. The effective date of appraisal is February 20, 2002. Market value of the subjects further described in the report as of this date is as follows:

Tract #1:  $ 16,000.00      Tract #7:   $274,000.00      Tract #13:  $ 45,000.00
Tract #2:  $432,000.00      Tract #8:   $319,000.00      Tract #14:  $213,000.00
Tract #3:  $173,000.00      Tract #9:   $124,000.00      Tract #15:  $  4,000.00
Tract #4:  $213,000.00      Tract #10:  $ 52,000.00      Tract #16:  $ 41,000.00
Tract #5:  $ 26,000.00      Tract #11:  $ 34,000.00
Tract #6:  $ 28,000.00      Tract #12:  $344,000.00

Intended user of the report is First Land and Investment Company and intended use is for establishment of market value. Tract #15 and #16 values reflect 5/9th partial interest held by First Land and Investment.

Thanks for the opportunity to work with you. If you need more information, please let me know.


Respectfully submitted,

/s/ Peter W. Prutzman

Peter W. Prutzman, R.F., A.C.F.

                                                                         ANNEX F

                [LETTERHEAD OF MERCER CAPITAL MANAGEMENT, INC.]

                                 April 3, 2002


The Board of Directors
First Land and Investment Company
P.O. Box 111
Magnolia, Arkansas 71753

Ladies and Gentlemen:

The Board of Directors of First Land and Investment Company ("the Company" or "FLI") have retained Mercer Capital Management, Inc. to provide an opinion as to the fairness, from a financial point of view to the shareholders of FLI, of the proposed transaction (further described below) between the Company and BancorpSouth, Inc. ("BCS").

Our opinion does not constitute a recommendation to any shareholder as to how the shareholder should vote with respect to the proposed transaction. Our opinion does not constitute an appraisal of the Company. Our advisory services, as defined in the engagement letter between Mercer Capital and the Company, relate only to the provision of the fairness opinion and supporting documentation. The opinion is necessarily based upon economic, market, financial and other conditions as they exist, and the information made available to us, as of the date of this letter.

SUMMARY OF PROPOSED TRANSACTION

Based on our conversations with management and the Company's legal counsel and our review of the Company's recent internally-prepared financial statements as of December 31, 2001 (the most recent financial statements supplied to Mercer Capital for purposes of this engagement), it is our understanding that FLI's assets consist of:

        - 433,593 shares of BCS, a publicly-traded bank holding company with $9.4 billion in assets;

        - approximately 1,000 acres of timberland and certain mineral and royalty interests;

        -       as of December 31, 2001, $1,032 in cash; and

        -       as of December 31, 2001, $350 in prepaid income tax.

The Company reported about $90 thousand in liabilities on its balance sheet at December 31, 2001; however, the Company has a low basis in both its portfolio of securities and its timberland that lead to an unrecorded potential liability of approximately $3.5 million due to the tax impact of unrealized capital gains.

Management has entered into negotiations with BCS to structure a transaction whereby FLI's assets will be acquired by BCS in a C reorganization. The transaction will involve the purchase by BCS of substantially all of the assets of FLI in exchange for shares of BCS. These shares of BCS will then be distributed to the shareholders of FLI in a dissolution of the Company.

TRANSACTION DETAILS

Prior to the closing of the proposed transaction, the Company plans to liquidate its mineral and royalty interests and timber holdings. Management estimates the gross value of the timberland

(including the land, the timber, mineral rights, and all other interests associated therewith) to be $2.45 million. Management estimates that the transaction costs associated with liquidating the real estate portfolio will be less than $25 thousand. It is the opinion of counsel for the Company that these transaction costs will be deductible for corporate income tax purposes. Once the real estate is liquidated, FLI will hold a portfolio of assets that will consist of BCS stock, cash, and negligible items of office furniture and equipment.

On the date of closing, the value per share of the BCS stock held by FLI will be determined based on the average of the stock's high and low trading prices on the New York Stock Exchange on the previous trading day. This value per share will be multiplied by the number of shares of BCS stock held by FLI to determine the value of the Company's stock holdings. Any cash on hand will be added to this amount in order to determine the value of the Company's gross assets.

In order to determine the value of the net assets of FLI, any liabilities, including tax liabilities, will be deducted from the value of the gross assets, as will any fees related to the transaction incurred by the parties, as well as an additional $500,000, which represents an incentive payment to BCS. The value of the net assets will then be divided by the same price per share used to determine the value of the Company's stock holdings in order to determine the number of shares of BCS stock to be issued to FLI in exchange for its assets. These shares of BCS stock will then be distributed to the shareholders of FLI upon dissolution of FLI.

ASSUMPTIONS

Our analysis of the transaction and our conclusion of fairness rely on the following assumptions:

        - Mercer Capital does not render tax, legal or accounting advice. Our services relate solely to the issuance of an opinion of the fairness, from a financial point of view, of the proposed transaction. We assume, for purposes of our analysis and in reaching our conclusion of fairness, that the proposed transaction will be treated as a tax-free reorganization under ss. 368(a)(1)(C) of the Internal Revenue Code. The Board of Directors expects to receive on the closing date an opinion from Mitchell, Williams, Selig, Gates & Woodyard, P.L.L.C., the Company's tax and transaction counsel, that the proposed transaction between FLI and BCS will qualify as a valid tax-free reorganization under ss. 368(a)(1)(C) of the IRC.

        - Mercer Capital did not compile or audit the Company's financial statements, nor have we independently verified the information reviewed. We have relied upon such information as being complete and accurate in all material respects.

        - As Mercer Capital is not in the business of appraising land, timber, mineral rights, or other forms of real property, this opinion assumes that the consideration to be received in the sale of the Company's portfolio of timberland is consistent with the market value of such assets. It is our understanding that the Board of Directors has entered into a contract to sell its land, timber, mineral rights and other items of real property for $2,450,000 and we have assumed that this represents the fair-market value of the assets to be transferred.

ALTERNATIVES TO SELLING THE COMPANY

In reaching its decision to pursue the proposed transaction, the Board of Directors examined a number of alternatives. These included (in no particular order):

        - DO NOTHING. The Board of Directors considered continuing to operate the Company it has done in the past.

                An appraisal of the fair market value of a minority interest in the stock of FLI was beyond the scope of our engagement. However, there have been a number of presumably arms'-length transactions in the stock of the Company in recent years for which pricing information is available. Within the prior 18 months, the Company on three occasions purchased minority interests from individual shareholders for $25.00 per share. In April of 1999, this same price was paid to First Land and Timber Company for a block of 17,875 shares of the Company's stock. These transactions, presumably taking place between a willing and informed buyer (the Company) and willing and informed sellers, provide market evidence that the value of the Company's shares in the marketplace has remained relatively stable over time at $25.00 per share.

        - LIQUIDATE. If FLI is liquidated, two layers of taxation will be triggered. The Company will realize gains at the corporate level that will be taxed at ordinary income rates, and the shareholders will have to pay capital gains taxes on cash and/or distributed BCS shares received in liquidation. Because of the tax inefficiency of liquidation, the shareholders would receive less value than they can expect to receive under the proposed reorganization.

        - SELL THE COMPANY. Management explored the idea of selling the Company to a publicly-traded entity in exchange for shares of its common stock. Structuring a tax-free reorganization would allow the Company to avoid paying taxes on the imbedded gains in the transferred assets, and selling to a publicly-traded buyer would allow the Company's shareholders to receive a liquid asset as a result of the transaction.

In preparation of this fairness opinion, Mercer Capital considered each of the above options. In our opinion, selling the Company is the most attractive alternative in that it creates shareholder liquidity while maximizing shareholder wealth.

THE SELLING PROCESS

At the time Mercer Capital was engaged to perform this analysis, negotiations with BancorpSouth were already underway. At the request of counsel for the Company, however, Mercer Capital solicited expressions of interest from thirteen bank holding companies with operations in or around BancorpSouth's market area. To date, we have received no expressions of interest as a result of our solicitations.

In our opinion, it is unlikely that the Company will find another publicly-traded buyer for the asset portfolio. The block of BCS shares is too small to allow a potential acquirer to make a run for control of BCS, yet it is large enough that any buyer would require a strategic reason to purchase the Company.

EQUITABLE DISTRIBUTION OF PROCEEDS

One of the elements of fairness, from the point of view of the shareholders, is an examination of the proposed distribution of the proceeds from the transaction. In the proposed transaction, no managers or Directors of the Company will receive any additional consideration beyond their pro rata share of the proceeds from the transaction. The affiliates will receive lettered stock, which can be dribbled into the market under SEC Rule 144, while the non-affiliate shareholders will receive liquid shares, tradable immediately in the public market. It is our opinion, therefore, that the affiliate shareholders do not enjoy benefits from the transaction superior to those enjoyed by the other shareholders.

INVESTMENT CHARACTERISTICS

After the transaction, the former shareholders of FLI will own an asset with different investment characteristics than the FLI shares held before the transaction. FLI shareholders currently hold illiquid securities that cannot be sold in the public stock markets. To the best of management's knowledge and belief, the occasional transactions that do occur in the shares of FLI take place at a price of $25.00 per share. The anticipated value of the BCS shares to be received in the proposed transaction total about $68.00 per existing FLI share. Therefore, the shareholders can expect an increase in the fair market value of their investment holdings as a result of the transaction.

In 1996 and 1997, FLI declared a dividend of just under $8,000 to be paid pro rata to all shareholders. In 1998 and 2001, FLI did not pay a dividend. Dividends in 1999 and 2000 totaled just under $14 thousand. BCS recently paid a quarterly dividend of $0.14 per share. It is anticipated that in excess of 470 thousand shares of BCS will be distributed to the former shareholders of FLI. This implies total dividend payments to FLI shareholders in excess of $260 thousand. Therefore, the shareholders will be in a superior position following the transaction in terms of total dividend payments received.

Prior to the transaction, investors held an asset with risk characteristics determined by the risk profiles of both BCS shares and timber land. After the transaction, investors will be exposed only to the risk associated with fluctuations in the value of BCS shares. While this reduction in diversification can be considered an adverse characteristic of the consideration to be received, it is important to note that individual shareholders will be able to sell a portion of the BCS shares received in the transaction in order to meet their individual portfolio allocation goals. This ability to sell a portion of the shares and invest the proceeds in other assets, when coupled with the superior dividend and market price characteristics of the consideration received, more than offsets, in our opinion, any adverse risk characteristics caused by lack of diversification.

CONCLUSION

Our fairness opinion was originally issued as of December 26, 2001. Based on statements to us by representatives of the Company that no material adverse changes in key information have taken place since that time, we reaffirm our conclusion as of the date on this letter. It is our opinion, based on the above and the additional procedures performed by Mercer Capital in our analysis, that the transaction is fair, from a financial point of view, to the shareholders of the Company.

CONSENT

We hereby consent to the filing of this letter containing these opinions with the Securities and Exchange Commission as an exhibit to the Post-Effective Amendment To Form S-4 Registration Statement filed in connection with the transaction described herein and to the references to Mercer Capital Management, Inc. under the captions "Background of the Transaction", "Actions of the Special Committee and Board of Directors of First Land", "First Land's Reasons for the Transaction; Submission by the Board of Directors" and "Analysis of First Land's Financial Advisor" in the Supplemental Post-Effective Amendment and Prospectus/Proxy Statement enclosed therein. In giving such consent, we do not hereby admit that we are "experts" within the meaning of the Securities Act of 1933, as amended, or the rules and regulations thereunder.

                                       Sincerely yours,

                                       MERCER CAPITAL MANAGEMENT, INC.

                                       /s/ Brent McDade
                                       Associate Vice President